   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1997

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                          GLASGAL COMMUNICATIONS, INC.
             (Exact name of Registrant as specified in its charter)

          DELAWARE                        7373                       94-2914253
(State or other jurisdiction  (Primary Standard Industrial        (I.R.S. Employer
             of               Classification Code Number)      Identification Number)
      incorporation or
       organization)

                                20C COMMERCE WAY
                            TOTOWA, NEW JERSEY 07512
                                 (201) 890-4800
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                         ------------------------------

                                 ISAAC J. GAON
                            CHIEF EXECUTIVE OFFICER
                          GLASGAL COMMUNICATIONS, INC.
                                20C COMMERCE WAY
                            TOTOWA, NEW JERSEY 07512
                                 (201) 890-4800
 (Name, address, including zip code, and telephone number, including area code, of agent of service)
                         ------------------------------

                                   COPIES TO:

          ROBERT H. FRIEDMAN, ESQ.                     LAWRENCE S. WITTENBERG, ESQ.
   OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP             TESTA, HURWITZ & THIBEAULT, LLP
               505 PARK AVENUE                               HIGH STREET TOWER
          NEW YORK, NEW YORK 10022                            125 HIGH STREET
               (212) 753-7200                           BOSTON, MASSACHUSETTS 02110
                                                              (617) 248-7000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                            PROPOSED MAXIMUM    PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF SECURITIES       AMOUNT TO BE       OFFERING PRICE        AGGREGATE           AMOUNT OF
          TO BE REGISTERED               REGISTERED(1)         PER SHARE       OFFERING PRICE(2)    REGISTRATION FEE
Common Stock, $0.001 par value(1)....      4,600,000             $6.375           $29,325,000          $8,886.36

------------------------

(1) Includes 600,000 shares of Common Stock which the Underwriters have the option to purchase from the Company and certain stockholders of the Company to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on $6.375, the per share average of the high and low sales prices of the Common Stock on November 6, 1997.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED NOVEMBER 12, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                4,000,000 SHARES

                                     [LOGO]

                          GLASGAL COMMUNICATIONS, INC.

                                  COMMON STOCK
                               ------------------

    All of the 4,000,000 shares of Common Stock offered hereby are being offered by Glasgal Communications, Inc. (the "Company"). The Common Stock of the Company is quoted on the Nasdaq SmallCap Market under the symbol "GLAS" and on the Boston Stock Exchange under the symbol "GGL." On October 31, 1997, the last reported sale price of the Common Stock on the Nasdaq SmallCap Market was $6.875 per share. See "Price Range of Common Stock and Dividend Policy." Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "GLAS."
                            ------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.

                   SEE "RISK FACTORS" ON PAGES 5 THROUGH 11.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
          REPRESENTATION TO  THE  CONTRARY  IS  A  CRIMINAL  OFFENSE.

                                                                                  UNDERWRITING
                                                                PRICE TO         DISCOUNTS AND        PROCEEDS TO
                                                                 PUBLIC          COMMISSIONS(1)      COMPANY(2)(3)
Per Share................................................          $                   $                   $
Total(3).................................................          $                   $                   $

(1) The Company and certain selling stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $875,000.

(3) The Company and certain stockholders of the Company have granted to the Underwriters a 45-day option to purchase up to 600,000 additional shares of Common Stock on the same terms and conditions as set forth above solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the total Price to Public, Underwriting Discounts and Commissions and
    Proceeds to Company will be $         , $         and $         ,
    respectively, and the Proceeds to Selling Stockholders will be $         .
    See "Principal Stockholders" and "Underwriting."

                            ------------------------

    The shares of Common Stock are offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and reject any orders in whole or in part. It is expected that the certificates for the shares of Common Stock will be available for delivery at the offices of Volpe Brown Whelan & Company, LLC, One Maritime
Plaza, San Francisco, California, on or about            , 1997.

                            ------------------------

VOLPE BROWN WHELAN & COMPANY                                      TUCKER ANTHONY
                                                                 INCORPORATED

                The date of this Prospectus is            , 1997

  [This page contains a graphical depiction of the Company's solution setting forth the
                elements of the Company's implementation model]

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE
"UNDERWRITING."

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS AND CERTAIN OTHER SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ STOCK MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

Datatec-Registered Trademark- and Integrator's Workbench Product Series-Registered Trademark- are registered trademarks of the Company and Network Device Deployment, Computing Device Deployment, OfficeLink, HomeLink, RapidRefresh, RapidRollout, RapidRestaurant and PracticeCentral are trademarks of the Company. This Prospectus also includes product names, trade names and marks of companies other than the Company. All other company or product names are trademarks or registered trademarks of their respective owners.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL FINANCIAL DATA AND SHARE INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), WHICH STATEMENTS REFLECT THE COMPANY'S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND FINANCIAL PERFORMANCE AND ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS THAT COULD CAUSE ACTUAL RESULTS TO VARY MATERIALLY FROM THOSE REFLECTED IN SUCH STATEMENTS, INCLUDING THOSE DISCUSSED IN "RISK FACTORS" ON PAGES 5 THROUGH 11.

                                  THE COMPANY

    Glasgal Communications, Inc. (the "Company") provides configuration, integration and rapid deployment services for the implementation of complex computer networking and connectivity systems. By combining its standardized process methodology and its Integrator's Workbench Product Series ("Integrator's Workbench") software tools with extensive project management, integration and implementation expertise, the Company delivers high quality and cost effective technology deployment solutions. Utilizing four regional staging and configuration centers and its own field deployment force of approximately 285 people operating out of 19 offices, the Company conducts multiple simultaneous large scale implementations for organizations throughout the United States and Canada.

    In order to provide high quality, consistent, rapid and cost effective results, the Company has developed an implementation model consisting of (i) a standardized process methodology, (ii) project management expertise, (iii) Integrator's Workbench software tools, (iv) regional staging and configuration centers and (v) its own field deployment force. The Company believes its implementation model enables its direct customers to accelerate the assimilation of networking technologies into their organizations, and allows its indirect customers to accelerate the adoption of their products and services.

    The Company markets its services to Fortune 2,000 companies directly through its sales force and indirectly through systems manufacturers, systems integrators, independent software vendors and telecommunications carriers. The Company's direct customers include Bell Atlantic Network Integration, Beneficial Management Corporation, Blockbuster Entertainment Inc., Federated Department Stores, Inc., Lowe's Companies, Inc., Ross Stores, Inc., Starbucks Corporation, Toys "R" Us, Inc. and Walgreen Co. The Company's indirect customers include Diebold Inc., Electronic Data Systems Corporation, IBM Global Services, NCR Corporation and Unisys Corporation. In June 1997, the Company was selected by Cisco Systems, Inc. ("Cisco") to participate in its new Advanced Installation Services ("AIS") program. The AIS program is intended to enable faster deployment of Cisco's networking technology to Fortune 1,000 corporations.

    Since April 1996, Glasgal has completed three acquisitions which have enabled the Company to focus its business exclusively on providing implementation services. The Company's objective is to be the premier provider of configuration, integration and rapid deployment services for the implementation of complex computer networking solutions. Key elements of the Company's strategy include (i) focusing on implementation services, (ii) targeting complex networking and connectivity implementations, (iii) leveraging the Company's implementation model, (iv) leveraging existing customers, (v) establishing strategic alliances, and (vi) pursuing strategic acquisitions.

                                  THE OFFERING

Common Stock offered by the Company.............  4,000,000 shares
Common Stock to be outstanding after the          32,211,134 shares(1)
  offering......................................
Use of proceeds.................................  To repay certain indebtedness and for general corporate purposes including
                                                  potential acquisitions and working
                                                  capital.
Proposed Nasdaq National Market symbol..........  GLAS

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                            THREE MONTHS ENDED
                                                               YEAR ENDED APRIL 30,              JULY 31,
                                                          -------------------------------  --------------------
                                                            1995       1996       1997       1996       1997
                                                          ---------  ---------  ---------  ---------  ---------
                                                                                               (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net sales...............................................  $  55,876  $  59,169  $  59,481  $  15,830  $  18,600
Operating income (loss).................................      3,203     (4,248)     1,538      2,221        479
Income (loss):
  Continuing operations.................................      2,596     (5,149)       702      1,897         25
  Discontinued operations...............................     (4,989)    (8,046)    (5,662)      (503)    --
  Net income (loss).....................................     (2,393)   (13,418)    (4,960)     1,394         25
Income (loss) per share:
  Continuing operations.................................       0.14      (0.28)      0.03       0.07       0.00
  Discontinued operations...............................      (0.27)     (0.44)     (0.24)     (0.02)    --
  Net income (loss) per share...........................  $   (0.13) $   (0.73) $   (0.21) $    0.05  $    0.00
                                                          ---------  ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------  ---------
Weighted average common and
  common equivalent shares..............................     17,981     18,354     23,557     26,875     25,834

                                                                                  JULY 31, 1997 (UNAUDITED)
                                                                           ---------------------------------------
                                                                                                     PRO FORMA AS
                                                                            ACTUAL    PRO FORMA(2)    ADJUSTED(3)
                                                                           ---------  -------------  -------------
BALANCE SHEET DATA:
Cash and cash equivalents................................................  $     759   $       759     $  17,841
Working capital (deficiency).............................................     (2,943)        6,830        26,891
Total assets.............................................................     29,533        29,533        49,565
Long-term obligations....................................................      2,000         1,200        --
Total shareholders' equity...............................................      1,121        11,694        36,394

------------------------

(1) Based on the number of shares outstanding as of October 31, 1997. Excludes
    (i) approximately 6,745,071 shares of Common Stock issuable upon exercise of outstanding stock options and warrants at a weighted average exercise price of $3.98 per share, (ii) 1,606,470 additional shares of Common Stock reserved for issuance under the Company's employee and director stock option plans and (iii) approximately 230,752 shares of Common Stock issuable upon conversion of the Company's 10% convertible notes in a principal amount aggregating $1,200,000 (the "Notes"). See "Management-- Stock Option Plans" and "Description of Securities-- Convertible Notes."

(2) Pro forma to reflect the (i) receipt of $9,772,971 by the Company in October 1997 upon the exercise of outstanding redeemable warrants to purchase an aggregate of 2,743,290 shares of Common Stock at an exercise price of $3.75 per warrant, less warrant solicitation fees, and the application of the net proceeds therefrom (the "Warrant Call") and (ii) issuance of 236,516 shares of Common Stock in August 1997 upon the conversion of $800,000 aggregate principal amount of the Company's Notes (the "Note Conversion").

(3) Pro forma as adjusted to reflect the sale of the 4,000,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $6.875 per share and the initial application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY.

    RECENT CHANGE OF BUSINESS FOCUS. In October 1996, the Company acquired Datatec Industries Inc. ("Datatec Industries"), a provider of configuration, integration and deployment services. In June 1997, the Company discontinued its data communications equipment distribution business in order to focus exclusively on implementation services. The Company's current business represents a substantial change from the Company's historical line of business. Consequently, the Company's historical results of operations do not reflect combined operations relating to its current business for a significant period of time and such results may not be indicative of the Company's future results of operations. Management and other key personnel may not have the experience required to manage such a substantial change in business focus. If the Company's efforts are not successful, the Company's results of operations could be adversely affected. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    FLUCTUATION IN QUARTERLY RESULTS; EXTENDED LEAD TIMES FOR REALIZATION OF REVENUE. The Company's quarterly operating results have varied in the past, and may vary significantly in the future, depending on a number of factors such as market acceptance of new or enhanced versions of the Company's services, changes in customer mix, changes in the level of operating expenses, the gain or loss of significant customers, personnel changes and economic conditions in general and in the Company's industry in particular. Any unfavorable change in these or other factors could have a material adverse effect on the Company's operating results for a particular quarter and makes the prediction of revenue and results of operations on a quarterly basis difficult, and performance forecasts derived from such predictions unreliable.

    The Company has experienced large fluctuations in sales from quarter-to-quarter due to substantial sales to customers in the retailing industry. Typically, these customers delay improvements and enhancements during the fourth quarter of the calendar year to avoid costly interruptions during the holiday sales season. In addition, a substantial portion of the Company's operating expenses is related to personnel, facilities, inventory, equipment and marketing programs. The level of spending for such expenses cannot be adjusted quickly and is therefore fixed in the short term. The level of these expenses is based, in significant part, on the Company's expectations of future revenue on a quarterly basis. If actual revenue levels on a quarterly basis are below management's expectations, results of operations are likely to be adversely affected because only a small amount of the Company's expenses varies with its revenue in the short term.

    Due to the nature and size of implementation projects that the Company is now pursuing, there is a longer lead time between the initiation of prospective business and the consummation of a transaction, if any. As such, there are likely to be substantial fluctuations in sales volume from month-to-month and quarter-to-quarter. The fluctuations in the Company's operating results increase the Company's risk of failure, especially given its present level of working capital. As a result, if the Company experiences lower than expected sales volume for an extended period of time, it may have a material adverse effect on the business, financial condition and results of operations of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations."

    MANAGEMENT OF GROWTH. Recently, the Company has expanded its operations rapidly through several acquisitions, which has placed significant demands on the Company's administrative, operational and financial personnel and systems. Additional expansion by the Company may further strain the Company's management, financial and other resources. There can be no assurance that the Company's systems, procedures, controls and existing space will be adequate to support expansion of the Company's operations. The Company's future operating results will substantially depend on the ability of its officers and key employees to manage changing business conditions and to implement and improve its operational, financial control and reporting systems. If the Company is unable to respond to and manage changing business conditions, the quality of the Company's services, its ability to retain key personnel and its results of operations could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    RELIANCE ON SIGNIFICANT CUSTOMERS; NO ASSURANCE OF BACKLOG. During each of the past two fiscal years, sales of the Company's services to a limited number of customers have accounted for a substantial percentage of the Company's total net sales. For the years ended April 30, 1997 and 1996, the Company's 15 largest customers accounted for approximately 61.5% and 63.0% of the Company's total net sales, respectively. For the year ended April 30, 1997, Federated Department Stores, Inc. and Lowe's Companies, Inc. accounted for approximately 11.7% and 10.1%, respectively, of the Company's total net sales. This concentration of customers can cause the Company's net sales and earnings to fluctuate from quarter-to-quarter, based on the requirements of its customers and the timing of delivery of services. Although the Company believes it has good relationships with its largest customers and has in the past received a substantial portion of its net sales from repeat business with established customers, none of the Company's major customers has any obligation to purchase additional services. Therefore, there can be no assurance that any of the Company's major customers will continue to purchase new services in amounts similar to previous years. Although the particular customers are likely to change from period-to-period, the Company believes that large orders from a limited number of customers will continue to account for a substantial portion of its net sales in any fiscal period. In any period, the unexpected loss of or decline in net sales from a major customer, or the failure to generate significant revenues from other customers, could have a material adverse effect on the business, financial condition and results of operations of the Company.

    The Company's implementation services are generally provided at a fixed contract price pursuant to purchase orders or other written agreements with its customers. Although certain traditional customers of Datatec Industries continue to order services through oral agreements, the Company is in the process of changing its procedure to assure that in the future, where possible, all services will be provided under written agreements or purchase orders. There can be no assurance that the Company will not be involved in litigation with respect to any oral agreements with customers or that the outcome of any such litigation might not be unfavorable to the Company as a result of the lack of a written agreement or purchase order.

    Backlog for the Company's services as of October 1, 1997 totaled $40.6 million. Backlog consists of purchase orders, written agreements and oral agreements with customers for which a customer has scheduled the provision of services within the next 12 months. Orders included in backlog may be canceled or rescheduled by customers without penalty. A variety of conditions, both specific to the individual customer and generally affecting the customer's industry, may cause customers to cancel, reduce or delay orders that were previously made or anticipated. The Company cannot assure the timely replacement of canceled, delayed or reduced orders. Significant or numerous cancellations, reductions or delays in orders by a customer or group of customers could materially adversely affect the Company's business, financial condition and results of operations. Backlog should not be relied upon as indicative of the Company's revenues for any future period.

    DEPENDENCE ON INDIRECT CUSTOMERS AND STRATEGIC ALLIANCES. The Company markets its services in part through indirect customers and strategic alliances with systems manufacturers, systems integrators, independent software vendors and telecommunications carriers, that utilize the Company's services to provide joint solutions to customers. The Company has entered into a non-exclusive agreement with Cisco, pursuant to which the Company has agreed to provide implementation services to customers of Cisco. Cisco may terminate its agreement with the Company at any time, with or without cause. Termination of the Cisco agreement, or any similar agreement that the Company enters into in the future, may have a material adverse effect on the Company's business, financial condition and results of operations. The Company's strategy is to enter into similar agreements with other systems manufacturers, systems integrators, independent software vendors and telecommunications carriers. Because the Company utilizes and will continue to utilize indirect customers and strategic alliances as a significant distribution channel, the Company is subject to the risk that its indirect customers or strategic partners will discontinue or decrease their use of the Company's services for reasons unrelated to the quality or price of, or demand for, the Company's services, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company is subject to the risk that the demand for products and services sold by its indirect customers or strategic partners will decline, which could have a material adverse effect on the Company's business, financial condition and results of operations.

    ACQUISITIONS. A significant portion of the Company's revenue growth resulted from its recent acquisition of Datatec Industries. The Company has pursued, and will continue to pursue, opportunities through internal development and acquisitions of complementary enterprises and products. The Company has not entered into any agreements involving potential acquisitions at this time. The Company competes for acquisition and expansion opportunities with many entities that have substantially greater resources than the Company. In addition, acquisitions may involve difficulties in the retention of personnel, diversion of management's attention, unexpected legal liabilities, and tax and accounting issues. There can be no assurance that the Company will be able to successfully identify suitable acquisition candidates, complete acquisitions, integrate acquired businesses or service offerings into its operations or expand into new markets. Once integrated, acquisitions may not achieve comparable levels of revenue, profitability or productivity as the existing business of the Company or otherwise perform as expected. The occurrence of any of these events could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    WORKING CAPITAL DEFICIENCIES; HISTORY OF LOSSES. The Company has a history of limited working capital and had working capital deficiencies of $585,000, $7.7 million, $3.0 million and $2.9 million at April 30, 1995, 1996, 1997 and July 31, 1997, respectively. On March 19, 1997, the Company entered into a credit facility with a financial institution that provides for maximum borrowing of $17.0 million. The credit facility provides for a $15.0 million revolving credit facility, with allowable borrowing under the facility based on a formula of receivables and inventory. The credit facility also provides for a term loan of $2.0 million with principal and interest due monthly. The revolving credit facility bears interest at the prime rate plus 0.75% per annum and the term loan bears interest at the prime rate plus 1.5% per annum. The credit facility requires the Company to comply with certain financial and nonfinancial covenants. As of July 31, 1997, the Company was not in compliance with certain covenants and is in the process of obtaining waivers. As there can be no assurance that such waivers will be obtained, certain long-term debt has been classified as current in the accompanying financial statements as of July 31, 1997. Outstanding borrowings under the term loan and revolving loan as of July 31, 1997 were $1.9 million and $9.2 million, respectively.

    In addition, while the Company had net income of $25,000 for the three months ended July 31, 1997, the Company has incurred net losses of $2.4 million, $13.4 million and $5.0 million for the fiscal years ended April 30, 1995, 1996, and 1997, respectively. There can be no assurance that the Company will generate sufficient revenues to meet expenses or to operate profitably in the future. If the Company is unable to generate sufficient cash flow from its operations it would have to seek additional borrowings, effect debt or equity offerings or otherwise raise capital. There can be no assurance that any such financing will be available to the Company, or if available, that the terms will be acceptable to the Company. In addition, the ability to raise other capital might be restricted by financial covenants contained in the Company's currently existing borrowing agreements.

    DEPENDENCE ON KEY PERSONNEL. The Company's future success depends in large part on the continued service of its key personnel. In particular, the loss of the services of Isaac Gaon, Chief Executive Officer of the Company, or Christopher Carey, President and Chief Executive Officer of Datatec Industries, could have a material adverse effect on the operations of the Company. The Company has employment agreements with Messrs. Gaon and Carey each of which expire on October 31, 1999. Each of these employment agreements may be terminated by the Company for cause or by the employee for good reason. Mr. Glasgal, Chairman of the Board and President of the Company, has announced that he will retire from these positions concurrently with the Company's annual stockholders' meeting to be held in December 1997 (the "Annual Stockholders' Meeting"). Messrs. Gaon and Carey have been elected as Chairman of the Board and President of the Company, respectively, effective upon Mr. Glasgal's retirement. The Company's future success and growth also depends on its ability to continue to attract, motivate and retain highly qualified employees, including those with the technical, managerial, sales and marketing expertise necessary to operate the business of the Company. Competition for personnel in the configuration, integration and deployment services industry is intense, and there can be no assurance that the Company will be successful in attracting, motivating and retaining such personnel. Departures and additions of key personnel may be disruptive to the Company's business and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management-- Employment Agreements."

    COMPETITION. The Company competes with a number of other companies involved in the design, configuration, installation, integration, deployment and servicing of computer networking technologies. The market for configuration, integration and deployment services is highly fragmented, intensely competitive and rapidly changing and there can be no assurance that the Company will be able to compete successfully in the future. The Company believes that its ability to compete successfully depends upon a number of factors both within and beyond its control, including performance, price, quality and breadth of services, and industry and general economic trends. In addition to direct competition, the Company faces indirect competition from its existing and potential future customers, many of which internally design, integrate and deploy their own technologies for their particular needs, and therefore may be reluctant to use services offered by independent providers such as the Company. As a result, the Company must educate prospective customers as to the advantages of the Company's services. There can be no assurance that the Company will be able to compete effectively with its direct competitors or to adequately educate potential customers to the benefits provided by the Company's services.

    Many of the Company's current and potential competitors have longer operating histories and greater financial, technical, sales, marketing and other resources, as well as greater name recognition, larger customer bases, and greater market acceptance of their services, than the Company. As a result, they may be able to respond more quickly to technological changes or market opportunities, and to devote greater resources to the development, promotion and sale of their services than the Company. Also, in the markets in which the Company operates, there are relatively low barriers to entry and new competition may arise either from expansion by established companies or from new emerging companies. Increased competition may result in pressure for price reductions and related reductions in gross margins and market share, any of which could have a material adverse effect on the Company's ability to achieve its financial and business goals. To achieve its goal of larger market share, the Company must continue to enhance its existing services, introduce new service offerings, recruit and train additional deployment and engineering staff, and recruit and train sales and marketing professionals. There can be no assurance that the Company will be able to successfully compete against current and future competitors or that competitive pressures faced by the Company will not have a material adverse effect on its business, financial condition and results of operations.

    The Company has licensed on a non-exclusive basis, including the right to sublicense, its Integrators Workbench software tool to certain third parties. As a result of such licenses, third parties have obtained the right to use Integrator's Workbench and may use this software to compete with the Company in certain instances. See "Business--Competition."

    RELIANCE ON UNIONIZED LABOR. A substantial portion of the Company's deployment force is employed under contracts with the International Brotherhood of Electrical Workers and the International Brotherhood of Electrical Workers Local 1430 (collectively the "IBEW"). The Company's union employees are responsible for the deployment of the Company's services. The Company's current contracts with the IBEW expire on December 31, 1997. Negotiations have not commenced with respect to the new contracts and there can be no assurance as to the results of the negotiations or whether such contracts will be negotiated without any work stoppages. Any work stoppages or other labor disturbances could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Employees."

    LIMITED INTELLECTUAL PROPERTY. The Company relies on a combination of contractual rights, copyright and trade secret laws to establish and protect its software and other proprietary rights. Existing copyright and trade secret laws offer only limited protection. There can be no assurance that the steps taken by the Company to protect these proprietary rights will be adequate to deter misappropriation. Although the Company does not believe that it is infringing the intellectual property rights of others, there can be no assurance that such claims will not be asserted and, if asserted, would not have a material adverse effect on the Company's business, financial condition and results of operations. Any such litigation could be costly and divert management's attention, either of which could have a material adverse effect on the Company's business, financial condition and results of operations. Adverse determinations in such litigation could result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties or prevent the Company from selling its services, any one of which would have a material adverse effect on the Company's business, financial conditions and results of operations. See "Business--Intellectual Property."

    INFLUENCE BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS. As of September 30, 1997, the Company's directors and executive officers owned and/or had the power to vote approximately 39.7% of the Common Stock. In addition, as of September 30, 1997, Ralph Glasgal, the current Chairman of the Board and President of the Company, through his direct ownership and through a voting agreement with Direct Connect International Inc. ("DCI") had the power to vote approximately 18.7% of the Common Stock and Mr. Carey, President and Chief Executive Officer of Datatec Industries had the power to vote approximately 14.1% of the Common Stock. Accordingly, management will be able to influence (in addition to their influence as officers and/or directors) the affairs of the Company, including the election of directors and other matters requiring stockholder approval.

    VOLATILITY OF THE COMPANY'S COMMON STOCK. The market price of the Company's Common Stock has experienced significant volatility. Announcements of technological or other innovations for new commercial products or services of the Company or its competitors, developments concerning propriety rights or governmental regulations, changes in financial estimates by securities analysts, or general conditions in the economy or the market for the Company's services, some of which may be unrelated to the Company's performance and beyond the Company's control, may have a significant effect on the Company's business and on the market price of the Company's securities. Sales of a substantial number of shares by existing security holders could also have an adverse effect on the market price of the Company's securities. In particular, the Company believes that the increase in the number of outstanding shares of Common Stock as a result of the exercise of the warrants in the Warrant Call will cause increased volatility of its stock price in the short-term. The stocks of many technology companies have experienced extreme price and volume fluctuations unrelated to the operating performance of those companies.

    SHARES ELIGIBLE FOR FUTURE SALE. Upon completion of this offering, the Company will have outstanding 32,211,134 shares of Common Stock, assuming (i) no exercise of the Underwriters' over-allotment option, (ii) no exercise of 6,745,071 options and warrants outstanding as of October 31, 1997, and (iii) no conversion of the Notes. As of September 30, 1997, approximately 14,088,047 shares of Common Stock were immediately available for sale without restriction in the public market. All remaining outstanding shares (the "Restricted Shares") were issued and sold by the Company in private transactions and are eligible for public sale if registered under the Securities Act or sold in accordance with Rule 144 or Rule 144A.

    As of October 31, 1997, approximately 6,975,823 shares of Common Stock were reserved for issuance upon the exercise of outstanding options, warrants, and conversion of outstanding notes. See "Management--Stock Option Plans." and "Description of Securities--Convertible Notes." The Company has filed registration statements on Form S-8 and Form S-3 under the Securities Act to register the issuance or resale of an aggregate of approximately 4,965,576 shares of Common Stock upon the exercise or conversion of these derivative securities and to register the resale of an aggregate of approximately 1,409,918 restricted shares of Common Stock issued in connection with various acquisitions and private placements. Sales of such securities pursuant to such shelf registration statements may have an adverse effect on the market price of the Company's securities.

    The Company and its officers and directors who as of September 30, 1997 owned 9,066,084 shares of Common Stock and options exercisable within 60 days of September 30, 1997 to purchase an additional 1,681,300 shares of Common Stock, have agreed that, without the prior written consent of Volpe Brown Whelan & Company, LLC, he, she or it will not, during the period ending 90 days after the date of this Prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option to contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (ii) enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock, whether any such transaction describe in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. Volpe Brown Whelan & Company, LLC may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. Volpe Brown Whelan & Company, LLC has granted Mr. Glasgal the right to sell (i) up to 67,167 shares of Common Stock to certain employees of the Company upon the exercise of certain options previously granted to such employees by Mr. Glasgal, and (ii) up to 3,000 shares of Common Stock per week during such 90 day period commencing two weeks after the date of this Prospectus. In addition, Messrs. Carey and Glasgal have pledged 750,000 and 2,579,475 shares of Common Stock, respectively, pursuant to margin loans with brokerage firms. Volpe Brown Whelan & Company, LLC has agreed to permit these individuals to sell these shares from time to time to the extent necessary to satisfy the requirements of these loans.

    No predictions can be made as to the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities in the future. See "Shares Eligible for Future Sale."

    RIGHTS OF COMMON STOCK SUBORDINATE TO PREFERRED STOCK. The Certificate of Incorporation of the Company authorizes the issuance of a maximum of 4,000,000 shares of preferred stock, par value $0.001 per share. There are no shares of preferred shares currently issued and outstanding. However, if shares of preferred stock are issued in the future, the terms of a series of preferred stock may be set by the Company's Board of Directors without approval by the holders of the Common Stock of the Company. Such terms could include, among others, preferences as to dividends and distributions on liquidation as well as separate class voting rights. The rights of the holders of the Company's Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.

    CERTAIN ANTI-TAKEOVER CHARTER PROVISIONS.  The Company's Certificate of
Incorporation: (i) requires certain procedures to be followed and time periods to be met for any stockholder to propose matters to be considered at annual meetings of stockholders, including nominating directors for election at those meetings; (ii) prohibits stockholders from calling special meetings of stockholders; and (iii) authorizes the Board of Directors of the Company to issue up to 4,000,000 shares of preferred stock without stockholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the Board of Directors may determine. These provisions, alone or in combination with each other and with the matters described under "--Influence by Management and Principal Stockholders," may discourage transactions involving actual or potential changes of control of the Company, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of Common Stock. The Company is also subject to provisions of the Delaware General Corporation Law that may make some business combinations more difficult. See "Description of Securities--Certain Provisions of the Company's Charter and Bylaws and Delaware Law."

    NO CASH DIVIDENDS. The Company has not paid cash dividends on its Common Stock since its inception, other than certain distributions made to stockholders in amounts sufficient to reimburse the Company's stockholders for income tax liabilities arising from the Company's former status as a Subchapter "S" corporation. The Company does not intend to pay cash dividends on its Common Stock for the foreseeable future. The payment of cash dividends in the future will be at the discretion of the Company's Board of Directors and will depend upon such factors as earnings levels, capital requirements, the Company's financial condition and other factors deemed relevant by the Company's Board of Directors. In addition, the payment of cash dividends by the Company is restricted by the Company's current bank credit facility, and future borrowings may contain similar restrictions. See "Price Range of Common Stock and Dividend Policy."

    DILUTION. The purchasers of the Common Stock offered hereby will experience immediate and significant dilution of approximately $5.79 per share in the net tangible book value per share of the Common Stock as of July 31, 1997. See "Dilution."

                                  THE COMPANY

    The Company's executive offices are located at 20C Commerce Way, Totowa, New Jersey 07512. The telephone number of the Company is (201) 890-4800. The Company intends to seek stockholder approval to change its name to Datatec Systems Integration, Inc. at the Annual Stockholders' Meeting. When used in this Prospectus, the term the "Company" refers to Glasgal Communications, Inc. and its subsidiaries.

                                USE OF PROCEEDS

    The net proceeds from the sale of the 4,000,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $6.875 per share are estimated to be approximately $24.7 million ($26.0 million if the Underwriters' over-allotment option is exercised in full) after deducting underwriting discounts and commissions and estimated expenses of the offering.

    The Company anticipates using the net proceeds of this offering as follows:
(i) approximately $2.3 million of such net proceeds to repay borrowings under the Company's line of credit which bears interest at the prime rate plus 0.75% per annum and expires on March 16, 2000 (which indebtedness was incurred to repay the prior credit facility of Datatec Industries), (ii) approximately $1.8 million to repay in full borrowings under the Company's term loan which bears interest at the prime rate plus 1.5% per annum and matures on March 16, 2000,
(iii) approximately $1.2 million to repay the Company's 10% Convertible Notes due February 1999, unless converted, (iv) approximately $660,000 to repay indebtedness which bears interest at a rate of 3.65% per annum (as of July 31, 1997) and matures over the next four years, (v) approximately $1.4 million of indebtedness due to Plan C LLC, a related party, which note bears interest at a rate of 12.5% per annum (see "Certain Transactions"), (vi) approximately $950,000 to repay a mortgage on a property owned by the Company which bears interest at a rate of 8.05% per annum, and (vii) approximately $2.0 million to enhance the Company's computer infrastructure. The balance of the net proceeds will be used for general corporate purposes, including potential acquisitions, and development activities and working capital. The Company has not entered into any agreements involving potential acquisitions at this time and there can be no assurance that the Company will enter into any such agreements or consummate any such acquisitions. The allocation of the net proceeds of this offering set forth above represents the Company's best estimate based upon its present plans and certain assumptions regarding general economic and industry conditions and the Company's future revenues and expenditures. The Company reserves the right to reallocate these proceeds within the above-mentioned categories or to other purposes if management believes it is in the Company's best interests. Any additional net proceeds from the exercise of the Underwriters' over-allotment option (up to approximately $1.3 million) will be added to the Company's working capital. Pending such uses, the Company intends to invest the net proceeds in short-term, interest-bearing, investment grade securities.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    The Company's Common Stock is quoted on the Nasdaq SmallCap Market under the symbol "GLAS" and on the Boston Stock Exchange under the symbol "GGL." Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "GLAS." The following table sets forth the high and low sale prices per share of Common Stock, as reported on the Nasdaq SmallCap Market during the periods presented.

                                                                                                 HIGH        LOW
                                                                                               ---------  ---------
1996
First Quarter................................................................................  $   3.875  $   1.250
Second Quarter...............................................................................      4.500      2.500
Third Quarter................................................................................     10.875      3.750
Fourth Quarter...............................................................................     12.750      6.500

1997
First Quarter................................................................................  $  11.625  $   5.875
Second Quarter...............................................................................      8.875      4.750
Third Quarter................................................................................      6.375      4.000
Fourth Quarter...............................................................................      6.000      2.844

1998
First Quarter................................................................................  $   5.625  $   2.750
Second Quarter...............................................................................      8.438      3.875
Third Quarter (through November 6, 1997).....................................................      7.094      6.125

    All of the foregoing prices reflect interdealer quotations, without retail mark-up, mark-downs or commissions and may not necessarily represent actual transactions in the Common Stock.

    On October 31, 1997, the last reported sale price of the Common Stock on the Nasdaq SmallCap Market was $6.875. As of September 26, 1997, there were approximately 284 holders of record of the Company's Common Stock. The Company believes that at such date there were approximately 3,300 beneficial owners of the Company's Common Stock.

    The Company has not paid cash dividends on its Common Stock since its inception, other than certain distributions made to stockholders in amounts sufficient to reimburse the Company's stockholders for income tax liabilities arising from the Company's former status as a Subchapter "S" corporation. The Company does not intend to pay cash dividends on its Common Stock for the foreseeable future. The payment of cash dividends in the future will be at the discretion of the Company's Board of Directors and will depend upon such factors as earnings levels, capital requirements, the Company's financial condition and other factors deemed relevant by the Company's Board of Directors. In addition, the payment of cash dividends by the Company is restricted by the Company's current bank credit facility, and future borrowings may contain similar restrictions.

                                 CAPITALIZATION

    The following table sets forth the actual total short-term debt and total capitalization of the Company as of (i) July 31, 1997, (ii) July 31, 1997 on a pro forma basis to give effect to the Warrant Call and the Note Conversion, and
(iii) July 31, 1997 on a pro forma as adjusted basis to give effect to the sale by the Company of the 4,000,000 shares of Common Stock offered hereby at an assumed public offering price of $6.875 per share, and the initial application of the estimated net proceeds therefrom. This table should be read in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                                              JULY 31, 1997
                                                                                   ------------------------------------
                                                                                                             PRO FORMA
                                                                                     ACTUAL     PRO FORMA   AS ADJUSTED
                                                                                   ----------  -----------  -----------

                                                                                              (IN THOUSANDS)
                                                                                               (UNAUDITED)
Short-term debt..................................................................     $ 9,234      --           --
Current portion of long-term debt................................................       3,545     $ 3,006       $  977
                                                                                   ----------  -----------  -----------
Total short-term debt............................................................      12,779       3,006          977
                                                                                   ----------  -----------  -----------
                                                                                   ----------  -----------  -----------
Long-term debt less current portion..............................................       2,000       1,200       --
Shareholders' equity
  Preferred stock, $0.001 par value; 4,000,000 shares authorized, none issued and
    outstanding actual, pro forma and pro forma as adjusted......................      --          --           --
  Common stock, $0.001 par value; 34,000,000 shares authorized, 24,564,000 shares issued and outstanding actual; 27,543,000 shares issued and outstanding pro
    forma; 31,543,000 shares issued and outstanding, pro forma as adjusted(1)....          25          28           32
Additional paid-in capital.......................................................      13,425      23,995       48,691
Accumulated deficit..............................................................     (12,055)    (12,055 )    (12,055 )
Cumulative translation adjustment................................................        (274)       (274 )       (274 )
                                                                                   ----------  -----------  -----------
    Total shareholders' equity...................................................       1,121      11,694       36,394
                                                                                   ----------  -----------  -----------
    Total capitalization.........................................................     $ 3,121     $12,894      $36,394
                                                                                   ----------  -----------  -----------
                                                                                   ----------  -----------  -----------

------------------------

(1) Based on the number of shares outstanding as of July 31, 1997. Excludes (i) approximately 7,382,677 shares of Common Stock issuable upon exercise of outstanding stock options and warrants at a weighted average exercise price of $3.71 per share, (ii) 1,640,470 additional shares of Common Stock reserved for issuance under the Company's employee and director stock option plans and (iii) the issuance of approximately 222,222 shares of Common Stock issuable upon conversion of the Notes. See "Management--Stock Option Plans" and "Description of Securities--Convertible Notes."

                                    DILUTION

    At July 31, 1997, the Company had a pro forma net tangible book value of approximately $9.6 million, or $0.35 per share of Common Stock. Pro forma net tangible book value per share is equal to the Company's total tangible assets less its total liabilities, divided by the number of shares of Common Stock outstanding (taking into effect the Warrant Call and the Note Conversion). After giving effect to the sale of 4,000,000 shares offered by the Company hereby at an assumed public offering price of $6.875 per share and the application of the net proceeds therefrom, the pro forma net tangible book value of the Company at July 31, 1997 would have been approximately $34.3 million or $1.09 per share. This represents an immediate increase in such net tangible book value of $0.74 per share to existing stockholders and an immediate dilution of $5.79 per share to new investors purchasing shares at the public offering price, as illustrated in the following table:

Assumed public offering price.........................................           $ 6.875
  Pro forma net tangible book value per share as of July 31, 1997.....  $0.35
  Increase per share attributable to new investors....................   0.74
                                                                        -----
Pro forma net tangible book value per share after this offering.......             1.09
                                                                                 ------
Dilution per share to new investors...................................           $ 5.79
                                                                                 ------
                                                                                 ------

    The following table summarizes, on a pro forma basis as of July 31, 1997, the number of shares of Common Stock purchased from the Company, the total cash consideration paid and the average price per share paid by the existing stockholders and the new investors (based upon, in the case of new investors, an assumed public offering price of $6.875 per share):

                                                             SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                                         -------------------------  --------------------------   PRICE PER
                                                            NUMBER       PERCENT       AMOUNT        PERCENT       SHARE
                                                         ------------  -----------  -------------  -----------  -----------
Existing stockholders(1)...............................    24,563,686          78%  $  13,450,000          26%   $    0.55
Warrant holders and Note holders(2)....................     2,979,806           9%     10,573,000          21%   $    3.55
New investors(3).......................................     4,000,000          13%     27,500,000          53%   $   6.875
                                                         ------------         ---   -------------         ---
    Total..............................................    31,543,492         100%  $  51,523,000         100%
                                                         ------------         ---   -------------         ---
                                                         ------------         ---   -------------         ---

------------------------

(1) The consideration paid by existing stockholders is comprised of the cash paid to the Company for shares issued and the cash paid by investors to the predecessor entities for their equity contributions to the predecessors.

(2) Reflects the issuance of 2,743,290 shares of Common Stock in connection with the Warrant Call and 236,516 shares of Common Stock in connection with the Note Conversion.

(3) Reflects the sale of the 4,000,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $6.875 per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data of the Company for and at the end of each of the years in the three-year period ended April 30, 1997 after giving effect in all three periods presented for the discontinuance of a segment of the Company's business, are derived from the Company's audited consolidated financial statements. See Note 4 to the Company's Consolidated Financial Statements. The selected consolidated financial data as of and for each of the years in the two-year period ended December 31, 1993, as of and for the four months ended April 30, 1993 and 1994 and the three months ended July 31, 1996 and 1997 have been derived from unaudited consolidated financial statements of the Company which, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such information as of and for such period. The results of operations for the three months ended July 31, 1996 and 1997 are not necessarily indicative of the results of operations to be expected for the entire year or any subsequent period. On May 2, 1994, the Company changed its fiscal year end from December 31 to April 30.

    The data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the Notes thereto appearing elsewhere this Prospectus.

                                                                                                                           THREE
                                                                                                                          MONTHS
                                                 YEAR ENDED           FOUR MONTHS                                          ENDED
                                                DECEMBER 31,        ENDED APRIL 30,          YEAR ENDED APRIL 30,        JULY 31,
                                            --------------------  --------------------  -------------------------------  ---------
                                              1992       1993       1993       1994       1995       1996       1997       1996
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                (UNAUDITED)           (UNAUDITED)                                        (UNAUDITED)
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales.................................  $  42,905  $  50,629  $  13,795  $  16,332  $  55,876  $  59,169  $  59,481  $  15,830
Cost of sales.............................     24,405     27,454      8,237      9,029     32,616     34,217     37,159      9,060
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit..............................     18,500     23,175      5,558      7,303     23,260     24,952     22,322      6,770
Selling, general and administrative
  expenses................................     15,566      9,931      3,259      6,112     20,057     29,200     20,784      4,549
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income (loss)...................      2,934     13,244      2,299      1,191      3,203     (4,248)     1,538      2,221
Other income..............................     --         --         --         --         --         --            430     --
Interest expense..........................       (403)       (14)      (166)       (45)      (495)      (938)    (1,155)      (280)
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before provision (benefit)
  for income taxes........................      2,531     13,230      2,133      1,146      2,708     (5,186)       813      1,941
Provision (benefit) for income taxes......        130        914         93         65        112        (37)       111         44
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) from continuing
  operations..............................      2,401     12,316      2,040      1,081      2,596     (5,149)       702      1,897
Discontinued operations:
  Loss from operations....................     (1,460)    (6,491)    (1,700)    (2,600)    (4,989)    (5,762)    (4,709)      (503)
  Provision for future losses.............     --         --         --         --         --         (2,284)      (953)    --
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before extraordinary item...        941      5,825        340     (1,519)    (2,393)   (13,195)    (4,960)     1,394
Extraordinary item (1)....................     --         --         --         --         --           (223)    --         --
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss).........................  $     941  $   5,825  $     340  $  (1,519) $  (2,393) $ (13,418) $  (4,960) $   1,394
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) per share:
  Income (loss) from continuing
    operations............................                                              $    0.14  $   (0.28) $    0.03  $    0.07
  Discontinued operations.................                                                  (0.27)     (0.44)     (0.24)     (0.02)
  Extraordinary item......................                                                 --          (0.01)    --         --
                                                                                        ---------  ---------  ---------  ---------
Net income (loss) per share...............                                              $   (0.13) $   (0.73) $   (0.21) $    0.05
                                                                                        ---------  ---------  ---------  ---------
                                                                                        ---------  ---------  ---------  ---------
Weighted average common and common
  equivalent shares.......................                                                 17,981     18,354     23,557     26,875
                                                                                        ---------  ---------  ---------  ---------
                                                                                        ---------  ---------  ---------  ---------


                                              1997
                                            ---------

STATEMENT OF OPERATIONS DATA:
Net sales.................................  $  18,600
Cost of sales.............................     11,277
                                            ---------
Gross profit..............................      7,323
Selling, general and administrative
  expenses................................      6,844
                                            ---------
Operating income (loss)...................        479
Other income..............................     --
Interest expense..........................       (454)
                                            ---------
Income (loss) before provision (benefit)
  for income taxes........................         25
Provision (benefit) for income taxes......     --
                                            ---------
Income (loss) from continuing
  operations..............................         25
Discontinued operations:
  Loss from operations....................     --
  Provision for future losses.............     --
                                            ---------
Income (loss) before extraordinary item...         25
Extraordinary item (1)....................     --
                                            ---------
Net income (loss).........................  $      25
                                            ---------
                                            ---------
Income (loss) per share:
  Income (loss) from continuing
    operations............................  $    0.00
  Discontinued operations.................     --
  Extraordinary item......................     --
                                            ---------
Net income (loss) per share...............  $    0.00
                                            ---------
                                            ---------
Weighted average common and common
  equivalent shares.......................     25,834
                                            ---------
                                            ---------

                                                     DECEMBER 31,                            APRIL 30,
                                                 --------------------  -----------------------------------------------------
                                                   1992       1993       1993       1994       1995       1996       1997
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     (UNAUDITED)           (UNAUDITED)
                                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents......................  $     148  $     221  $     128  $     597  $     265  $   2,219  $   1,135
Working capital (deficiency)...................        181      5,447      1,442     (3,584)      (585)    (7,664)    (2,957)
Total assets...................................     13,510     13,877     13,103     17,665     22,334     23,494     27,804
Long-term obligations..........................      1,242      1,057      2,170      2,509      3,642      2,338      5,001
Total shareholders' equity (deficit)...........      1,511      6,893      1,761      4,768      1,967     (3,706)    (2,000)


                                                  JULY 31,
                                                    1997
                                                 -----------
                                                 (UNAUDITED)

BALANCE SHEET DATA:
Cash and cash equivalents......................   $     759
Working capital (deficiency)...................      (2,943)
Total assets...................................      29,533
Long-term obligations..........................       2,000
Total shareholders' equity (deficit)...........       1,121

------------------------------

(1) Write off of unamortized deferred financing fees as a result of the early extinguishment of debt.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT. SUCH STATEMENTS REFLECT THE COMPANY'S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND FINANCIAL PERFORMANCE AND ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS, INCLUDING THOSE DISCUSSED IN "RISK FACTORS." SHOULD ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS.

OVERVIEW

    The Company provides configuration, integration and rapid deployment services for the implementation of complex computer networking and connectivity systems. By combining its standardized process methodology and its Integrator's Workbench software tools with extensive project management, integration and implementation expertise, the Company delivers high quality and cost effective technology deployment solutions. Utilizing four regional staging and configuration centers and its own field deployment force of approximately 285 people operating out of 19 offices, the Company conducts multiple simultaneous large scale implementations for organizations throughout the United States and Canada. The Company believes its consistent, rapid implementation model enables its direct customers to accelerate the assimilation of networking technologies into their organizations and allows its indirect customers to accelerate the adoption of their products and services.

    The Company was established in 1975 as a regional distributor of data communications equipment. Through fiscal 1991 the Company expanded geographically by opening 14 new offices within the United States. Beginning in fiscal 1991 the Company began redirecting its efforts to become a systems integrator providing complete computer networking systems and integration services. In October 1994, the Company acquired Signatel Ltd. ("Signatel"), a Canadian systems integrator, which expanded the Company's geographic scope to include four offices in Canada.

    Over the course of fiscal 1995 and early fiscal 1996, the Company continued to encounter and was greatly impacted by the trend of declining profitability in data communications equipment sales. As a result, the Company decided to accelerate the process of transitioning from the business of distributing data communications equipment to its current business of providing implementation services. In April 1996, the Company acquired Computer-Aided Software Integration, Inc. ("CASI"), which has developed the Integrator's Workbench software tools to aid in the automation of network configurations and deployments. In July 1996, the Company acquired HH Communications, Inc. ("HH") a systems integrator with an expertise in routing technologies. In October 1996, the Company acquired Datatec Industries, a systems integrator with a focus on deployment and implementation services.

    Since the acquisition of Datatec Industries in October 1996, the Company has transitioned its business to providing implementation services. In June 1997, the Company discontinued its data communications equipment distribution business. The Company is currently winding down this business which is expected to be completed by the end of fiscal 1998. The Company is no longer a distributor of data communications equipment and will only honor its existing customer commitments.

    The Company's current business represents a substantial change from the Company's historical line of business. Consequently, the Company's historical results of operations do not reflect combined operations relating to its current business for a significant period of time and such results may not be indicative of the Company's future results of operations.

    The Company's implementation services are generally provided at a fixed contract price pursuant to purchase orders or other written agreements with its customers. Although certain traditional customers of Datatec Industries continue to order services through oral agreements, the Company is in the process of changing its procedure to assure that in the future, where possible, all services will be provided under written agreements or purchase orders.

    The Company generally invoices its customers for its services after deployment is completed at each customer site, and recognizes revenue relating to such site at the time invoices are issued. The Company defers certain pre-deployment costs such as engineering, planning and project management costs and amortizes such costs as it recognizes revenue from such projects. The Company's cost of services consists of three main categories: labor, materials and project expenses. Labor consists of salaries and benefits for the Company's field deployment force as well as staging and configuration personnel. The materials category includes all materials used in the installation process such as connectors, wall plates, conduit, and data and electrical cable. Project expenses include travel and living expenses for the deployment teams, equipment rentals and other costs that are not labor related or materials. The Company is presently upgrading its systems and procedures which will enable the Company to use percentage of completion accounting for significant contracts in excess of one year.

    As of April 30, 1997, the Company had net operating loss carryforwards for federal tax purposes of approximately $10.2 million. United States tax rules limit the amount of net operating loss that companies may utilize in any one year in the event of cumulative changes in ownership over a three year period in excess of 50%. The Company has completed several financings since the effective date of these rules and does not believe that its ability to utilize its net operating loss carryforwards is limited as of April 30, 1997, although ownership changes in future periods may pose limitations on the Company's use of net operating loss carryforwards. These carryforwards are subject to review and possible adjustment by the Internal Revenue Service.

    The following discussion and analysis should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere herein. The Signatel, HH and Datatec Industries acquisitions have been accounted for as poolings of interests and the financial information for all periods represent the combined results of all companies. The acquisition of CASI was accounted for as a purchase and the operations of CASI have been included from the date of acquisition. In addition, the Company decided to discontinue its business of distributing data communications equipment in June 1997. As a result of the Company's discontinuance of this business, all financial information has been restated to reflect such operations as discontinued in all periods presented.

RESULTS OF OPERATIONS

    COMPARISON OF THREE MONTH PERIODS ENDED JULY 31, 1997 AND 1996

    NET SALES. Net sales for the three months ended July 31, 1997 were $18.6 million compared to $15.8 million for the three months ended July 31, 1996, representing an increase of 17.5%. Included in net sales for the three months ended July 31, 1997 was software license revenue of $1.1 million. While the Company does not typically market its software, the Company may license such software in the future as strategic or other business opportunities arise. A significant portion of the remaining 10.6% increase in net sales was attributable to an increase in sales to indirect customers.

    GROSS PROFIT. Gross profit for the three months ended July 31, 1997 was $7.3 million compared to $6.8 million for the three months ended July 31, 1996. Gross profit as a percentage of net sales was 39.4% for the three months ended July 31, 1997 compared to 42.8% for the three months ended July 31, 1996. The decrease in gross profit margin was attributable to the timing difference created by the Company's transition over the past 12 months into more complex implementation projects. These complex projects require the Company to incur a significant amount of expenses associated with the initial stages of an implementation project, of which only a portion of these expenses are deferred and amortized in conjunction with the associated revenue. The negative impact on gross profit margin was partially offset by the recognition of licensing revenues which have higher profit margins.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the three months ended July 31, 1997 were $6.8 million compared to $4.5 million for the three months ended July 31, 1996, representing 36.8% and 28.7% of net sales, respectively. This increase was partly attributable to the fact that when the Company discontinued distributing data communications equipment, it retained those individuals who were qualified to transition into the complex services business.

    INTEREST EXPENSE. Interest expense for the three months ended July 31, 1997 was $454,000 compared to $280,000 for the three months ended July 31, 1996, representing an increase of 62.1%. This increase was attributable to an increase in average borrowings due to higher sales volume and average receivables over the three month period, amortization of deferred financing fees associated with the Company's credit facility that was entered into in March 1997 and an increase in long-term debt.

    COMPARISON OF FISCAL YEARS ENDED APRIL 30, 1997 AND 1996

    NET SALES. Net sales for the year ended April 30, 1997 were $59.5 million compared to $59.2 million for the year ended April 30, 1996, representing an increase of approximately 0.5%. During the year, the Company acquired two businesses, and discontinued its data communications equipment business at year end. These changes had a negative impact on sales during the period.

    GROSS PROFIT. Gross profit for the year ended April 30, 1997 was $22.3 million compared to $25.0 million for the year ended April 30, 1996. Gross profit as a percentage of net sales was 37.5% for the year ended April 30, 1997 compared to 42.2% for the year ended April 30, 1996. The decrease in gross profit margin was primarily attributable to a lack of working capital. During the year, the Company experienced delays in receiving materials, incurred additional costs in delivering materials on a rush basis and was less efficient in delivering its services to customers as a result of delays caused by a lack of working capital.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the year ended April 30, 1997 were $20.8 million compared to $29.2 million for the year ended April 30, 1996, representing 34.9% and 49.4% of net sales, respectively. Included in the year ended April 30, 1996 was a restructuring charge of $6.8 million recorded by Datatec Industries. In April 1995, Datatec Industries began an expansion plan which included the addition of a marketing group, additional salespeople, equipment and several new facilities including a new headquarters. In April 1996, Datatec Industries realized the expansion plan was overaggressive and began taking corrective actions. Datatec Industries relocated its headquarters facility to smaller, less expensive offices, and sold certain furniture and fixtures associated with the old headquarters facility.

    INTEREST EXPENSE. Interest expense for the year ended April 30, 1997 was $1.2 million compared to $938,000 for the year ended April 30, 1996, representing an increase of 23.1%. This increase was attributed to a write off and amortization of defined financing fees associated with the Company's credit facility that was replaced on March 17, 1997, as well as a 0.25% increase in interest rates.

    INCOME TAXES. Income taxes for the year ended April 30, 1997 were $111,000 compared to a benefit of $37,000 for the year ended April 30, 1996. The income taxes of $111,000 represent taxes on income of HH prior to its acquisition by the Company on July 31, 1996. The benefit of $37,000 represents a foreign tax benefit recorded by Signatel.

    COMPARISON OF FISCAL YEARS ENDED APRIL 30, 1996 AND 1995

    NET SALES. Net sales for the year ended April 30, 1996 were $59.2 million compared to $55.9 million for the year ended April 30, 1995, representing an increase of 5.9%.

    GROSS PROFIT. Gross profit for the year ended April 30, 1996 was $25.0 million compared to $23.3 million for the year ended April 30, 1995. Gross profit as a percentage of net sales was 42.2% for 1996 and 41.6% for 1995.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the year ended April 30, 1996 were $29.2 million compared to $20.1 million for the year ended April 30, 1995, representing of 49.4% and 35.9% of net sales, respectively. The Company began an expansion program in late 1995 and incurred a substantial portion of the additional costs of such expansion during fiscal 1996. During April 1996, the Company realized the expansion plan was overaggressive and took action to restructure its business. Included in the year ended April 30, 1996 are $6.8 million of restructuring charges. These restructuring charges included projected cash outflows for personnel severance and facilities consolidation as well as write downs of certain of the Company's long-lived assets.

    INTEREST EXPENSE. Interest expense for the year ended April 30, 1996 was $938,000 compared to $495,000 for the year ended April 30, 1995, representing an increase of 89.5%. This increase was due to a significant increase in the average borrowing outstanding to fund increases in receivables and inventory.

    INCOME TAXES. The Company reported an income tax benefit of $37,000 for the year ended April 30, 1996 compared to an income tax provision of $112,000, for the year ended April 30, 1995. The benefit resulted from a benefit reported by the Company's subsidiary, Signatel. The income tax provision represents a state income tax provision for Datatec Industries. During the year ended April 30, 1995, Datatec Industries was taxed as a Subchapter "S" corporation and provided for state income taxes in those states that did not recognize Subchapter "S" status.

QUARTERLY RESULTS OF OPERATIONS

    The following tables set forth certain unaudited quarterly results of operations for each of the eight quarters ended July 31, 1997, together with such data as percentages of net sales. In the opinion of management, this quarterly information has been prepared on a basis consistent with the fiscal year financial statements presented elsewhere in this Prospectus and includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information for the periods presented when read in conjunction with the Consolidated Financial Statements and the Notes thereto. The operating results for any quarter are not necessarily indicative of results for the full fiscal year or any future quarter.

                                                                              QUARTER ENDED
                                              -----------------------------------------------------------------------------
                                              OCT. 31,   JAN. 31,   APRIL 30,  JULY 31,   OCT. 31,   JAN. 31,    APRIL 30,
                                                1995       1996       1996       1996       1996       1997        1997
                                              ---------  ---------  ---------  ---------  ---------  ---------  -----------
                                                                             (IN THOUSANDS)
Net sales...................................  $  16,572  $  13,663  $  13,003  $  15,830  $  16,359  $  12,973   $  14,319
Cost of sales...............................      9,389      8,706      7,096      9,060     10,139      8,329       9,631
                                              ---------  ---------  ---------  ---------  ---------  ---------  -----------
Gross profit................................      7,183      4,957      5,907      6,770      6,220      4,644       4,688
Selling, general and administrative
  expenses..................................      5,543      5,671     12,815      4,549      4,670      4,613       6,952
                                              ---------  ---------  ---------  ---------  ---------  ---------  -----------
Operating income (loss).....................      1,640       (714)    (6,908)     2,221      1,550         31      (2,264)
Other income................................     --         --         --         --         --         --             430
Interest expense............................       (300)      (318)       (65)      (280)      (314)      (208)       (353)
                                              ---------  ---------  ---------  ---------  ---------  ---------  -----------
Income (loss) before provision (benefit) for
  income taxes..............................      1,340     (1,032)    (6,973)     1,941      1,236       (177)     (2,187)
Provision (benefit) for income taxes........         57         47       (187)        44         81        (14)     --
                                              ---------  ---------  ---------  ---------  ---------  ---------  -----------
Income (loss) from continuing operations....      1,283     (1,079)    (6,786)     1,897      1,155       (163)     (2,187)
Discontinued operations.....................       (838)    (1,217)    (5,463)      (503)    (1,124)    (2,106)     (1,929)
Extraordinary item..........................       (223)    --         --         --         --         --          --
                                              ---------  ---------  ---------  ---------  ---------  ---------  -----------
Net income (loss)...........................  $     222  $  (2,296) $ (12,249) $   1,394  $      31  $  (2,269)  $  (4,116)
                                              ---------  ---------  ---------  ---------  ---------  ---------  -----------
                                              ---------  ---------  ---------  ---------  ---------  ---------  -----------


                                              JULY 31,
                                                1997
                                              ---------

Net sales...................................  $  18,600
Cost of sales...............................     11,277
                                              ---------
Gross profit................................      7,323
Selling, general and administrative
  expenses..................................      6,844
                                              ---------
Operating income (loss).....................        479
Other income................................     --
Interest expense............................       (454)
                                              ---------
Income (loss) before provision (benefit) for
  income taxes..............................         25
Provision (benefit) for income taxes........     --
                                              ---------
Income (loss) from continuing operations....         25
Discontinued operations.....................     --
Extraordinary item..........................     --
                                              ---------
Net income (loss)...........................  $      25
                                              ---------
                                              ---------

                                                                  AS A PERCENTAGE OF NET SALES
                                     ---------------------------------------------------------------------------------------
                                                                          QUARTER ENDED
                                     ---------------------------------------------------------------------------------------
                                     OCT. 31,   JAN. 31,   APRIL 30,   JULY 31,   OCT. 31,   JAN. 31,   APRIL 30,   JULY 31,
                                       1995       1996       1996        1996       1996       1997       1997        1997
                                     --------   --------   ---------   --------   --------   --------   ---------   --------
Net sales..........................     100.0%     100.0%      100.0%     100.0%     100.0%     100.0%     100.0%      100.0%
Cost of sales......................      56.7       63.7        54.6       57.2       62.0       64.2       67.3        60.6
                                     --------   --------   ---------   --------   --------   --------   ---------   --------
Gross profit.......................      43.3       36.3        45.4       42.8       38.0       35.8       32.7        39.4
Selling, general and administrative
  expenses.........................      33.4       41.5        98.5       28.7       28.5       35.6       48.6        36.8
                                     --------   --------   ---------   --------   --------   --------   ---------   --------
Operating income (loss)............       9.9       (5.2)      (53.1)      14.1        9.5        0.2      (15.9)        2.6
Other income.......................     --         --         --          --         --         --           3.0       --
Interest expense...................      (1.8)      (2.3)       (0.5)      (1.8)      (1.9)      (1.6)      (2.4)       (2.5)
                                     --------   --------   ---------   --------   --------   --------   ---------   --------
Income (loss) before provision
  (benefit) for income taxes.......       8.1       (7.5)      (53.6)      12.3        7.6       (1.4)     (15.3)        0.1
Provision (benefit) for income
  taxes............................       0.4        0.4        (1.4)       0.3        0.5       (0.1)     --          --
                                     --------   --------   ---------   --------   --------   --------   ---------   --------
Income (loss) from continuing
  operations.......................       7.7       (7.9)      (52.2)      12.0        7.1       (1.3)     (15.3)        0.1
Discontinued operations............      (5.1)      (8.9)      (42.0)      (3.2)      (6.9)     (16.2)     (13.5)      --
Extraordinary item.................      (1.3)     --         --          --         --         --         --          --
                                     --------   --------   ---------   --------   --------   --------   ---------   --------
Net income (loss)..................       1.3%     (16.8)%     (94.2)%      8.8%       0.2%     (17.5)%    (28.8)%       0.1%
                                     --------   --------   ---------   --------   --------   --------   ---------   --------
                                     --------   --------   ---------   --------   --------   --------   ---------   --------

    The Company's quarterly operating results have varied in the past, and may vary significantly in the future, depending on a number of factors such as market acceptance of new or enhanced versions of the Company's services, changes in customer mix, changes in the level of operating expenses, the gain or loss of significant customers, personnel changes and economic conditions in general and in the Company's industry in particular. Any unfavorable change in these or other factors could have a material adverse effect on the Company's operating results for a particular quarter and makes the prediction of revenue and results of operations on a quarterly basis difficult, and performance forecasts derived from such predictions unreliable.

    The Company has experienced large fluctuations in sales from quarter-to-quarter due to substantial sales to customers in the retailing industry. Typically, these customers delay improvements and enhancements during the fourth quarter of the calendar year to avoid costly interruptions during the holiday sales season. In addition, a substantial portion of the Company's operating expenses is related to personnel, facilities, inventory, equipment and marketing programs. The level of spending for such expenses cannot be adjusted quickly and is therefore fixed in the short term. The level of these expenses is based, in significant part, on the Company's expectations of future revenue on a quarterly basis. If actual revenue levels on a quarterly basis are below management's expectations, results of operations are likely to be adversely affected because only a small amount of the Company's expenses varies with its revenue in the short term.

    Due to the nature and size of implementation projects that the Company is now pursuing, there is a longer lead time between the initiation of prospective business and the consummation of a transaction, if any. As such, there are likely to be substantial fluctuations in sales volume from month-to-month and quarter-to-quarter. The fluctuations in the Company's operating results increase the Company's risk of failure, especially given its present level of working capital. As a result, if the Company experiences lower than expected sales volume for an extended period of time, it may have a material adverse effect on the business, financial condition and results of operations of the Company.

LIQUIDITY AND CAPITAL RESOURCES

    As of July 31, 1997, the Company had a working capital deficiency of $2.9 million compared to a working capital deficiency of $3.0 million at April 30, 1997. The improvement in working capital is attributable to the net proceeds from private placement equity offerings that were used to reduce short-term borrowings.

    Historically, the Company has funded its operations through cash flow from operations and issuances of equity securities. The Company's operating activities used cash of $1.2 million, $5.7 million and $11.2 million in the fiscal years ended April 30, 1995, 1996 and 1997, respectively, and $370,000 for the three months ended July 31, 1997.

    In September 1996, October 1996 and November 1996, the Company issued an aggregate of 350,000 shares of convertible preferred stock for net proceeds of approximately $6.6 million. The proceeds were used to reduce outstanding debt and accounts payable attributable to the Company's acquisition of Datatec Industries. This preferred stock was subsequently converted into approximately 2,500,000 shares of Common Stock.

    In February 1997, the Company issued Notes in an aggregate principal amount of $2.0 million, which mature in February 1999. These notes bear interest at 10.0% per annum payable at conversion or maturity. The Notes are convertible at the option of the holders at any time prior to maturity into Common Stock. The number of shares of Common Stock into which the Notes are convertible is determined in accordance with a conversion formula. The number of shares issuable to the holders upon conversion shall equal the aggregate principal amount of the Notes plus accrued and unpaid interest, divided by 80.0% of the market price of the Common Stock at the time of conversion. In connection with these Notes, the Company issued warrants to purchase 700,000 shares of Common Stock at $5.25 per share, the fair market value on the date of issuance of the Notes. In August 1997, the noteholders converted $800,000 aggregate principal amount of such Notes, plus accrued and unpaid interest into 236,516 shares of Common Stock.

    On March 19, 1997, the Company entered into a credit facility with a financial institution that provides for maximum borrowing of $17.0 million. The credit facility provides for a $15.0 million revolving credit facility, with allowable borrowing under the facility based on a formula of receivables and inventory. The credit facility also provides for a term loan of $2.0 million with principal and interest due monthly. The revolving credit facility bears interest at the prime rate plus 0.75% per annum and the term loan bears interest at the prime rate plus 1.5% per annum. The credit facility requires the Company to comply with certain financial and nonfinancial covenants. As of July 31, 1997, the Company was not in compliance with certain covenants and is in the process of obtaining waivers. As there can be no assurance that such waivers will be obtained, certain long-term debt has been classified as current in the accompanying financial statements as of July 31, 1997. Outstanding borrowings under the term loan and revolving loan as of July 31, 1997 were $1.9 million and $9.2 million, respectively.

    In June 1997 and July 1997, the Company issued an aggregate of 855,000 shares of Common Stock in private equity placements, and received net proceeds of $3.1 million therefrom.

    In October 1997, the Company completed the Warrant Call. The Company received $9.8 million upon the exercise of outstanding redeemable warrants to purchase an aggregate of 2,743,290 shares of Common Stock at an exercise price of $3.75 per warrant, less warrant solicitation fees. The net proceeds were used to reduce outstanding borrowings under the Company's revolving credit facility.

    The Company believes that the net proceeds from this offering, its cash flow from operations and funds anticipated to be available from the credit facility noted above will be sufficient to satisfy its working capital and capital expenditure requirements for at least the next twelve months.

IMPACT OF INFLATION

    To date, inflation has not had a material impact on operating margins. A large number of the Company's personnel are employed under contracts with the IBEW. The current contracts expire on December 31, 1997. Negotiations have not commenced with respect to the new contracts and as a result the Company cannot determine the impact of inflation, if any, on the contracts.

                                    BUSINESS

OVERVIEW

    The Company provides configuration, integration and rapid deployment services for the implementation of complex computer networking and connectivity systems. By combining its standardized process methodology and its Integrator's Workbench software tools with extensive project management, integration and implementation expertise, the Company delivers high quality and cost effective technology deployment solutions. Utilizing four regional staging and configuration centers and its own field deployment force of approximately 285 people operating out of 19 offices, the Company conducts multiple simultaneous large scale implementations for organizations throughout the United States and Canada.

    The Company markets its services to Fortune 2,000 companies directly through its sales force and indirectly through systems manufacturers, systems integrators, independent software vendors and telecommunications carriers. The Company's direct customers include Bell Atlantic Network Integration, Beneficial Management Corporation, Blockbuster Entertainment Inc., Federated Department Stores, Inc., Lowe's Companies, Inc., Ross Stores, Inc., Starbucks Corporation, Toys "R" Us, Inc. and Walgreen Co. The Company's indirect customers include Diebold Inc., Electronic Data Systems Corporation, IBM Global Services, NCR Corporation and Unisys Corporation. In June 1997, the Company was selected by Cisco to participate in its new Advanced Installation Services program. The AIS program is intended to enable faster deployment of Cisco's networking technology to Fortune 1,000 corporations.

INDUSTRY BACKGROUND

    Many organizations are increasingly seeking to improve their competitive position by broadly deploying networked systems and software in an effort to improve business processes, reduce costs and increase organizational effectiveness. Many of these systems are designed to take advantage of trends toward open systems and "best of breed" solutions by incorporating hardware, software and networking technologies from many different suppliers and manufacturers. Although these technologies from disparate manufacturers may be designed in accordance with open standards to interface with products of other vendors, in practice each individual product includes differentiated features that must be configured with unique parameters in order to function correctly in an organization's network. This is true for implementations of new technology, the integration of network consolidations resulting from mergers and acquisitions, as well as for ongoing systems upgrades.

    Most configuration, integration and deployment tasks are extremely detailed, labor intensive and performed by highly-skilled personnel, resulting in time consuming implementations with a high probability of error. As a result, the design, integration and deployment of networked systems is often complex and costly. This is exacerbated when an organization requires deployment to a large number of sites that are widely dispersed geographically. Effective installation and use of these systems is increasingly viewed by organizations as critical to their ability to successfully compete and grow. Rapid, consistent and high quality implementations are in many cases essential to meeting the customer's financial objectives and enabling them to maintain operational consistencies, standards and processes throughout their organizations. For example, in a retail business, rapid installation of a new point-of-sale system can allow an earlier opening of a retail outlet and an earlier commencement of sales; and consistent implementation enables centralized systems management, training and support.

    To date, the implementation of networking and connectivity systems has been coordinated, in most instances, by companies that have a primary focus in other business activities. Networking hardware manufacturers and software vendors often lack the capability or expertise in implementation and depend on the distribution channel for the deployment of their products. Product distributors focus principally on equipment sales, providing installation to facilitate such sales. Systems integrators and information technology ("IT") consultants focus their efforts on areas that are more technologically and managerially complex such as business process reengineering, application development, network design, network management and help desk services. Implementation activities by these firms are ancillary to their primary business activities and, as a result, are frequently characterized by cost overruns due to high hourly labor rates for projects that have been inaccurately estimated. In many instances, implementation activities are subcontracted to local or regional firms which often result in inconsistent deployments. The Company believes that these traditional methods are inefficient and result in expensive systems implementation, particularly for end-users seeking simultaneous national site deployment. Furthermore, current inefficient methods are increasingly being viewed by networking hardware manufacturers and software vendors as an impediment to more rapid adoption of their products, which is becoming more important as product life cycles shorten.

THE GLASGAL SOLUTION

    Glasgal provides its customers with high quality, rapid and cost-effective implementation services for the configuration, integration and deployment of complex networking and connectivity systems. The Company's implementation services consist of project design and management, hardware and software configuration, pilot testing, site preparation and on-site system deployment. By utilizing an implementation model, which consists of its (i) standardized process methodology, (ii) project management expertise, (iii) Integrator's Workbench software tools, (iv) regional staging and configuration centers and
(v) field deployment force, the Company has been able to significantly reduce the time and costs associated with providing these otherwise labor intensive implementation services.

    The Glasgal solution provides the Company's customers with the following benefits:

    HIGH QUALITY AND CONSISTENT RESULTS. The Company ensures consistent configuration with minimal errors by automating certain processes, where appropriate, utilizing the Integrator's Workbench software tools, and by following the templates and documentation requirements stipulated by the Company's standardized process methodology. The Company provides consistent deployment by employing its own field deployment force throughout the United States and Canada.

    DIRECT AND RAPID DEPLOYMENT. The Company conducts multiple simultaneous large scale implementations for organizations throughout the United States and Canada. The Company achieves rapid implementation by utilizing its standardized process methodology and its Integrator's Workbench software tools at its four configuration and staging centers to prepare products in advance to arrive at customer sites in a "plug and play" state. In addition, the Company's field deployment force is trained and equipped to address most computing, telecommunications, cabling, electrical or fixture modification tasks. As a result, the Company typically completes installations in a single comprehensive site visit and ensures operational consistencies of standards and processes across customer sites.

    COMPETITIVE PRICING. By leveraging the knowledge base of its systems engineers through the use of its standardized process methodology and Integrator's Workbench software tools, and applying its project management expertise, the Company is able to reduce project overhead expense and direct field labor costs, and thereby offer competitive pricing. In addition, by analyzing performance results in the context of its standardized processes, estimating task times and costs becomes significantly more accurate, which enables the Company to offer a fixed pricing schedule for its services.

BUSINESS STRATEGY

    The Company's objective is to be the premier provider of configuration, integration and rapid deployment services for the implementation of complex computer networking solutions. Key elements of the Company's strategy include:

    FOCUS ON IMPLEMENTATION SERVICES. The Company believes that the implementation services sector of the information technology industry has been neglected and offers a significant business opportunity. The

Company's focus on configuration, integration and deployment services allows it to address the implementation needs of its direct customers, hardware and software vendors and other service providers, and to differentiate itself from its competitors by providing high quality, consistent and rapid results.

    TARGET COMPLEX NETWORKING AND CONNECTIVITY IMPLEMENTATIONS. The Company's marketing efforts are targeted towards customers that require implementations which are highly technical, geographically dispersed, time sensitive or otherwise complex. More complex, multi-site deployments have significantly less competitive pressures, and generate higher proposal close rates and gross margins. The Company has tailored its standardized process methodology and nationwide deployment capabilities in order to address this segment of the market.

    LEVERAGE IMPLEMENTATION MODEL. The Company utilizes its standardized process methodology and Integrator's Workbench software tools to leverage the knowledge of its systems engineers, and thereby reduce its job expense overhead and direct field labor costs. The Company's project management group is able to efficiently manage large scale, complex implementation projects. The Company's regional staging and configuration centers enable the Company to prepare hardware and software to arrive at a customer's site in a "plug and play" state. The Company's field deployment force of skilled tradespeople generally performs deployment tasks during a single comprehensive site visit that otherwise would have required multiple site visits by both skilled tradespeople and systems engineers. As a result, the Company can offer high quality results, rapid deployment and competitive pricing, while cost effectively managing its resources.

    LEVERAGE EXISTING CUSTOMERS. The Company utilizes a customer relationship cycle to monitor and improve customer satisfaction. The Company has several large repeat customers and believes that significant opportunities exist to expand its customer relationships and to leverage its existing customers. The Company will continue to emphasize customer satisfaction and seek ways to improve service in order to generate increased repeat business.

    ESTABLISH STRATEGIC ALLIANCES. The Company intends to expand its selling efforts by establishing strategic alliances with systems manufacturers, systems integrators, independent software vendors and telecommunications carriers. In pursuit of this strategy, the Company entered into an agreement with Cisco to support Cisco's national installation of complex networking technology solutions.

    PURSUE STRATEGIC ACQUISITIONS. The Company views acquisitions as a means of broadening its customer base, enhancing its technical expertise and expanding domestically and internationally. The Company believes that the implementation services market is highly fragmented. While there are no acquisitions currently planned, the Company plans to continue to pursue acquisition opportunities to accomplish its objective.

GLASGAL'S IMPLEMENTATION MODEL

    The Company has developed an implementation model to manage and enhance the delivery of its services. The components of the Company's implementation model are a standardized process methodology, project management expertise, the Company's Integrator's Workbench software tools, regional staging and configuration centers, and its own field deployment force of skilled tradespeople.

    STANDARDIZED PROCESS METHODOLOGY. The Company employs a standardized process methodology for planning and performing implementation services. The process methodology consists of standardized procedures and templates that incorporate the technical knowledge and service process expertise of the Company's systems engineers. Throughout an implementation project, the Company's employees follow documented procedures and utilize standardized templates and tools as the basis for providing customized implementation services tailored for a project's needs and objectives. By utilizing a process methodology that standardizes similar processes across projects and incorporates technological and managerial expertise, the Company has improved the speed, efficiency, quality and consistency of its implementation services.

    PROJECT MANAGEMENT EXPERTISE. The Company provides project management expertise throughout the implementation process. For each project, the Company assigns a national project manager and a supporting project management team to be responsible for scheduling and execution of implementation services. The Company's project management group is able to efficiently manage large scale, complex implementation projects. The lead project manager acts as the primary point of contact for the customer and is responsible for coordinating all project tasks, communications and execution. The project management team prepares and delivers a project-specific structured project manual that organizes the various field deployment resources, timetables and customer deliverables.

    INTEGRATOR'S WORKBENCH. The Company's Integrator's Workbench is an object oriented suite of design and productivity tools that run on distributed computing platforms using Microsoft's Windows 95 and Windows NT operating systems. The Integrator's Workbench software tools function as a master repository for the collection and management of all of the design and configuration information and rules that are learned during the execution of the Company's implementation services. The Integrator's Workbench collects and organizes project-specific information through user-friendly prompts and organizes it into object oriented databases that are easily manipulated for the purposes of system configuration and documentation. As most of the results are generated using software routines and commands, use of the Integrator's Workbench significantly decreases the time and costs of the Company's implementation projects.

    Integrator's Workbench is based upon a symbolic architecture for system configuration and information exchange. Under this architecture, each type of operating system, application, device or platform is defined by an Application Definition Library module ("ADL") which consists of a comprehensive data dictionary, a collection of parameters and rules for defining objects, and serves as a basic building block for configuring a networking solution. ADLs can then be combined to create master object databases or "Master ADLs" that contain all of the customer, project and configuration-specific information necessary for an implementation. The Integrator's Workbench automatically assigns attribute values amongst any objects that require shared data, and prompts for missing, inaccurate or incomplete object data based upon programmed judgments or established best practices.

    In utilizing the Integrator's Workbench software tools, the Company increases productivity, leverages systems engineering personnel and reduces labor costs for deployment personnel. For example, the typical router that generally takes a systems engineer between forty-five minutes and one hour to configure and document manually is reduced to approximately five minutes using the Company's software-enabled process in its staging and configuration centers. The high degree of accuracy in the configuration and integration process leads to virtual "plug and play" installations at the deployment site and enables the Company's field deployment force of skilled tradespeople to implement highly complex technical solutions. Time spent on rework, normally at the Company's expense, is also significantly reduced.

    Although the licensing of software is not part of the Company's business strategy, the Company has licensed the Integrator's Workbench software in the past and may license such software in the future as strategic or other business opportunities arise.

    STAGING AND CONFIGURATION CENTERS. The Company operates four staging and configuration centers, two of which are located in Fairfield, New Jersey; one in Statesville, North Carolina and one in Toronto, Ontario. At the staging centers, the Company conducts numerous pre-deployment activities including receipt and tracking of project components and assembly, testing, verification, documentation, configuration and integration of hardware and software components. By conducting these activities at the Company's staging centers, and utilizing, where applicable, the Company's Integrator's Workbench software tools, the Company is able to prepare and roll-out project components so that they arrive at a customer site in a "plug and play" state. This permits the Company's field deployment force of skilled tradespeople to conduct implementations quickly with minimal assistance from more costly systems engineering personnel.

    FIELD DEPLOYMENT FORCE. The Company's field deployment force consists of 285 people, including approximately 247 unionized skilled tradespeople and 26 technicians operating out of 19 offices throughout the United States and Canada. The field deployment force is supplemented by the Company's systems engineering personnel, as appropriate, depending on the nature and complexity of a project. The Company's field deployment force utilizes the Company's standardized process methodology and is trained and equipped to address most computing, telecommunication, cabling, electrical or fixture modification tasks. By utilizing its own employees to conduct field deployments, as opposed to subcontracting to third parties, the Company is able to quickly schedule and conduct high quality multiple implementations across the United States and Canada in a consistent and efficient manner, and typically is able to complete most implementations in a single comprehensive site visit. In addition, by utilizing unionized employees affiliated with the IBEW, the Company has a flexible, mobile workforce that is able to perform services in any jurisdiction in the United States.

MARKETING AND SALES

    The Company's marketing activities are targeted at organizations that require implementations which are highly technical, geographically dispersed, time sensitive or otherwise complex. In the Company's experience, more complex, multi-site deployments have significantly less competitive pressures, and generate higher proposal close rates and gross margins than deployments with less complexity and/or geographic dispersion.

    The Company markets its services directly to end-users and indirectly through relationships with systems manufacturers, systems integrators, independent software vendors and telecommunications carriers. As of October 31, 1997, the Company's sales force consisted of 39 national account managers and 8 sales management personnel focused on both direct and indirect sales. Certain of these account managers are exclusively dedicated to servicing the Company's larger customers as part of an account management team, while others are responsible for developing business from existing and new customers in defined geographic areas.

    In order to facilitate the marketing of services and create brand identity, the Company has created several branded solutions that are customizable to meet the unique configuration and implementation needs of its customers. These branded solutions identify requirements most frequently requested by its customers. The current branded solutions are:

    NETWORK DEVICE DEPLOYMENT. The Company's Network Device Deployment services provide for the deployment of network devices such as industry standard routers, hubs, switches, ISDN terminal adapters and remote access devices. These deployments may be at central sites, remote branches, small office/home office ("SOHO") locations or in private residences.

    The Company currently offers two customized Network Device Deployment service solutions. The first, OfficeLink, was developed to address the deployment of routers, hubs and switches into a network of branch offices or a SOHO environment. The second, HomeLink, was developed for the deployment of remote access devices such as ISDN terminal adapters to the home office or private residence environment. OfficeLink and HomeLink deployments do not solely focus on the networking devices themselves, but often also require the installation or upgrading of workstation hardware and software.

    COMPUTING DEVICE DEPLOYMENT. The Company offers a variety of services for the deployment of computing devices including workstations, servers, laptops, peripherals and other connectivity devices. In addition, the Company has successfully adapted its Computing Device Deployment branded solution to accommodate the rollout of specialty hardware and proprietary solutions including Automatic Teller

Machines ("ATMs"), point-of-sale ("POS") systems and related back office servers, and wireless communications systems.

    The Company currently offers two Computing Device Deployment Service solutions. The first, RapidRollout, was developed to speed the deployment and absorption of new technologies and elements into customer locations including workstations, servers, printers, premises wiring, physical plant equipment and fixture modifications. The second service, RapidRefresh, extends the functionality of RapidRollout to the process of supporting in-place systems upgrades and migrations using pre-existing equipment and facilities.

    The Company also offers industry-specific service solutions modified to reflect targeted customer requirements. Current offerings include
RapidRestaurant, for fast food restaurant sites, and PracticeCentral for physician and dental office sites.

BACKLOG

    Backlog for the Company's services as of October 1, 1997 totaled $40.6 million. Backlog consists of purchase orders, written agreements and oral agreements with customers for which a customer has scheduled the provision of services within the next 12 months. Orders included in backlog may be canceled or rescheduled by customers without penalty. A variety of conditions, both specific to the individual customer and generally affecting the customer's industry, may cause customers to cancel, reduce or delay orders that were previously made or anticipated. The Company cannot assure the timely replacement of canceled, delayed or reduced orders. Significant or numerous cancellations, reductions or delays in orders by a customer or group of customers could materially adversely affect the Company's business, financial condition and results of operations. Backlog should not be relied upon as indicative of the Company's revenues for any future period.

CUSTOMERS

    The Company provides configuration, integration and deployment services directly to a variety of end-user customers across a broad range of industries. The Company also delivers its services to end-users through indirect customers that utilize the Company's implementation services on a project-by-project basis. The Company also delivers its services through a strategic alliance with Cisco and intends to establish additional strategic alliances. See "--Strategic Alliances." Customers include:

DIRECT CUSTOMERS                                          INDIRECT CUSTOMERS
--------------------------------------------------------  --------------------------------------------------------
American Stores Company                                   Bell Atlantic Network Integration
Beneficial Management Corporation                         Diebold Inc.
Blockbuster Entertainment Inc.                            Electronic Data Systems Corporation
Federated Department Stores, Inc.                         IBM Global Services
Lowe's Companies, Inc.                                    NCR Corporation
Ross Stores, Inc.                                         Unisys Corporation
Starbucks Corporation
Toys "R" Us, Inc.
Walgreen Co.

    The Company utilizes a customer relationship cycle to monitor and improve customer satisfaction. The Company has several large repeat customers and believes that significant opportunities exist to expand its customer relationships and to leverage its existing customers. The Company will continue to emphasize customer satisfaction and seek ways to improve service in order to generate increased repeat business.

    During each of the past two fiscal years, sales of the Company's services to a limited number of customers have accounted for a substantial percentage of the Company's total net sales. For the years ended April 30, 1997 and 1996, the Company's 15 largest customers accounted for approximately 61.5% and 63.0% of the Company's total net sales, respectively. For the year ended April 30, 1997, Federated Department Stores, Inc. and Lowe's Companies, Inc. accounted for approximately 11.7% and 10.1%, respectively, of the Company's total net sales. This concentration of customers can cause the Company's net sales and earnings to fluctuate from quarter-to-quarter, based on the requirements of its customers and the timing of delivery of services. Although the Company believes it has good relationships with its largest customers and has in the past received a substantial portion of its net sales from repeat business with established customers, none of the Company's major customers has any obligation to purchase additional services. Therefore, there can be no assurance that any of the Company's major customers will continue to purchase new services in amounts similar to previous years. Although the particular customers are likely to change from period-to-period, the Company believes that large orders from a limited number of customers will continue to account for a substantial portion of its net sales in any fiscal period. In any period, the unexpected loss of or decline in net sales from a major customer, or the failure to generate significant net sales from other customers, could have a material adverse effect on the business, financial condition and results of operations of the Company.

STRATEGIC ALLIANCES

    In an effort to accelerate product absorption, Cisco developed a channel delivery strategy termed Advanced Installation Services in the Spring of 1997. The express purpose of AIS is to identify a reliable and flexible deployment force to assist Cisco and its customers in assimilating Cisco solutions in the shortest period of time. Cisco selected the Company as its first AIS partner and signed a non-exclusive contract to use the Company's implementation services across the United States and Canada for Cisco's customers.

    The Company's goal is to significantly expand its selling efforts by establishing additional strategic alliances with systems manufacturers, systems integrators, independent software vendors and telecommunications carriers. The Company intends to continue to establish strategic alliances that are formalized by a written contract, based on pre-established pricing models, and involve recurring use of the Company's implementation services on a routine basis. The Company and its partners present joint solutions that provide reciprocal benefits to all parties. In addition to an expanded sales channel, strategic alliances provide introductions to new customers with which the Company can pursue direct sales opportunities. The strategic partners receive the benefit of the Company's implementation model, competitive pricing and deployment capability across the United States and Canada, in addition to accelerated adoption of their products and services. The end-user customers benefit from the rapid deployment of their selected solutions which accelerates business performance and enhances their return on investment in technology.

    The Company has established a sales team currently comprised of two individuals who work closely with senior management to establish strategic alliances with new customers and existing indirect customers. Once these relationships are established, the accounts will be serviced on an ongoing basis by the Company's national account managers.

CUSTOMER CASE STUDY

    The following illustrates a specific example of a deployment project completed by the Company.

    TOYS "R" US, INC. (Project: Computing Device Deployment). While visiting one of their store locations, a senior Toys "R" Us executive witnessed first hand customers' frustrations in determining pricing on mislabeled or out of place merchandise. He further discovered that much of the wait time customers were experiencing in checkout lines was directly related to manual price checks at the registers. Toys "R" Us asked the Company to assist in the design and deployment of several standalone barcode-based kiosks in every store location. The Company responded to this request and developed suitable prototypes and began testing the unit in actual store locations. Once accepted by Toys "R" Us, the Company successfully built and integrated production units and mobilized a nationwide deployment effort encompassing 618 store locations and requiring 30,000 man-hours. Each site installation called for project management services, site preparation, cabling up to 6 kiosk locations, equipment placement, and integration into an existing store back office network. The entire deployment effort was completed in less than 90 days with zero rework. This project represents one of numerous different projects the Company has performed for Toys "R" Us during its ongoing relationship over the past several years.

COMPETITION

    The Company competes with a number of other companies involved in the design, installation, integration, deployment and servicing of computer networking technologies. The market for configuration, integration and deployment services is highly fragmented, intensely competitive and rapidly changing and there can be no assurance that the Company will be able to compete successfully in the future. The Company believes that its ability to compete successfully depends upon a number of factors both within and beyond its control, including performance, price, quality and breadth of services, and industry and general economic trends. In addition to direct competition, the Company faces indirect competition from its existing and potential future customers, many of which internally design, integrate and deploy their own technologies for their particular needs, and therefore may be reluctant to use services offered by third-party providers such as the Company. As a result, the Company must educate prospective customers as to the benefits of the Company's services. There can be no assurance that the Company will be able to compete effectively with its direct competitors or to adequately educate potential customers to the benefits provided by the Company's services.

    Many of the Company's current and potential competitors have longer operating histories and greater financial, technical, sales, marketing and other resources, as well as greater name recognition, larger customer bases, and greater market acceptance of their services, than the Company. As a result, they may be able to respond more quickly to technological changes or market opportunities, and to devote greater resources to the development, promotion and sale of their services than the Company. Also, in the markets in which the Company operates, there are relatively low barriers to entry and new competition may arise either from expansion by established companies or from new emerging companies. Increased competition may result in pressure for price reductions and related reductions in gross margins and market share, any of which could have a material adverse effect on the Company's ability to achieve its financial and business goals. To successfully compete, the Company must continue to enhance its existing services, introduce new service offerings, recruit and train additional deployment and engineering staff, and recruit and train sales and marketing professionals. There can be no assurance that the Company will be able to successfully compete against current and future competitors or that competitive pressures faced by the Company will not have a material adverse effect on its business, financial condition and results of operations.

    The Company has licensed on a non-exclusive basis, including the right to sublicense, its Integrators Workbench software tools to certain third parties. As a result of such licenses, third parties have obtained the right to use Integrator's Workbench and may use this software to compete with the Company in certain instances.

INTELLECTUAL PROPERTY

    The Company relies on a combination of trade secret, copyright and trademark laws and contractual restrictions to establish and protect proprietary rights in its technology. The Company has entered into confidentiality and invention assignment agreements with its software developers, and when obtainable, enters into non-disclosure agreements with its suppliers, distributors and others so as to limit access to and disclosure of its proprietary information. There can be no assurance that these statutory and contractual arrangements will prove sufficient to deter misappropriation of the Company's technologies or that the Company's competitors will not independently develop non-infringing technologies that are substantially similar to or superior to the Company's technology. The Company believes that, because of the rapid pace of technological change in the software market, legal protection for its Integrator's Workbench software tools will be a less significant factor in the Company's future success than the knowledge, ability and experience of the Company's employees, the frequency of enhancements and the ability of the Company to satisfy its customers.

EMPLOYEES

    As of October 31, 1997, the Company employed approximately 587 full-time employees, 5 of whom are executive officers. There are 35 project managers, approximately 74 employees in the Company's four staging and configuration centers, 26 of whom are employed under contracts with the IBEW and approximately 285 field deployment personnel which includes 247 skilled tradespeople employed under contracts with the IBEW and 26 technicians. These IBEW contracts expire on December 31, 1997. Negotiations have not commenced with respect to the new contracts and there can be no assurance as to the results of the negotiations or whether such contracts will be negotiated without any work stoppages. Any work stoppages or other labor disturbances could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company's sales force has approximately 39 national account managers and 8 sales management personnel. The Company believes its employee relations are satisfactory.

FACILITIES

    The Company's corporate headquarters occupies approximately 19,245 square feet in Totowa, New Jersey pursuant to a sublease which expires in June 2001. In addition, the Company also leases offices in numerous other locations throughout the United States and Canada. The Company believes that its existing facilities are adequate for its current needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms as needed.

LEGAL PROCEEDINGS

    The Company is not currently a party to any material legal proceedings. From time to time, however, the Company may be subject to claims and lawsuits arising in the normal course of business.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND SIGNIFICANT EMPLOYEES

    The executive officers, directors and a certain significant employee of the Company, their ages and present positions with the Company are as follows:

NAME                                      AGE      POSITION
------------------------------------      ---      ---------------------------------------------------------------------
Ralph Glasgal.......................          65   Chairman of the Board and President
Isaac J. Gaon.......................          48   Chief Executive Officer and Director
Christopher J. Carey................          45   President and Chief Executive Officer of Datatec Industries and
                                                   Director
Robert F. Gadd......................          36   Senior Vice President and Chief Technology Officer
James M. Caci.......................          33   Chief Financial Officer, Vice President of Finance, Secretary and
                                                   Treasurer
Thomas J. Berry.....................          72   Director
Robert H. Friedman..................          45   Director
Dr. David Milch.....................          43   Director
Joseph M. Salvani...................          40   Director
Raymond Koch........................          52   Executive Vice President and Chief Operating Officer of Datatec
                                                   Industries

    RALPH GLASGAL, Chairman of the Board and President of the Company since he founded it in 1975 as a distributor of data communications equipment and services. Mr. Glasgal has announced that he will retire as Chairman of the Board and President concurrently with the Annual Stockholders' Meeting. Mr. Glasgal will continue to serve as a director of the Company.

    ISAAC J. GAON, Director since April 1992, has served as the Chief Execuitve Officer of the Company since October 1994. Effective with Mr. Glasgal's resignation, Mr. Gaon has been elected as Chairman of the Board of the Company. He served as Chief Financial Officer from April 1992 until October 1994. From September 1987 to December 1991, Mr. Gaon, a chartered accountant, served as President and Chief Executive Officer of Toronto-based NRG, Inc., (a subsidiary of Gestetner International) an office equipment supplier, and in several senior management roles within Gestetner Canada and Gestetner USA.

    CHRISTOPHER J. CAREY, President and Chief Executive Officer of Datatec Industries, and Director of the Company since he joined the Company in October 1996. Mr. Carey founded Datatec Industries in 1976 and has served as its President and Chief Executive Officer since that time. Effective with Mr. Glasgal's resignation, Mr. Carey has been elected as President of the Company.

    ROBERT F. GADD, Senior Vice President and Chief Technology Officer, joined the Company in April 1992. Mr. Gadd has been the Company's Chief Technology Officer since October 1996. From August 1992 until October 1996 Mr. Gadd held various management positions with the Company.

    JAMES M. CACI, Chief Financial Officer, Vice President of Finance, Secretary and Treasurer, joined the Company in October 1994. Mr. Caci has been the Company's Chief Financial Officer since October 1994, Vice President of Finance since January 1997, and the Company's Secretary and Treasurer since June 1995. From April 1994 to October 1994 Mr. Caci was a manager in the finance department of Merck & Co., and from July 1986 to April 1994, Mr. Caci was with the accounting firm of Arthur Andersen LLP, most recently as Manager.

    THOMAS J. BERRY, Director since July 1995, is currently retired. Mr. Berry was an executive with the U.S. Postal Service from November 1986 to December 1992, serving as executive assistant to the Postmaster General. Prior to that time and until November 1986, Mr. Berry held various executive positions at AT&T. Mr. Berry is a director of Computer Horizons Corp., a company which provides a range of information technology services, including professional staffing, and other technology-based solutions to informational problems.

    ROBERT H. FRIEDMAN, Director since August 1994, has been a partner with Olshan Grundman Frome & Rosenzweig LLP, a New York City law firm, since August 1992. Prior to that time and since September 1983 he was with Cahill Gordon & Reindel, also a New York City law firm. Mr. Friedman specializes in corporate and securities law matters.

    DR. DAVID MILCH, Director since October 1996, has been a director and principal since 1983 of Bermil Industries Corporation, a closely held diversified company owned by the Milch family involved in the manufacture, sale, financing, and distribution of capital equipment, and in real estate development. Dr. Milch is also the sole stockholder of Davco Consultants, Inc., a corporation that he founded in 1979 for the purpose of identifying, advising, and investing in emerging growth technologies.

    JOSEPH M. SALVANI, Director since August 1994, has been the President of Salvani Investments, Inc., an investment and consulting firm that is a consultant to Brookehill Equities, Inc. since 1991. Mr. Salvani was a registered broker with Brookehill Equities, Inc. from March 1991 to July 1992. From July 1989 through 1991, he was a founder, general partner and Hedge Fund Manager of EGS Associates, LP, a private investment limited partnership. He served as a general partner of Steinhardt Partners from October 1986 until April 1989 and as a general partner of Institutional Partners, LP from January 1987 to April 1989. Mr. Salvani is Chairman of the Board of Directors and Chief Executive Officer of Direct Connect International Inc., a distributor of toys, and a director of Medicis Pharmaceutical, Inc., a pharmaceutical company.

    RAYMOND KOCH, Executive Vice President and Chief Operating Officer of Datatec Industries. Mr. Koch joined Datatec Industries in June 1989 as Executive Vice President and served as President and Chief Operating Officer of Datatec Industries until its acquisition by the Company. From March 1979 to June 1989 Mr. Koch held various sales and general management positions with Lanier Business Systems, an office equipment supplier, which included responsibility for sales and marketing, hardware and software support, field services and administration.

    The directors are elected for one year terms which expire at the next annual meeting of shareholders. Executive officers are elected annually by the Board of Directors to hold office until the first meeting of the Board following the next annual meeting of shareholders and until their successors have been elected and qualified.

BOARD COMMITTEES

    The Company's Board of Directors has established an Audit Committee that is comprised of Thomas Berry, Robert Friedman and Joseph Salvani. The Audit Committee recommends the Company's independent auditors, reviews the scope of their engagement, consults with the auditors, reviews the results of their examination, acts as liaison between the Board of Directors and the auditors and reviews various company policies, including those relating to accounting and internal controls.

    The Company's Compensation Committee which is comprised of Thomas Berry, Robert Friedman and Joseph Salvani reviews and approves the compensation of the Company's executive officers and administers and interprets the Company's stock option plans.

    The Nominating Committee of the Company's Board of Directors is comprised of Isaac Gaon, Christopher Carey and David Milch. The purpose of this Committee is to select and nominate directors for elections at the Company's annual meetings of stockholders.

EXECUTIVE COMPENSATION

    The following table sets forth information for the fiscal years ended April 30, 1997, 1996 and 1995 with respect to annual and long-term compensation for services in all capacities to the Company of (i) the Chief Executive Officer, and (ii) the other four most highly compensated executive officers of the Company at April 30, 1997 who received compensation of at least $100,000 during fiscal year ended April 30, 1997 (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                                                COMPENSATION
                                                                                   AWARDS
                                                                ANNUAL          -------------
                                                            COMPENSATION(1)      SECURITIES
                                                         ---------------------   UNDERLYING        ALL OTHER
NAME AND POSITION                               YEAR     SALARY($)   BONUS($)    OPTIONS(#)    COMPENSATION($)(2)
--------------------------------------------  ---------  ----------  ---------  -------------  ------------------
Ralph Glasgal(3)............................       1997  $  250,000     --           --                --
  Chairman of the Board and President              1996     250,000  $  74,800       --                --
                                                   1995      26,700     --           --                --

Isaac J. Gaon...............................       1997  $  250,000     --          350,000            --
  Chief Executive Officer                          1996     194,800  $  10,000      108,821            --
                                                   1995     192,300     --           90,000            --

Christopher J. Carey........................       1997  $  345,000  $  95,000       --            $   24,070
  Chief Executive Officer and President of         1996     416,000     --           --                22,187
    Datatec Industries                             1995     416,000     --           --                20,467

Robert F. Gadd..............................       1997  $  155,000     --           --                --
  Senior Vice President and Chief Technology       1996     136,433  $  22,500      103,985            --
    Officer                                        1995     113,900     --           60,000            --

James M. Caci(4)............................       1997  $  128,100     --          175,000            --
  Vice President of Finance, Chief Financial       1996      90,000  $  10,000       43,528            --
    Officer, Treasurer and Secretary               1995      40,000     --           52,000            --

------------------------

(1) The value of personal benefits for executive officers of the Company during the fiscal year ended April 30, 1997 that might be attributable to management as executive fringe benefits such as automobiles and club dues cannot be specifically or precisely determined; however, it would not exceed the lesser of $50,000 or 10.0% of the total annual salary and bonus reported for any individual named above.

(2) The amounts shown in this column reflect the dollar value of life insurance premiums paid by the Company.

(3) During fiscal 1995 Mr. Glasgal spent the majority of his time pursuing interests outside of the Company. Mr. Glasgal has announced that he will retire as Chairman of the Board and President of the Company concurrently with the Annual Stockholders' Meeting.

(4) Mr. Caci joined the Company on October 31, 1994, therefore, the salary for fiscal 1995 represents six months.

    OPTION GRANTS TABLE

    The following table sets forth certain information regarding stock option grants made to each of the Named Officers during the fiscal year ended April 30, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                       POTENTIAL REALIZABLE VALUE
                                                          INDIVIDUAL GRANTS                               AT ASSUMED RATES OF
                                 --------------------------------------------------------------------      ANNUAL STOCK PRICE
                                      NUMBER OF        PERCENT OF TOTAL                                 APPRECIATION FOR OPTION
                                     SECURITIES         OPTIONS GRANTED     EXERCISE OR                         TERM(1)
                                 UNDERLYING OPTIONS     TO EMPLOYEES IN     BASE PRICE    EXPIRATION   --------------------------
NAME                                 GRANTED(#)         FISCAL YEAR(%)       ($/SH)(2)       DATE         5%($)         10%($)
-------------------------------  -------------------  -------------------  -------------  -----------  ------------  ------------
Ralph Glasgal..................          --                   --                --            --            --            --
Isaac J. Gaon..................         350,000                 15.9%        $    5.25      10/31/06   $  1,155,594  $  2,928,502
Robert F. Gadd.................          --                   --                --            --            --            --
James M. Caci..................         175,000                  8.0              5.25      10/31/06        577,797     1,464,251

------------------------

(1) The potential realizable portion of the foregoing table illustrates value that might be realized upon exercise of options immediately prior to the expiration of their term, assuming (for illustrative purposes only) the specified compounded rates of appreciation on the Company's Common Stock over the term of the option. These numbers do not take into account provisions providing for termination of the option following termination of employment, nontransferability or difference in vesting periods.

(2) The options for Messrs. Gaon and Caci were cancelled on May 30, 1997. On such date, the Company granted replacement options to puchase an equal number of shares of Common Stock to such individuals, at an exercise price of $4.00 per share.

    AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES TABLE

    No stock options were exercised by the Named Officers during the fiscal year ended April 30, 1997. None of the Named Officers has held or exercised separate SARs. The following table sets forth certain information regarding unexercised options held by each of the Named Officers at April 30, 1997.

                                                 NUMBER OF SECURITIES
                                                UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                OPTIONS HELD AT FISCAL      IN-THE-MONEY OPTIONS AT
                                                     YEAR-END(#)             FISCAL YEAR-END($)(1)
                                              --------------------------  ---------------------------
NAME                                          EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
--------------------------------------------  -----------  -------------  ------------  -------------
Ralph Glasgal...............................      --            --             --            --
Isaac J. Gaon...............................     708,185        335,881   $  4,078,139   $   466,194
Robert F. Gadd..............................     371,809         89,323      2,408,513       396,726
James M. Caci...............................     128,843        145,685        446,780       118,977

------------------------

(1) Represents the total gain that would be realized if all in-the-money options held at April 30, 1997 were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and the public offering price of $6.875 per share. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

STOCK OPTION PLANS

    1990 STOCK OPTION PLAN

    The 1990 Stock Option Plan (the "1990 Plan") provides for the grant of incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended) and nonstatutory stock options. The maximum number of shares of Common Stock that may be issued pursuant to options granted under the 1990 Plan shall not exceed 1,500,000. As of September 30, 1997, the Company had outstanding options to purchase an aggregate of 725,571 shares of Common Stock under the 1990 Plan. As of September 30,

1997, 552,987 shares were available for future issuance under the 1990 Plan. Employees, officers, directors, consultants, independent contractors and advisors of the Company are eligible to participate in the 1990 Plan. Unless sooner terminated by the Board, the 1990 Plan terminates on May 4, 2000.

    The 1990 Plan is administered by the Compensation Committee of the Board of Directors. Grants are made based on the Compensation Committee's judgment of an employee's contribution to the success of the Company's operations. Options granted under the plan must have an exercise price of 100.0% of the fair market value of the Common Stock on the date of grant (and 110.0% of such fair market value in the case of incentive stock options granted to holders of more than 10.0% of the voting power of the Company) and are exercisable, subject to vesting requirements determined by the Compensation Committee, for periods of up to 10 years from the date of grant. Incentive stock options also are subject to other requirements provided by law. The exercise price may be paid in cash, or, when approved by the Compensation Committee at the time of grant, by cancellation of indebtedness, waiver of compensation for services rendered, a "same day sale" through a member of the NASD, or by surrender of Common Stock or vested stock options at the then fair market value thereof.

    The 1990 Plan also provides for acceleration of the right to exercise options under the occurrence of certain events, including a merger, liquidation or sale of substantially all the assets of the Company, unless the obligations under outstanding options are assumed, or outstanding options are replaced, by a successor entity. Stock options granted under the 1990 Plan are not transferable except by will or the laws of descent and distribution. Unless otherwise determined by the Board of Directors, all rights to exercise or surrender options shall terminate immediately upon termination of employment if such termination results from any cause other than death, or disability.

    1993 CONSULTANT STOCK OPTION PLAN

    The 1993 Consultant Stock Option Plan (the "1993 Plan") provides for the grant of nonstatutory stock options. The maximum number of shares of Common Stock that may be issued pursuant to options granted under the 1993 Plan shall not exceed 30,000. As of September 30, 1997, the Company had 5,000 outstanding options to purchase shares of Common Stock under the 1993 Plan. As of September 30, 1997, 4,000 shares were available for future issuance under the 1993 Plan. The Consultant Option Plan is administered by the Compensation Committee of the Board. Grants are made based on the Board's judgment of a consultant's contribution to the success of the Company's operations. Consultants, independent contractors and advisors to the Company are eligible to participate in the 1993 Plan. Unless sooner terminated by the Board, the 1993 Plan terminates on November 2, 2003.

    1995 DIRECTORS STOCK OPTION PLAN

    In March 1995, the Board adopted the 1995 Directors Stock Option Plan (the "Directors Plan"). The maximum number of shares of Common Stock that may be issued pursuant to options granted under the Directors Plan shall not exceed 500,000. As of September 30, 1997, the Company had outstanding options to purchase an aggregate of 312,000 shares of Common Stock under the Directors Plan. As of September 30, 1997, 188,000 shares were available for future issuance under the Directors Plan. Unless sooner terminated by the Board, the Directors Plan terminates on March 1, 2005.

    All members of the Board of Directors who are not employees of the Company ("Eligible Directors") are eligible to receive grants of options. Each Eligible Director receives automatic, nondiscretionary grants of options based upon specific criteria set forth in the Directors Plan. Each Eligible Director will receive a grant of an option to purchase 24,000 shares of Common Stock on the date the Eligible Director is elected to the Board of Directors, and will be granted another option to purchase 24,000 shares of Common Stock annually thereafter so long as he remains an Eligible Director. Generally, each option vests ratably over a three-year period provided such individual continues to serve as a Director of the Company unless such individual no longer serves as a result of his death or disability in which case the option immediately vests.

    1996 EMPLOYEE AND CONSULTANT STOCK OPTION PLAN

    In July 1996, the Board adopted the 1996 Employee and Consultant Stock Option Plan in connection with the acquisition of HH (the "1996 Plan"). The 1996 Plan provides for the grant of nonstatutory stock options to all employees and consultants to the Company and its subsidiaries. The maximum number of shares of Common Stock that may be issued pursuant to options granted under the 1996 Plan shall not exceed 2,000,000. As of September 30, 1997, the Company had outstanding options to purchase an aggregate of 1,179,000 shares of Common Stock under the 1996 Plan. An additional 821,000 options to purchase shares of Common Stock were available for future issuance under the 1996 Plan at September 30, 1997. Unless sooner terminated by the Board, the 1996 Plan terminates on July 19, 2006.

    The 1996 Plan is administered by the Compensation Committee of the Board of Directors. Any future grants will be made based on the Compensation Committee's judgment of an employee's contribution to the success of the Company's operations. Stock options granted under the 1996 Plan are not transferable except by will or the laws of descent and distribution. Unless otherwise determined by the Board of Directors, all rights to exercise or surrender options shall terminate immediately upon termination of employment if such termination results from any cause other than death, or disability.

    1996 STOCK OPTION CONVERSION PLAN

    In October 1996, the Board adopted the 1996 Stock Option Conversion Plan in connection with the acquisition of Datatec Industries (the "Conversion Plan"). The Conversion Plan provides for the grant of nonstatutory stock options to replace stock options previously granted by Datatec Industries. The maximum number of shares of Common Stock that may be issued pursuant to options granted under the Datatec Industries Option Plan shall not exceed 470,442. As of September 30, 1997, the Company had outstanding options to purchase an aggregate of 447,759 shares of Common Stock under the Conversion Plan.

    Stock options granted under the Datatec Industries Option Plan are not transferable except by will or the laws of descent and distribution. Unless otherwise determined by the Board, all rights to exercise or surrender options shall terminate immediately upon termination of employment if such termination results from any cause other than death, or disability.

    1996 SENIOR EXECUTIVE OFFICER PLAN

    In October 1996, the Board adopted the 1996 Senior Executive Officer Option Plan (the "1996 Executive Plan"). The 1996 Executive Plan provides for the grant of nonstatutory stock options to senior executive officers of the Company and its subsidiaries. The maximum number of shares of Common Stock that may be issued pursuant to options granted under the 1996 Executive Plan shall not exceed 560,000. As of September 30, 1997, the Company had outstanding options to purchase an aggregate of 535,000 shares of Common Stock under the 1996 Executive Plan. An additional 25,000 options to purchase shares of Common Stock were available for future issuance under the 1996 Executive Plan at September 30, 1997. Unless sooner terminated by the Board, the 1996 Executive Plan terminates on October 31, 2006.

    The 1996 Executive Plan is administered by the Compensation Committee of the Board. Any future grants will be made based on the Compensation Committee's judgment of an officer's contribution to the success of the Company's operations. Unless otherwise determined by the Board at the time of grant, all rights to exercise or surrender options shall terminate immediately upon termination of employment if such termination results from any cause other than death, or disability and any stock options granted under the 1996 Executive Plan are not freely transferable.

    EXECUTIVE BONUSES

    Bonuses to executive officers are granted at the discretion of the Compensation Committee.

DIRECTORS' COMPENSATION

    Each director who is not an employee of the Company receives a fee of $1,000 per meeting attended. The members of the Board are also eligible for reimbursement of their reasonable expenses incurred in connection with attendance of Board meetings.

EMPLOYMENT AGREEMENTS

    The Company entered into an employment agreement dated as of December 31, 1996 with Ralph Glasgal under which Mr. Glasgal serves as the Company's Chairman of the Board and President for a term ending on October 31, 1997 or at such earlier date upon 6 months written notice. The agreement provides for a base salary of $250,000, which is reviewed annually by the Compensation Committee. In the event of early termination by the Company without "Cause" (as defined in the agreement), Mr. Glasgal will be entitled to an amount equal to six months salary, together with bonuses earned as of the date of such termination. Mr. Glasgal has announced that he will retire as Chairman of the Board and President of the Company concurrently with the Annual Meeting.

    Isaac Gaon is employed as the Chief Executive Officer of Glasgal pursuant to an employment agreement dated as of October 31, 1996, for a term ending on October 31, 1999. The agreement provides for an initial base salary of $250,000 which is reviewed annually by the Compensation Committee and incentive compensation based on the Company's Projected EBIT (as defined in the agreement). In the event of his disability, Mr. Gaon is to receive the full amount of his base salary for six months. Upon a Change of Control of the Company (as defined in the agreement) that results in Mr. Gaon's removal from the Company's Board of Directors, a significant change in the conditions of his employment or other breach of the agreement, he is to receive liquidated damages equal to 2.99 times the "base amount," as defined in the United States Internal Revenue Code of 1986, as amended (the "Code"), of his compensation. Upon early termination by the Company without Cause (as defined in the agreement), or by Mr. Gaon with "Good Reason" (as defined in the agreement), the Company is required to pay Mr. Gaon the remainder of the salary owed him through October 31, 1999, but in no event shall such payment be less than $500,000. Additionally, Mr. Gaon will be entitled to undistributed bonus payments, as well as pro-rata unused vacation time payments. In addition, following a Change of Control, termination by the Company without Cause, or termination by Mr. Gaon for Good Reason, the Company is obligated to purchase all Mr. Gaon's stock options, whether exercisable or not, for a price equal to the difference between the fair market value of the Common Stock on the date of termination and the exercise price of such options.

    The Company entered into an employment and non-competition agreement dated as of November 1, 1996 with Christopher J. Carey under which Mr. Carey serves as the President and Chief Executive Officer of Datatec Industries Inc. for a term ending on October 31, 1999. The agreement provides for an initial base salary of $250,000, which is reviewed annually by the Compensation Committee and non-discretionary incentive compensation based on the Company's achievement of net income goals. The agreement contains covenants restricting Mr. Carey's ability to engage in activities competitive with those of the Company for a period ending three years after his termination. In addition, upon termination without "Cause" (as defined in the agreement), Mr. Carey is entitled to receive his salary as of the time of termination, plus bonuses as provided for in the agreement, until October 31, 1999. If he is totally disabled, Mr. Carey is entitled to receive a pro-rated bonus.

    The Company entered into an employment agreement dated as of December 31, 1996, with Robert Gadd on terms substantially similar to those of Isaac Gaon's employment agreement for a term ending on December 31, 1999. Mr. Gadd's agreement provides for his employment by the Company as its Senior Vice President at an initial base salary of $155,000 which is reviewed annually by the Compensation Committee, and in the case of early termination, his accelerated payment is in no case to be below $200,000.

    Effective as of October 31, 1996, the Company entered into an employment agreement with James Caci on terms substantially similar to those of Isaac Gaon's employment agreement for a term ending on

October 31, 1999. Mr. Caci's agreement provides for his employment by the Company as its Chief Financial Officer and Vice President of Finance and Secretary at an initial base salary of $150,000 which is reviewed annually by the Compensation Committee, and in case of early termination, his accelerated salary payment is in no case to be below $300,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Salvani, a member of the Compensation Committee of the Board of Directors, is the Chairman of the Board of DCI, a stockholder of the Company. DCI has entered into certain arrangements with the Company regarding equity investments by DCI in the Company. See "Certain Transactions."

INDEMNIFICATION OF OFFICERS AND DIRECTORS

    As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation limits the personal liability of a director to the Company for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to
Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit.

    The Company has also entered into indemnification agreements with its directors and executive officers. The indemnification agreements provide that the directors and executive officers will be indemnified to the full extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines and amounts reasonably paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, on account of their services as a director or officer of the Company or of any subsidiary of the Company or of any other company or enterprise in which they are serving at the request of the Company. No indemnification will be provided under the indemnification agreements, however, to any director or executive officer in certain limited circumstances, including on account of knowingly fraudulent, deliberately dishonest or willful misconduct. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provisions may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to public policy.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              CERTAIN TRANSACTIONS

    Beginning July 1993, the Company and Ralph Glasgal, its Chairman and President, orally agreed that future salary payments would be suspended and that the Company would loan to Mr. Glasgal the same amount which he previously was receiving as salary, on a non-interest bearing basis. As of March 31, 1995, Mr. Glasgal owed $476,000 to the Company, pursuant to this arrangement, and subsequently contributed 442,478 shares of Common Stock in consideration for the Company's cancellation of the amount owed.

    During the year ended April 30, 1997, the Company loaned $125,000 to Ralph Glasgal, which bears interest at 6.0% per annum. This loan matures on December 31, 1999.

    In January 1997, the Company borrowed $750,000 from Ralph Glasgal. The loan amount available to the Company for borrowing was subject to the availability of funds in Mr. Glasgal's stock margin account with an investment banking firm. The promissory note representing such indebtedness accrued interest at the rate equal to 9.5% which was payable monthly. The loan was repaid in full in February 1997.

    In January 1997, pursuant to a prior agreement between the Company, Datatec Industries's previous lender and Plan C LLC, an affiliated company of Christopher Carey, Plan C LLC loaned the Company approximately $1.7 million ($1.4 million outstanding as of October 31, 1997). The loan bears interest at 12.5% per annum with interest payable monthly. The principal balance of the loan is due in January 1999. In consideration for subordinating this loan to the Company's credit facility, the affiliated company was granted options to purchase 30,000 shares of Common Stock at an exercise price of $4.00 per share, which was the fair market value of the Common Stock at that time. The loan to Plan C LLC was negotiated prior to the Company's acquisition of Datatec Industries and prior to Christopher Carey's affiliation with the Company. The Company believes that the terms of the loan from Plan C LLC were comparable to those that it could have obtained from other sources. The Company intends to repay this loan with a portion of the net proceeds of this offering. See "Use of Proceeds." The Company also pays Plan C LLC a fee of $8,500 per month for consulting services, on a month to month basis. Christopher Carey and his wife are the sole members of Plan C LLC. Mr. Carey is also a Director of the Company and President and Chief Executive Officer of Datatec Industries.

    During the year ended April 30, 1997, the Company loaned $160,000 to Robert Gadd and $50,000 to James Caci. These loans bear interest at 8.0% per annum. Mr. Caci's loan was repaid in full in October 1997. Mr. Gadd's loan matures on December 31, 1999 and may be repaid with the proceeds from the future exercise of stock options. In addition, the Company's sole recourse upon any default of this loan is limited to a security interest in certain options to purchase the Company's Common Stock held by Mr. Gadd. The Company believes that these loans, the loan to Ralph Glasgal described above, and the loan to Isaac Gaon described below, were made on terms that were more favorable to the borrowers than could have been obtained in arms length bargaining with unrelated third parties. The Company believes that these loans were an important element in retaining and motivating these executives. The Company is not currently considering making any additional loans to executives in the future.

    In June 1997, Ralph Glasgal purchased 160,000 shares of the Company's Common Stock from the Company, in a private placement offering, for $620,000, a per share price of $3.875, a small discount to the market price. The proceeds from such offering were used for working capital purposes.

    In July 1997, DCI purchased 480,000 shares of the Company's Common Stock in private placement offerings, for an aggregate purchase price of $1.9 million. In addition, the Company terminated a prior obligation of DCI to transfer to the Company, at a price of $3.00 per share, 200,000 shares of the Company's Common Stock and increased a conditional right of DCI to purchase shares of Common Stock at approximately $6.54 per share from 668,620 shares to 1,207,239 shares. The conditional right to purchase shares of the Company's Common Stock was originally granted to DCI pursuant to a stock purchase agreement that was entered into in January 1994 (the "1994 Agreement"). DCI's ability to exercise this right has been suspended until the Company amends its charter to increase its authorized

Common Stock, and such right is subject to the terms and conditions in the 1994 Agreement including the receipt by DCI of proceeds from the exercise of outstanding DCI warrants. Joseph Salvani, a director of the Company, is also Chairman of the Board of DCI.

    In October 1997, the Company entered into a letter agreement with Davco Consultants, Inc. ("Davco") pursuant to which it is obligated to pay Davco a finders fee upon the closing of this offering. Such fee shall consist of (i) a cash payment equal to $195,000, and (ii) options to purchase 62,000 shares of the Company's Common Stock at a per share exercise price equal to $7.00. David Milch, a Director of the Company, is the sole shareholder of Davco.

    In October and November 1997, the Company loaned an aggregate of $200,000 to Isaac Gaon. The loan matures on December 31, 1999 and bears interest at a rate of 8.0% per annum. The Company's sole recourse upon any default of this loan is limited to a security interest in certain options to purchase Common Stock held by Mr. Gaon. Under certain circumstances, the Company may elect to receive the transfer of options as repayment for the loan. The number of options to be transferred shall equal the repayment amount divided by the lesser of (i) the fair market value of the Company's Common Stock less the exercise price of such options or (ii) $10.00 less the exercise price of such options.

    Mr. Robert H. Friedman, a Director of the Company, is a member of the law firm of Olshan Grundman Frome & Rosenzweig LLP, which law firm has been retained by the Company during the last fiscal year. Fees received from the Company by such firm during the last fiscal year did not exceed 5.0% of such firm's or the Company's revenues.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of Common Stock as of September 30, 1997 and as adjusted to reflect the sale of the Common Stock offered hereby, by (i) each director (including individuals who have agreed to serve as directors immediately following this offering), (ii) each executive officer, (iii) all directors and executive officers as a group and (iv) each person who beneficially owns 5.0% or more of the Company's Common Stock. Unless otherwise indicated, all the addresses for 5.0% stockholders, executive officers and directors of the Company is 20C Commerce Way, Totowa, New Jersey 07512. Except as specified, the named beneficial owner has sole voting and investment power.

                                                                     SHARES BENEFICIALLY OWNED  SHARES BENEFICIALLY OWNED
                                                                       PRIOR TO OFFERING(1)       AFTER OFFERING(1)(2)
                                                                     -------------------------  -------------------------
NAME OF BENEFICIAL OWNER                                                NUMBER       PERCENT       NUMBER       PERCENT
-------------------------------------------------------------------  ------------  -----------  ------------  -----------
Ralph Glasgal(3)...................................................     4,700,397        18.7%     4,700,397        16.1%
Isaac J. Gaon(4)...................................................       947,336         3.6        947,336         3.1
Christopher J. Carey(5)............................................     3,553,036        14.1      3,553,036        12.2
Robert F. Gadd(6)..................................................       479,566         1.9        479,566         1.6
James M. Caci(7)...................................................       228,667       *            228,667       *
Thomas Berry(8)....................................................        32,000       *             32,000       *
Robert H. Friedman(9)..............................................        63,146       *             63,146       *
David Milch(10)....................................................       352,505         1.4        352,505         1.2
Joseph M. Salvani(11)..............................................     1,051,706         4.2      1,051,706         3.6
All directors and executive officers as a group (9 persons)
  (1)(2)(12).......................................................    10,747,385        39.7     10,747,385        34.6

------------------------

*   Less than 1% percent.

(1) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act ("Rule 13d-3") and unless otherwise indicated, represents shares for which the beneficial owner has sole voting and investment power. The percentage of class is calculated in accordance with Rule 13d-3 and includes options or other rights to subscribe which are exercisable within sixty (60) days of September 30, 1997.

(2) The number of shares beneficially owned after the offering excludes the exercise of the Underwriters' over-allotment option. Isaac Gaon, Christopher Carey and Robert Gadd (collectively, the "Individual Selling Stockholders") have granted the several Underwriters an option, exercisable within 45 days after the date of this Prospectus, to purchase up to 95,000, 250,000 and 50,000 shares of Common Stock, respectively, solely to cover over-allotments. If the over-allotment option is exercised in full, the number of shares beneficially owned by Messrs. Gaon, Carey and Gadd shall be 852,336, 3,303,036, and 429,566, respectively. If the over-allotment is exercised in part, the number of shares to be offered by each of these individuals along with the Company shall be determined on a pro-rata basis.

(3) Mr. Glasgal's beneficial ownership includes (i) 146,752 shares of Common Stock owned by Ralph Glasgal's wife and (ii) 523,706 shares of Common Stock owned by DCI, which Ralph Glasgal has the right to vote pursuant to a voting agreement with DCI.

(4) Mr. Gaon's beneficial ownership includes options exercisable within sixty
    (60) days from September 30, 1997 to purchase 944,336 shares of Common
    Stock.

(5) Mr. Carey's beneficial ownership includes (i) 118,518 shares of Common Stock owned by Mary Carey, Mr. Carey's wife, (ii) 96,296 shares held by Amy Carey GRAT, a trust formed for the benefit of Mr. Carey's daughter, (iii) 96,296 shares held by Christopher Carey GRAT, a trust formed for the benefit of Mr. Carey's son, and (iv) 45,000 shares beneficially owned by Plan C LLC, a limited liability company of which Mr. Carey is a member. Mr. Carey disclaims beneficial ownership of the shares owned by his family members and, except to the extent of his pecuniary interest therein, those shares owned by Plan C LLC.

(6) Mr. Gadd's beneficial ownership includes options exercisable within sixty
    (60) days from September 30, 1997 to purchase 479,566 shares of Common
    Stock.

(7) Mr. Caci's beneficial ownership includes options exercisable within sixty
    (60) days from September 30, 1997 to purchase 228,667 shares of Common
    Stock.

(8) Mr. Berry's beneficial ownership includes options exercisable within sixty days of September 30, 1997 to purchase 32,000 shares of Common Stock. Mr. Berry's address is P.O. Box 447, Lindsley Road, New Vernon, New Jersey 07976.

(9) Mr. Friedman's beneficial ownership includes options exercisable within sixty (60) days from September 30, 1997 to purchase 48,000 shares of Common Stock. Mr. Friedman's address is 505 Park Avenue, New York, New York 10022-1170.

(10) Dr. Milch's beneficial ownership includes options exercisable within sixty
    (60) days from September 30, 1997 to purchase 8,000 shares of Common Stock. Dr. Milch's address is 114 East 13th Street, New York, New York 10003.

(11) Mr. Salvani's beneficial ownership includes options exercisable within sixty (60) days of September 30, 1997 to purchase 48,000 shares of Common Stock. Mr. Salvani is also the Chairman of the Board of DCI and his beneficial ownership includes 1,003,706 shares owned by DCI, which may be deemed to be beneficially owned by Mr. Salvani by virtue of his affiliation with DCI. Except to the extent of his pecuniary interest therein, Mr. Salvani disclaims beneficial ownership of the shares owned by DCI. Mr. Salvani's address is 4800 Highway A-1-A, Vero Beach, Florida 32963.

(12) Includes (i) options exercisable within (60) days of September 30, 1997 to purchase an aggregate of 1,681,300 shares of Common Stock held by the directors and executive officers of the Company (excludes options granted by Mr. Glasgal to certain officers of the Company to purchase 137,268 shares of Common Stock, which shares have already been included in Mr. Glasgal's beneficial ownership), and (ii) 1,003,706 shares held by DCI, which may be deemed to be beneficially owned by Messrs. Glasgal and Salvani.

                           DESCRIPTION OF SECURITIES

    The authorized capital stock of the Company consists of 34,000,000 shares of Common Stock, $0.001 par value, and 4,000,000 shares of Preferred Stock, $0.001 par value. The Company intends to seek stockholder approval at the Annual Stockholders' Meeting to increase the number of authorized shares of Common Stock to 75,000,000. The following summary of certain terms of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Certificate of Incorporation and By-laws, which are included as exhibits to the Registration Statement of which this Prospectus is a part, and the provisions of applicable law.

COMMON STOCK

    As of October 31, 1997, there were 28,211,134 shares of Common Stock outstanding held by 212 stockholders of record. Immediately following this offering, there will be 32,211,134 shares of Common Stock outstanding, assuming
(i) no exercise of the Underwriters' over-allotment option, (ii) no exercise of 6,745,071 options and warrants outstanding as of October 31, 1997, and (iii) no conversion of the Notes. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Price Range of Common Stock and Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no right to convert their Common Stock into any other securities. The Common Stock has no preemptive or other subscription right. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors has the authority, without further action by the stockholders, to issue up to 4,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

CONVERTIBLE NOTES

    The Company has two convertible promissory notes (the "Notes") outstanding, each in a principal amount of $600,000. The Notes were issued on February 18, 1997 and accrue interest at a rate equal to 10.0% per annum (on the basis of a 360-day year and actual number of days elapsed), payable at conversion or maturity. The Notes are convertible at the option of the holders at any time prior to the Maturity Date (as defined below) at the option of the holders into the Common Stock. The number of shares of Common Stock into which the Notes are convertible is determined in accordance with a conversion formula. The number of shares issuable to the holders upon conversion shall equal the aggregate principal amount of the Notes plus accrued and unpaid interest, divided by 80.0% of the market price of the Common Stock at the time of conversion. The market price of the Common Stock is determined by the average closing bid price per share of Common Stock for the five trading days immediately preceding the conversion date on Nasdaq or such other market, quotation system or exchange on which the Common Stock is then listed.

    The principal amount plus accrued and unpaid interest on the Notes is due on February 18, 1999 (the "Maturity Date"), if not previously converted. The Notes may be prepaid by the Company following 30 days prior written notice to the holders of the Notes. The holders of the Notes have no voting rights.

CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS AND
  DELAWARE LAW

    Certain provisions of the Certificate of Incorporation and Bylaws are intended to enhance the likelihood of continuity and stability in the Board of Directors of the Company and in its policies, but might have the effect of delaying or preventing a change in control of the Company and may make more difficult the removal of incumbent directors or management even if such transactions could be beneficial to the interests of stockholders. Set forth below is a summary description of such provisions:

    AUTHORITY TO ISSUE PREFERRED STOCK. The Company's Certificate of Incorporation authorizes the Board of Directors, without stockholder approval, to establish and to issue shares of one or more series of preferred stock, each such series having such dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, the number of shares constituting any series or designation of such series, and other rights as may be fixed by the Board.

    STOCKHOLDER ACTIONS AND MEETINGS. The Company's Certificate of Incorporation and Bylaws direct the special meetings of the stockholders may only be called by a majority of the members of the Board of Directors, or the Chairman of the Board of Directors or the President of the Company. This provision might have the effect of a deterring or delaying change in control or the management of the Company.

    LIMITATION OF DIRECTOR LIABILITY. Section 102(b)(7) of the Delaware General Corporation Law ("Section 102(b)") authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. Although
Section 102(b) does not alter a directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Company's Certificate of Incorporation limits the liability of directors to the Company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Section 102(b). Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law (relating to certain unlawful dividends, stock purchases or stock redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

    INDEMNIFICATION. To the maximum extent permitted by law, the Company's Certificate of Incorporation and Bylaws provide for mandatory indemnification of directors, and permit indemnification of officers, employees, consultants and agents of the Company against all expense, liability and loss to which they may become subject or which they may incur as a result of being or having been a director, officer, employee or agent of the Company. In addition, the Company must advance or reimburse directors, and may advance or reimburse officers, employees and agents for expenses incurred by them in connection with indemnifiable claims.

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 generally provides that a stockholder acquiring more than 15.0% of the outstanding voting stock of a corporation (an "Interested Stockholder") but less than 85.0% of such stock (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan) may not engage in certain Business Combinations (as defined below) with the corporation for a period of three years after the date on which the stockholders became an Interested Stockholder unless
(i) prior to such date, the
corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder, or (ii) the Business Combination is approved by the corporation's board of directors and authorized at a stockholders' meeting by a vote of at least two-thirds of the corporation's outstanding voting stock not owned by the Interested Stockholder. Under Section 203, these restrictions will not apply to certain Business Combinations proposed by an Interested Stockholder following the earlier of the announcement or notification of the Interested Stockholder, during the previous three years or who became an Interested Stockholder with the approval of the corporation's board of directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

    Section 203 defines the term "Business Combination" to include transactions in which the Interested Stockholder receives or could receive a benefit on other than a pro forma basis with other stockholders, such as mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder, transactions with the corporation which increase the proportionate interest in the corporation directly or indirectly owned by the Interested Stockholder, or transactions in which the Interested Stockholder receives certain other benefits.

    The provisions of Section 203, together with the ability of the Company's Board of Directors to issue Preferred Stock without further stockholder action, could delay or frustrate the removal of incumbent directors or a change in control of the Company. The provisions also could discourage, impede or prevent a merger, tender offer or proxy consent, even if such event would be favorable to the interests of stockholders. The Company's stockholders, by adopting an amendment to the Company's Certificate of Incorporation or Bylaws, may elect not to be governed by Section 203 effective 12 months after such adoption. Neither the Company's Certificate of Incorporation nor Bylaws currently exclude the Company from the restrictions imposed by Section 203.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, the Company will have outstanding 32,211,134 shares of Common Stock, assuming (i) no exercise of the Underwriters' over-allotment option, (ii) no exercise of 6,745,071 options and warrants outstanding as of October 31, 1997, and (iii) no conversion of the Notes. As of September 30, 1997, approximately 14,088,047 shares of Common Stock were immediately available for sale without restriction in the public market. All remaining outstanding shares (the "Restricted Shares") were issued and sold by the Company in private transactions and are eligible for public sale if registered under the Securities Act or sold in accordance with Rule 144 or Rule 144A.

    In general, under Rule 144 as currently in effect, a holder of "restricted securities" who beneficially owns shares that were not acquired from the Company or an affiliate of the Company within the previous year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock or the average weekly trading volume of the Common Stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person who is not deemed an affiliate of the Company at any time during the 90 days preceding a sale and who beneficially owns shares that were not acquired from the Company or an affiliate of the Company within the past two years is entitled to sell such shares under Rule 144(k) without regard to volume limitations, manner of sale provisions, notice requirements or the availability of current public information concerning the Company. Rule 144A under the Securities Act permits the immediate sale by the current holders of Restricted Shares of all or a portion of their shares to certain qualified institutional buyers as defined in Rule 144A.

    As of October 31, 1997, approximately 6,975,823 shares of Common Stock were reserved for issuance upon the exercise of outstanding options, warrants, and conversion of outstanding notes. See "Management--Stock Option Plans." and "Description of Securities--Convertible Notes." The Company has filed registration statements on Form S-8 and Form S-3 under the Securities Act to register the issuance or resale of an aggregate of approximately 4,965,576 shares of Common Stock upon the exercise or conversion of these derivative securities and to register the resale of an aggregate of approximately 1,409,918 restricted shares of Common Stock issued in connection with various acquisitions and private placements.

    The Company and its directors and executive officers, who collectively held as of September 30, 1997 8,062,378 shares of Common Stock and options exercisable within 60 days of September 30, 1997 to purchase an additional 1,681,300 shares of Common Stock, have agreed that they will not sell any Common Stock owned by them without the prior consent of Volpe Brown Whelan & Company, LLC for a period of 90 days from the date of this Prospectus (the "Lockup Period"), except that the Company may, without such consent, issue shares upon the exercise of outstanding options or grant certain options pursuant to certain stock option plans of the Company. Messrs. Carey and Glasgal have pledged 750,000 and 2,579,475 shares of Common Stock, respectively, pursuant to margin loans with brokerage firms. Volpe Brown Whelan & Company, LLC has agreed to permit these individuals to sell these shares from time to time to the extent necessary to satisfy the requirements of these loans. In addition, Volpe Brown Whelan & Company, LLC has granted Mr. Glasgal the right to sell (i) up to 67,167 shares of Common Stock to certain employees of the Company upon the exercise of certain options previously granted to such employees by Mr. Glasgal, and (ii) up to 3,000 shares of Common Stock per week during such 90 day period, commencing two weeks after the date of this Prospectus. Following the expiration of the Lockup Period, the shares held by such persons and the shares issuable to such persons upon the exercise of currently exercisable options will be eligible for sale in the public market pursuant to Rule 144 or existing registration statements. See "Underwriting."

    The availability of shares for sale or actual sales under Rule 144, pursuant to existing registration statements or otherwise may have an adverse effect on the market price of the Common Stock. Sales under Rule 144, pursuant to existing registration statements or otherwise also could impair the Company's ability to market additional equity securities.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the underwriters names below (the "Underwriters"), and each of the Underwriters, for whom Volpe Brown Whelan & Company, LLC, and Tucker Anthony Incorporated (together, the "Representatives") are acting as representatives, has agreed severally to purchase from the Company, the respective number of shares of Common Stock set forth opposite its name below. The Underwriters are committed to purchase and pay for all shares if any shares are purchased.

                                                                                   NUMBER OF
UNDERWRITERS                                                                         SHARES
---------------------------------------------------------------------------------  ----------
Volpe Brown Whelan & Company, LLC................................................
Tucker Anthony Incorporated......................................................

                                                                                   ----------
        Total....................................................................   4,000,000
                                                                                   ----------
                                                                                   ----------

    The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock to the public at the offering price set forth on the cover page of this Prospectus and to certain dealers at such price
less a concession not in excess of $         per share, of which $         per
share may be reallocated to other dealers. After the public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

    The Company and the Individual Selling Stockholders of the Company have granted to the Underwriters an option for 45 days after the date of this Prospectus to purchase, at the public offering price, less the underwriting discounts and commissions as set forth on the cover page of this Prospectus, up to 600,000 additional shares of Common Stock at the same price per share as the Company receives for the 4,000,000 shares of Common Stock offered hereby, solely to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by each of them, as shown in the foregoing table, bears to the 4,000,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover the over-allotments in connection with the sale of the 4,000,000 shares of Common Stock offered hereby. To the extent that the Underwriters exercise such over-allotment option in part, such shares shall be purchased pro-rata among the Company and the Individual Selling Stockholders.

    The Company's executive officers and directors have agreed not to offer, sell, contract to sell, make any short sale or otherwise dispose of certain of their shares of Common Stock or securities convertible into or exchangeable for, or any rights to purchase or acquire, Common Stock for a period of 90 days following the date of this Prospectus, without the prior written consent of Volpe Brown Whelan & Company, LLC. The Company also has agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable for, or any rights to purchase or acquire, Common Stock during such 90-day period without the prior written consent of Volpe Brown Whelan & Company, LLC, except for the granting of options or the issuance of stock pursuant to the Company's existing stock option plans. Volpe Brown Whelan & Company, LLC, in its discretion, may waive the foregoing restrictions in whole or in part, with or without a public announcement of such action.

In recent offerings in which it has served as lead manager of underwriters, Volpe Brown Whelan & Company, LLC has consented to early releases from lock-up agreements only in a limited number of circumstances, after considering all circumstances that it deemed to be relevant. Volpe Brown Whelan & Company, LLC will have, however, complete discretion in determining whether to consent to early releases from the lock-up agreements delivered in connection with this offering, and no assurance can be given that it will not consent to the early release of all or a portion of the shares of Common Stock and options covered by such lock-up agreements. Messrs. Carey and Glasgal have pledged 750,000 and 2,579,475 shares of Common Stock, respectively, pursuant to margin loans with brokerage firms. Volpe Brown Whelan & Company, LLC has agreed to permit these individuals to sell these shares from time to time to the extent necessary to satisfy the requirements of these loans. In addition, Volpe Brown Whelan & Company, LLC has granted Mr. Glasgal the right to sell (i) up to 67,167 shares of Common Stock to certain employees of the Company upon the exercise of certain options previously granted to such employees by Mr. Glasgal, and (ii) up to 3,000 shares of Common Stock per week during such 90 day period, commencing two weeks after the date of this Prospectus.

    The Representatives have informed the Company that the Underwriters do not intend to confirm sales to accounts over which the Underwriters have discretionary authority.

    In connection with the offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the shares of Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase the shares of Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more shares of Common Stock in connection with the offering then they are committed to purchase from the Company, and in such case may purchase shares of Common Stock in the open market following completion of the offering to cover all or a portion of such short position. The Underwriters also may cover all or a portion of such short position, up to 600,000 shares, by exercising the Underwriters' over-allotment option referred to above. In addition, Volpe Brown Whelan & Company, LLC, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the offering), for the account of the other Underwriters, the selling concession with respect to the shares of Common Stock that is distributed in the offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the shares of Common Stock at a level above that which otherwise might prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

    In connection with this offering, certain Underwriters may engage in passive market making transactions in the Common Stock on the Nasdaq Stock Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act"). Passive market making consists of displaying bids on the Nasdaq Stock Market limited by the bid prices of independent market makers and making purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the Common stock during a specified period and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

    The Company and the Individual Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities that may be incurred in connection with the offering, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

    The foregoing contains a summary of the principal terms of the Underwriting Agreement and does not purport to be complete. Reference is made to the copy of the Underwriting Agreement that is on file as an exhibit to the Registration Statement of which this Prospectus is a part.

    In October 1997, the Company entered into a letter agreement with Davco pursuant to which it is obligated to pay Davco a finders fee upon the closing of this offering. Such fee shall consist of (i) a cash payment equal to $195,000, and (ii) options to purchase 62,000 shares of the Company's Common Stock at a per share exercise price equal to $7.00. David Milch, a Director of the Company, is the sole shareholder of Davco.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Olshan Grundman Frome & Rosenzweig LLP, New York, New York. Robert Friedman, Robert Frome and Jeffrey Spindler, members of Olshan Grundman Frome & Rosenzweig LLP, own shares and options to purchase shares of Common Stock of the Company. Mr. Friedman also serves as a director of the Company. Certain legal matters arising in connection with this offering will be passed upon for the underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

    The financial statements and schedule of the Company as of April 30, 1996 and 1997 and for each of the three years in the period ended April 30, 1997 appearing in this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission"). For further information, reference is made to the Registration Statement, copies of which may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. Copies of such Registration Statement may also be requested from the Company, attention Mr. James Caci, Chief Financial Officer, 20C Commerce Way, Totowa, New Jersey 07512.

    The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Any such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: Northeast Regional Office, Seven World Trade Center, New York, New York 10048, and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company is listed on Nasdaq, and such materials concerning the Company can be inspected and copied at the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1506. The Commission also maintains a home page on the World Wide Web that contains reports, proxy and information statements and other information. The address of such site is http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------

Report of Independent Public Accountants...................................................................     F-2

Consolidated Balance Sheets at April 30, 1996 and 1997 and at July 31, 1997 (unaudited)....................     F-3

Consolidated Statements of Operations for the years ended April 30, 1995, 1996 and 1997 and for the three
  months ended July 31, 1996 and 1997 (unaudited)..........................................................     F-4

Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the years ended April 30, 1995,
  1996 and 1997 and for the three months ended July 31, 1997 (unaudited)...................................     F-5

Consolidated Statements of Cash Flows for the years ended April 30, 1995, 1996 and 1997 and for the three
  months ended July 31, 1996 and 1997 (unaudited)..........................................................     F-6

Notes to Consolidated Financial Statements.................................................................     F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Glasgal Communications, Inc.:

    We have audited the accompanying consolidated balance sheets of Glasgal Communications, Inc. (a Delaware corporation) and subsidiaries as of April 30, 1996 and 1997 and the related consolidated statements of operations, changes in shareholders' equity (deficit) and cash flows for each of the three years in the period ended April 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Glasgal Communications, Inc. and subsidiaries as of April 30, 1996 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended April 30, 1997, in conformity with generally accepted accounting principles.

Roseland, New Jersey                            /s/ ARTHUR ANDERSEN LLP
August 9, 1997 (except with respect to the      ARTHUR ANDERSEN LLP
matters discussed in Note 16, as to which the
date is September 29, 1997)

                          GLASGAL COMMUNICATIONS, INC.

                          CONSOLIDATED BALANCE SHEETS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                      APRIL 30,
                                                                                 --------------------   JULY 31,
                                                                                   1996       1997        1997
                                                                                 ---------  ---------  -----------
                                                                                                       (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents....................................................  $   2,219  $   1,135   $     759
  Accounts receivable, less allowances of $538,000, $520,000 and $503,000 in
    1996 and 1997 and July 31, 1997, respectively, for doubtful accounts.......      7,470     11,289      11,545
  Inventory....................................................................      3,238      2,134       2,473
  Prepaid expenses and other current assets....................................      1,045      1,446       3,320
  Net assets from discontinued operations......................................      3,226      4,816       4,421
                                                                                 ---------  ---------  -----------
      Total current assets.....................................................     17,198     20,820      22,518
                                                                                 ---------  ---------  -----------
Property and equipment, net....................................................      3,299      3,634       3,559
Goodwill.......................................................................      1,866      1,680       1,634
Other assets...................................................................      1,131      1,670       1,822
                                                                                 ---------  ---------  -----------
      Total assets.............................................................  $  23,494  $  27,804   $  29,533
                                                                                 ---------  ---------  -----------
                                                                                 ---------  ---------  -----------
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Short-term borrowings........................................................  $   8,337  $  11,675  $    9,234
  Current portion of long-term obligations.....................................      2,555        850       3,545
  Accounts payable.............................................................      7,701      5,415       7,294
  Accrued liabilities..........................................................      6,251      5,331       5,182
  Other current liabilities....................................................         18        506         206
                                                                                 ---------  ---------  -----------
      Total current liabilities................................................     24,862     23,777      25,461
                                                                                 ---------  ---------  -----------
Due to related parties.........................................................     --          1,026         951
                                                                                 ---------  ---------  -----------
Long-term obligations..........................................................      2,338      5,001       2,000
                                                                                 ---------  ---------  -----------
Commitments and contingencies
Shareholders' equity (deficit):
  Preferred stock, $0.001 par value (4,000 shares authorized, no shares issued
    and outstanding)...........................................................     --         --          --
  Common stock, $0.001 par value (authorized 34,000 shares; issued and outstanding 20,341, 23,661 and 24,564 shares as of April 30, 1996 and 1997
    and July 31, 1997, respectively)...........................................         20         24          25
  Additional paid-in capital...................................................     11,662     10,341      13,425
  Accumulated deficit..........................................................    (15,141)   (12,080)    (12,055 )
  Cumulative translation adjustment............................................       (247)      (285)       (274 )
                                                                                 ---------  ---------  -----------
    Total shareholders' equity (deficit).......................................     (3,706)    (2,000)      1,121
                                                                                 ---------  ---------  -----------
    Total liabilities and shareholders' equity (deficit).......................  $  23,494  $  27,804  $   29,533
                                                                                 ---------  ---------  -----------
                                                                                 ---------  ---------  -----------

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                          GLASGAL COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                               THREE MONTHS ENDED
                                                                 YEARS ENDED APRIL 30,              JULY 31,
                                                            --------------------------------  --------------------
                                                              1995        1996       1997       1996       1997
                                                            ---------  ----------  ---------  ---------  ---------
                                                                                                  (UNAUDITED)
Net sales.................................................  $  55,876  $   59,169  $  59,481  $  15,830  $  18,600
Cost of sales.............................................     32,616      34,217     37,159      9,060     11,277
                                                            ---------  ----------  ---------  ---------  ---------
Gross profit..............................................     23,260      24,952     22,322      6,770      7,323
Selling, general and administrative expenses..............     20,057      29,200     20,784      4,549      6,844
                                                            ---------  ----------  ---------  ---------  ---------
Operating income (loss)...................................      3,203      (4,248)     1,538      2,221        479
Other income..............................................     --          --            430     --         --
Interest expense..........................................       (495)       (938)    (1,155)      (280)      (454)
                                                            ---------  ----------  ---------  ---------  ---------
Income (loss) before provision (benefit) for income
  taxes...................................................      2,708      (5,186)       813      1,941         25
Provision (benefit) for income taxes......................        112         (37)       111         44     --
                                                            ---------  ----------  ---------  ---------  ---------
Income (loss) from continuing operations..................      2,596      (5,149)       702      1,897         25
Discontinued operations:
  Loss from operations....................................     (4,989)     (5,762)    (4,709)      (503)    --
  Provision for future losses.............................     --          (2,284)      (953)    --         --
                                                            ---------  ----------  ---------  ---------  ---------
Income (loss) before extraordinary item...................     (2,393)    (13,195)    (4,960)     1,394         25
Extraordinary Item........................................     --            (223)    --         --         --
                                                            ---------  ----------  ---------  ---------  ---------
Net income (loss).........................................  $  (2,393) $  (13,418) $  (4,960) $   1,394  $      25
                                                            ---------  ----------  ---------  ---------  ---------
                                                            ---------  ----------  ---------  ---------  ---------
Income (loss) per share
  Income (loss) from continuing operations................  $    0.14  $    (0.28) $    0.03  $    0.07  $    0.00
  Discontinued operations.................................      (0.27)      (0.44)     (0.24)     (0.02)    --
  Extraordinary item......................................     --           (0.01)    --         --         --
                                                            ---------  ----------  ---------  ---------  ---------
Net income (loss) per share...............................  $   (0.13) $    (0.73) $   (0.21) $    0.05  $    0.00
                                                            ---------  ----------  ---------  ---------  ---------
                                                            ---------  ----------  ---------  ---------  ---------
Weighted average common and common equivalent shares......     17,981      18,354     23,557     26,875     25,834
                                                            ---------  ----------  ---------  ---------  ---------
                                                            ---------  ----------  ---------  ---------  ---------

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                          GLASGAL COMMUNICATIONS, INC.
                     CONSOLIDATED STATEMENTS OF CHANGES IN
                        SHAREHOLDERS' EQUITY (DEFICIT )
    (DATA WITH RESPECT TO THE THREE MONTHS ENDED JULY 31, 1997 IS UNAUDITED)
                                 (IN THOUSANDS)

                                                                       COMMON STOCK
                                           PREFERRED STOCK                ISSUED             ADDITIONAL       ADDITIONAL
                                       ------------------------  ------------------------  PAID-IN CAPITAL  PAID-IN CAPITAL
                                         SHARES       DOLLARS      SHARES       DOLLARS       PREFERRED         COMMON
                                       -----------  -----------  -----------  -----------  ---------------  ---------------
Balance at April 30, 1994............          --    $      --       15,817    $      --      $      --        $   2,264
                                              ---   -----------  -----------         ---        -------          -------
  Distributions to S Corporation
    Shareholders.....................
  Sellectek merger...................                                                                                190
  Private Placement Offerings of
    Common stock.....................                                   180                                          428
  Conversion of accounts payable into
    common stock.....................                                   100                                          237
  Exercise of warrants...............                                   125                                          237
  Net loss...........................
  Effect of exchange rate changes....
  Common stock issued for options
    exercised........................                                    19                                           94
  Stock exchanged for cancellation of
    loan.............................                                  (442)                                        (476)
                                              ---   -----------  -----------         ---        -------          -------
Balance at April 30, 1995............          --    $      --       15,799    $      --      $      --        $   2,974
                                              ---   -----------  -----------         ---        -------          -------
                                              ---   -----------  -----------         ---        -------          -------
  Distributions to S Corporation
    Shareholders.....................
  Private placement offering of
    common stock and warrants and
    bridge financing.................                                   443                                          579
  Public offering of common stock and
    warrants.........................                                 3,566                                        6,535
  Acquisition and cancellation of
    common stock.....................                                   (13)                                         (27)
  Common stock issued for options
    exercised........................                                   189                                          123
  Change in par value of common
    stock............................                                                 20                             (20)
  Private placement offering of
    common stock.....................                                   313           --                           1,207
  Stock issued for business
    acquisition......................                                    44           --                             291
  Net loss...........................
  Effect of exchange rate changes....
                                              ---   -----------  -----------         ---        -------          -------
Balance at April 30, 1996............          --    $      --       20,341    $      20      $      --        $  11,662
                                              ---   -----------  -----------         ---        -------          -------
  Distribution to S Corporation
    Shareholders.....................
  Issuance of preferred stock........         350           --                                    6,562
  Conversion of preferred stock into
    common stock.....................        (350)          --        2,500            3         (6,562)           6,559
  Exercise of warrants and options...                                   649            1                             429
  Conversion of accounts payable into
    common stock.....................                                   171           --                             549
  Conversion from S corporation
    status to C corporation..........                                                                             (8,858)
  Net loss...........................
  Effect of exchange rates changes...
                                              ---   -----------  -----------         ---        -------          -------
Balance of April 30, 1997............          --    $      --       23,661    $      24      $      --        $  10,341
                                              ---   -----------  -----------         ---        -------          -------
                                              ---   -----------  -----------         ---        -------          -------
  Exercise of warrants and options...                                    48
  Conversion of accounts payable into
    common stock.....................
  Private placement offering of
    common stock.....................                                   855            1                           3,084
  Net income.........................
  Effect of exchange rates changes...
                                              ---   -----------  -----------         ---        -------          -------
Balance at July 31, 1997.............          --    $      --       24,564    $      25      $      --        $  13,425
                                              ---   -----------  -----------         ---        -------          -------
                                              ---   -----------  -----------         ---        -------          -------


                                        RETAINED     CUMULATIVE         TOTAL
                                        EARNINGS     TRANSLATION    SHAREHOLDERS'
                                        (DEFICIT)    ADJUSTMENT        EQUITY
                                       -----------  -------------  ---------------
Balance at April 30, 1994............   $   3,177     $    (272)      $   5,169
                                       -----------        -----         -------
  Distributions to S Corporation
    Shareholders.....................      (1,790)                       (1,790)
  Sellectek merger...................                                       190
  Private Placement Offerings of
    Common stock.....................                                       428
  Conversion of accounts payable into
    common stock.....................                                       237
  Exercise of warrants...............                                       237
  Net loss...........................      (2,393)                       (2,393)
  Effect of exchange rate changes....                       174             174
  Common stock issued for options
    exercised........................                                        94
  Stock exchanged for cancellation of
    loan.............................                                      (476)
                                       -----------        -----         -------
Balance at April 30, 1995............   $  (1,006)    $     (98)      $   1,870
                                       -----------        -----         -------
                                       -----------        -----         -------
  Distributions to S Corporation
    Shareholders.....................        (667)                         (667)
  Private placement offering of
    common stock and warrants and
    bridge financing.................                                       579
  Public offering of common stock and
    warrants.........................         (50)                        6,485
  Acquisition and cancellation of
    common stock.....................                                       (27)
  Common stock issued for options
    exercised........................                                       123
  Change in par value of common
    stock............................                                        --
  Private placement offering of
    common stock.....................                                     1,207
  Stock issued for business
    acquisition......................                                       291
  Net loss...........................     (13,418)                      (13,418)
  Effect of exchange rate changes....                      (149)           (149)
                                       -----------        -----         -------
Balance at April 30, 1996............   $ (15,141)    $    (247)      $  (3,706)
                                       -----------        -----         -------
  Distribution to S Corporation
    Shareholders.....................        (837)                         (837)
  Issuance of preferred stock........                                     6,562
  Conversion of preferred stock into
    common stock.....................                                        --
  Exercise of warrants and options...                                       430
  Conversion of accounts payable into
    common stock.....................                                       549
  Conversion from S corporation
    status to C corporation..........       8,858                            --
  Net loss...........................      (4,960)                       (4,960)
  Effect of exchange rates changes...                       (38)            (38)
                                       -----------        -----         -------
Balance of April 30, 1997............   $ (12,080)    $    (285)      $  (2,000)
                                       -----------        -----         -------
                                       -----------        -----         -------
  Exercise of warrants and options...                                        --
  Conversion of accounts payable into
    common stock.....................                                        --
  Private placement offering of
    common stock.....................                                     3,085
  Net income.........................          25                            25
  Effect of exchange rates changes...                        11              11
                                       -----------        -----         -------
Balance at July 31, 1997.............   $ (12,055)    $    (274)      $   1,121
                                       -----------        -----         -------
                                       -----------        -----         -------

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                          GLASGAL COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                     THREE MONTHS
                                                                    YEARS ENDED APRIL 30,           ENDED JULY 31,
                                                               --------------------------------  --------------------
                                                                 1995        1996       1997       1996       1997
                                                               ---------  ----------  ---------  ---------  ---------
                                                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income (loss)..........................................  $  (2,393) $  (13,418) $  (4,960) $   1,394  $      25
  Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities--
    Depreciation and amortization............................        862       1,114      1,200        377        489
    Extraordinary item.......................................         --         223         --         --         --
    Changes in operating assets and liabilities net of
      effects from purchase of CASI
      (Increase) decrease in accounts receivable, net........     (1,641)      1,860     (3,819)    (3,892)      (256)
      (Increase) decrease in inventory.......................        (39)       (378)     1,104        (14)      (339)
      (Increase) decrease in prepaid expenses and other
      assets.................................................       (572)      2,044       (940)       129     (2,114)
      (Increase) decrease in net assets from discontinued
      operations.............................................       (725)       (777)    (1,590)    (2,660)       395
      Increase (decrease) in accounts payable, accrued
        liabilities and other................................      3,262       3,661     (2,169)     1,211      1,430
                                                               ---------  ----------  ---------  ---------  ---------
      Net cash used in operating activities..................     (1,246)     (5,671)   (11,174)    (3,455)      (370)
                                                               ---------  ----------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment, net...................     (2,884)       (725)    (1,349)      (657)      (280)
  Net cash used for CASI acquisition.........................         --        (705)        --         --         --
  Advances to CASI...........................................         --      (1,135)        --         --         --
                                                               ---------  ----------  ---------  ---------  ---------
      Net cash used in investing activities..................     (2,884)     (2,565)    (1,349)      (657)      (280)
                                                               ---------  ----------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from (payments of) short-term borrowings......         --       8,337      3,338      2,094     (2,441)
  Net proceeds from (payments of) indebtedness...............      4,457      (5,103)       958       (143)      (381)
  Net Proceeds from common stock/warrant issuances...........        958       7,772      6,992        279      3,085
  Net proceeds from related parties..........................         --          --      1,026         --         --
  Distributions to stockholders..............................     (1,790)       (667)      (837)        --         --
                                                               ---------  ----------  ---------  ---------  ---------
      Net cash provided by financing activities..............      3,625      10,339     11,477      2,230        263
                                                               ---------  ----------  ---------  ---------  ---------
      Net effect of foreign currency translation on cash.....        173        (149)       (38)       (51)        11
                                                               ---------  ----------  ---------  ---------  ---------
      Net (decrease) increase in cash........................       (332)      1,954     (1,084)    (1,933)      (376)
CASH AT BEGINNING OF PERIOD..................................        597         265      2,219      2,219      1,135
                                                               ---------  ----------  ---------  ---------  ---------
CASH AT END OF PERIOD........................................  $     265  $    2,219  $   1,135  $     286  $     759
                                                               ---------  ----------  ---------  ---------  ---------
                                                               ---------  ----------  ---------  ---------  ---------

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                          GLASGAL COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (DATA WITH RESPECT TO THE THREE MONTHS ENDED JULY 31, 1996 AND 1997 IS
                                   UNAUDITED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

BUSINESS

    Glasgal Communications, Inc. (the "Company" or "Glasgal"), and its subsidiaries are in the business of providing configuration, integration and rapid deployment services for the implementation of complex computer networking and communicating systems. (See Note 4).

    BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of the Company and its subsidiaries. These consolidated financial statements include, for all periods presented, the accounts of all companies acquired under the pooling of interests method of accounting (See Note 2). All intercompany accounts and transactions have been eliminated.

    The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As reflected in the consolidated financial statements, the Company has incurred net losses and operating cash flow deficits. During fiscal 1997, the Company completed two acquisitions which have substantially increased its revenues and the integration of these operations has resulted in significant cash requirements (See Note 4). As a consequence, the Company has had to rely primarily on private placements of equity to fund its working capital requirements.

    Subsequent to April 30, 1997, the Company raised approximately $3,085 in private equity placements for 855 shares of its common stock. Although there can be no assurance that additional funds will be obtained, if needed, management believes that its fiscal 1998 operating plan is attainable and, together with the funds received from the private placements subsequent to April 30, 1997, will provide sufficient funds to enable the Company to meet its debt service and working capital requirements (See Note 16).

SIGNIFICANT ACCOUNTING POLICIES

    REVENUE RECOGNITION

    Revenues from configuration, integration and deployment services are recognized as the services are provided.

    CONTRACT COSTS

    Predeployment costs incurred in connection with engineering, planning and project management are deferred and amortized as it recognizes revenue for such services. As of April 30, 1997 and July 31, 1997, approximately $980 and $960, respectively of such costs are included in other current assets.

    CASH AND CASH EQUIVALENTS

    The Company considers as cash equivalents all highly liquid investments with an original maturity of three months or less. The Company has $210 and $232 of restricted cash as of April 30, 1997 and July 31, 1997, respectively.

    INVENTORY

    Inventory is stated at the lower of cost (first-in, first-out basis) or market value.

                          GLASGAL COMMUNICATIONS, INC.

     (DATA WITH RESPECT TO THE THREE MONTHS ENDED JULY 31, 1996 AND 1997 IS
                                   UNAUDITED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line and declining balance methods over the estimated useful lives or lease terms of the related assets, whichever is shorter.

    CAPITALIZED SOFTWARE COSTS

    The Company capitalized certain software costs which are amortized utilizing the straight-line method over the economic lives of the related products, not to exceed three years. Approximately $300,000 of capitalized software costs are included in other assets in the accompanying consolidated financial statements as of April 30, 1997.

    LONG-LIVED ASSETS

    Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets" ("SFAS 121") requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. As a result of its review, reserves have been provided to record certain assets at net realizable value (See Notes 4 and 13).

    STOCK BASED COMPENSATION

    Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") requires that an entity account for employee stock-based compensation under a fair value based method. However, SFAS 123 also allows an entity to continue to measure compensation cost for employee stock-based compensation arrangements using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees". The Company continues to account for employee stock-based compensation using the intrinsic value based method and is required to make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting under SFAS 123 had been applied (See Note 7).

    INCOME TAXES

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS 109"). Certain transactions are recorded in the accounts in a period different from that in which these transactions are reported for income tax purposes. These transactions, as well as other temporary differences between the basis in assets and liabilities for financial reporting and income tax purposes, result in deferred income taxes.

    EARNINGS (LOSS) PER SHARE

    Earnings (loss) per share is computed based upon the weighted average number of common shares and common equivalent shares outstanding during each period. Common equivalent shares have not been included, if antidilutive.

    In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" which makes certain changes to the manner in which earnings

                          GLASGAL COMMUNICATIONS, INC.

     (DATA WITH RESPECT TO THE THREE MONTHS ENDED JULY 31, 1996 AND 1997 IS
                                   UNAUDITED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) per share is reported. The Company is required to adopt this standard for the year ending April 30, 1998. The adoption of this standard will require restatement of prior years' earnings per share.

    If the Company had adopted the new standard in fiscal 1997, basic earnings
(loss) per common share from continuing operations, discontinued operations and net loss per common share would have been $0.03, $(0.27), and $(0.24), respectively, based on 21,151 basic weighted average shares. Diluted earnings per share from continuing operations would have been the same as basic earnings per share.

    FOREIGN CURRENCY TRANSLATION

    The local currency of the Company's foreign subsidiaries is its functional currency. Assets and liabilities of the Company's foreign subsidiaries are translated into US dollars at the current exchange rate. Income statement accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included as a separate component of shareholders' equity (deficit).

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform to the current year financial statement presentation.

(2) MERGERS AND ACQUISITIONS:

    COMPUTER-AIDED SOFTWARE INTEGRATION, INC.

    On April 24, 1996, the Company acquired 80% of the outstanding common stock of Computer-Aided Software Integration, Inc. ("CASI"), a company that develops and licenses software products, in exchange for $500 and 44 shares of common stock of the Company valued at $6.57 per share based on the average trading price of the Company's common stock for several days before and after the date of the acquisition agreement. The acquisition was accounted for as a purchase. The excess of purchase price over fair value of net assets acquired is included in goodwill and is being amortized over 10 years on a straight line basis. Revenues of CASI, which commenced operations in February 1995, were immaterial and CASI recorded losses of $490 and $415 in the period from inception through December 31, 1995 and the four months ended April 30, 1996, respectively.

    In connection with this transaction, in March 1996 the Company completed a private placement offering of 313 shares of common stock. The net proceeds of the private placement offering, $1,207, were used to acquire 80% of the issued and outstanding shares of common stock of CASI, and to provide CASI with working capital.

                          GLASGAL COMMUNICATIONS, INC.

     (DATA WITH RESPECT TO THE THREE MONTHS ENDED JULY 31, 1996 AND 1997 IS
                                   UNAUDITED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(2) MERGERS AND ACQUISITIONS: (CONTINUED)
    HH COMMUNICATIONS, INC.

    On July 31, 1996, the Company acquired all of the issued and outstanding shares of HH Communications, Inc. ("HH"), a systems integrator, in exchange for 1,500 shares of its common stock. The transaction has been accounted for as a pooling of interests.

    DATATEC INDUSTRIES, INC.

    On October 31, 1996, the Company acquired 98.5% of the issued and outstanding shares of Datatec Industries, Inc. ("Datatec Industries"), an implementor of information communications networks, in exchange for 4,000 shares of its common stock. In September 1997, the Company acquired the remaining 1.5% of Datatec Industries. The transaction has been accounted for as a pooling of interests.

    Presented below are the individual entity and combined financial information, after giving effect to classifying certain segments of the Company's business as discontinued operations (See Note 4).

                                                                             GLASGAL      HH       DATATEC    COMBINED
                                                                            ---------  ---------  ---------  -----------
FOR THE YEAR ENDED APRIL 30, 1995
Net sales.................................................................  $   3,252  $  --      $  52,624   $  55,876
Income from continuing operations.........................................        673     --          1,923       2,596
Loss from discontinued operations.........................................     (2,317)       (92)    (2,580)     (4,989)
Net loss..................................................................     (1,644)       (92)      (657)     (2,393)

FOR THE YEAR ENDED APRIL 30, 1996
Net sales.................................................................  $   5,055  $  --      $  54,114   $  59,169
Income (loss) from continuing operations..................................      2,298     --         (7,447)     (5,149)
Loss from discontinued operations.........................................     (3,255)      (289)    (4,502)     (8,046)
Extraordinary loss........................................................       (223)    --         --            (223)
Net loss..................................................................     (1,180)      (289)   (11,949)    (13,418)

FOR THE YEAR ENDED APRIL 30, 1997
Net sales.................................................................  $   4,835  $  --      $  54,646   $  59,481
Income (loss) from continuing operations..................................       (226)    --            928         702
Loss from discontinued operations.........................................     (5,267)      (395)    --          (5,662)
Net income (loss).........................................................     (5,493)      (395)       928      (4,960)

    The combined results are not necessarily indicative of what actually would have occurred if the acquisitions had been in effect for the entire periods presented. In addition, the combined results are not intended to be a projection of future results and do not reflect any synergies that might be achieved from operations.

                          GLASGAL COMMUNICATIONS, INC.

     (DATA WITH RESPECT TO THE THREE MONTHS ENDED JULY 31, 1996 AND 1997 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(3) PROPERTY AND EQUIPMENT:

    The following is a summary of property and equipment.

                                                                                        APRIL 30,
                                                                                   --------------------   JULY 31,
                                                                                     1996       1997        1997
                                                                                   ---------  ---------  -----------
                                                                                                         (UNAUDITED)
Equipment........................................................................  $   1,078  $     977   $     994
Computer equipment...............................................................      2,893      3,158       3,194
Furniture, fixtures and leasehold improvements...................................      2,548      2,444       2,548
                                                                                   ---------  ---------  -----------
                                                                                       6,519      6,579       6,736
Less--accumulated depreciation and amortization..................................      3,220      2,945       3,177
                                                                                   ---------  ---------  -----------
Property and equipment, net......................................................  $   3,299  $   3,634   $   3,559
                                                                                   ---------  ---------  -----------
                                                                                   ---------  ---------  -----------

(4) DISCONTINUED OPERATIONS:

    Over the course of fiscal 1995 and early fiscal 1996, the Company encountered and was greatly impacted by the trend of declining profitability in data communications equipment sales. As a result, the Company decided to accelerate the process of transitioning from the business of distributing data communications equipment to its current business of providing implementation services. In April 1996, the Company acquired CASI, which has developed the Integrator's Workbench software tools to aid in the automation of network configurations and deployments. In July 1996, the Company acquired HH, a systems integrator with an expertise in routing technologies. In October 1996, the Company acquired Datatec Industries, a systems integrator with a focus on deployment and implementation services.

    Since the acquisition of Datatec Industries in October 1996, the Company has transitioned its business to providing implementation services. In June 1997, the Company discontinued its data communications equipment distribution business. The Company is currently winding down this business which is expected to be completed by the end of fiscal 1998. The Company is no longer a distributor of data communications equipment and will only honor its existing customer commitments.

    The net losses of this business prior to April 30, 1997 are included in the consolidated statements of operations as discontinued operations. Revenues from such operations were $35,004, $43,033, $35,178 for the years ended April 30, 1995, 1996 and 1997, respectively and $11,546 and $3,386 for the three month periods ended July 31, 1996 and 1997, respectively. Substantially all assets to be disposed of were those of Glasgal. Included in net assets from discontinued operations is a 10 year mortgage agreement with a bank for $977, with an interest rate of 8.05% per annum. Beginning in the year 2002, the interest rate is subject to adjustment, as defined.

    The provision for future losses of discontinued operations included in the consolidated statements of operations includes the write-down of assets to estimated net realizable value.

    As of April 30, 1996, Datatec had discontinued its international operations, which was a distributor of computer hardware, and its Shoppertrak division, which developed and sold a proprietary system that provided shopper traffic information. The loss from current year operations was approximately $2,579 and $2,218 in 1995 and 1996, respectively, and the provision for future losses was approximately $2,284 as of

                          GLASGAL COMMUNICATIONS, INC.

     (DATA WITH RESPECT TO THE THREE MONTHS ENDED JULY 31, 1996 AND 1997 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(4) DISCONTINUED OPERATIONS: (CONTINUED)
April 30, 1996, substantially all of which was utilized in fiscal 1997. Revenues relating to these operations were approximately $14,000 in 1995 and 1996.

(5) SHORT-TERM BORROWINGS:

    In October 1996, the Company amended its credit facility with a bank which was outstanding as of April 30, 1996. The amended agreement provided for the borrowing of the lesser of $10,500 or a sum based on a formula of qualified assets. As of April 30, 1996 the interest rate was 9.0%. The outstanding borrowings under this facility were repaid during fiscal 1997 with the proceeds obtained from the revolving loan discussed below.

    During fiscal 1997, the Company entered into a revolving loan agreement that provides for maximum borrowings of $15,000. Availability under the revolving loan is calculated at the sum of 85.0% of eligible accounts receivable, as defined, and 50.0% of the cost or wholesale market value of eligible inventory, as defined. The amount of available borrowings, as defined, was $11,989 as of April 30, 1997. The revolving loan accrues interest at the prime rate plus 0.75% (9.25% at April 30, 1997). As of July 31, 1997 the Company was not in compliance with certain covenants and is in the process of obtaining waivers. As there can be no assurance that such waivers will be obtained, certain long-term debt has been classified as current (See Note 6).

(6) LONG-TERM DEBT:

    Long-term debt consists of the following:

                                                                                        APRIL 30,
                                                                                   --------------------   JULY 31,
                                                                                     1996       1997        1997
                                                                                   ---------  ---------  -----------
                                                                                                         (UNAUDITED)
  Term loan (a)..................................................................  $   2,023  $      --   $      --
  New Jersey EDA Note (b)........................................................        895        680         660
  Term note (c)..................................................................         --      2,000       1,908
  Convertible notes (d)..........................................................         --      2,000       2,000
  Capital leases.................................................................      1,975      1,171         977
                                                                                   ---------  ---------  -----------
    Total Debt...................................................................      4,893      5,851       5,545
  Less--Current maturities.......................................................     (2,555)      (850)      3,545
                                                                                   ---------  ---------  -----------
    Long-term debt, net of current maturities....................................  $   2,338  $   5,001   $   2,000
                                                                                   ---------  ---------  -----------
                                                                                   ---------  ---------  -----------

------------------------

(a) The $2,800 term loan provided for equal monthly installments of $78 commencing July 1995 through June 1998. As of April 28, 1996 the interest rate was 10.25%. The borrowings were repaid during fiscal 1997.

(b) The Company entered into a $1,320 loan agreement with the New Jersey Economic Development Authority ("NJEDA"). The note provides for monthly payments of principal and interest through June 1, 2002. Monthly principal payments range from $9 to $14. Interest is based on a floating rate

                          GLASGAL COMMUNICATIONS, INC.

     (DATA WITH RESPECT TO THE THREE MONTHS ENDED JULY 31, 1996 AND 1997 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(6) LONG-TERM DEBT: (CONTINUED)
    equal to the variable rate borne by the NJEDA Economic Growth Bonds. As of April 30, 1997 the interest rate was 4.5%. The note is secured by the assets acquired with the loan proceeds (See Note 5).

(c) In March 1997, the Company entered into a $2,000 term note. The term note bears interest at a variable rate equal to the prime rate plus 1.5% (10.0% at April 30, 1997) and is payable monthly. The outstanding principal is payable in 36 monthly installments and matures in April 2000. The term note is collateralized by certain assets, as defined (See Note 5).

(d) In February 1997, the Company issued convertible notes of $2,000, which mature in February 1999. These notes bear interest at 10% per annum payable at conversion or maturity. These notes, however, are convertible into the Company's common stock following the expiration of six months following the closing date. Upon conversion, the aggregate amount of the notes plus accrued interest converts into common stock at 80% of the then quoted price of a share of the Company's common stock. In connection with these notes, the Company issued warrants to purchase 700 shares of the Company's common stock at $5.25 per share, the fair market value on the date of issuance.

    The scheduled repayments of long-term debt are as follows:

1998................................................................  $     850
1999................................................................      2,725
2000................................................................      1,757
2001................................................................        371
2002................................................................        148

(7) SHAREHOLDERS' EQUITY:

    On May 2, 1994, the Company merged with and into Sellectek, Incorporated ("Sellectek"), a public company which had cash and no liabilities. For accounting purposes, the merger has been recorded as a recapitalization of the Company with the Company as the acquirer (reverse acquisition). Sellectek changed its name to Glasgal.

    In connection with a January 1994 common stock purchase agreement with Direct Connect International, Inc. ("DCI"), DCI converted approximately $2,000 of indebtedness into 2,724 shares of common stock of the Company. Under the agreement, as amended, the Company has the right to require DCI to purchase up to 1,207 additional shares ("Additional Shares") of Common Stock of the Company for an aggregate of $7,899, less current warrant solicitation fees (the "Additional DCI Investment"). The Company may require the Additional DCI Investment if, and then only to the extent, that DCI receives proceeds from the exercise of existing warrants. If the Company does not require the Additional DCI Investment, DCI may still purchase, on the same terms and conditions, the Additional Shares.

    PUBLIC OFFERING

    During 1995, the Company consummated two bridge financings for aggregate proceeds of $1,270. In connection with the financings, 443 shares of common stock were issued at $1.13 per share and warrants were issued for the purchase of 950 shares of common stock. Each warrant was subsequently converted into a warrant having terms identical to those of the redeemable warrants issued in connection with the

                          GLASGAL COMMUNICATIONS, INC.

     (DATA WITH RESPECT TO THE THREE MONTHS ENDED JULY 31, 1996 AND 1997 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(7) SHAREHOLDERS' EQUITY: (CONTINUED)
public offering (the "Offering") discussed below. The bridge financings were repaid from the proceeds of the Offering resulting in the write-off of the unamortized original issue discount and deferred financing costs of $223 as an extraordinary loss.

    On September 28, 1995, the Company completed the Offering of 1,783 units at $5.00 per unit (including an overallotment of 258 units in October 1995) for net proceeds of approximately $6,485. Each unit consisted of two shares of Common Stock and one redeemable warrant. Each redeemable warrant entitles the holder to purchase one share of Common Stock at an initial exercise price of $3.75 per share (See Note 16). In addition, in connection with the sale of 400 shares of common stock by certain selling shareholders, the Company contributed 200 redeemable warrants (valued at $50) that were included in the 200 units sold by such shareholders.

    PREFERRED STOCK

    During fiscal 1997, the Company issued 350 shares of convertible preferred stock. The net proceeds from these issuances were approximately $6,562. The preferred stock was subsequently converted into 2,500 shares of common stock.

    COMMON STOCK OPTIONS

    The 1990 Stock Option Plan (the "1990 Plan") provides for grants of 1,500 common stock options to employees, directors, and consultants to purchase common stock at a price at least equal to 100% of the fair market value of such shares on the grant date. The exercise price of any options granted to a person owning more than 10% of the combined voting power of all classes of stock of the Company ("10% shareholder"), shall be at least equal to 110% of the fair market value of the share on the grant date. The options are granted for no more than a 10-year term (5 years for 10% shareholders) and the vesting periods range from 2 to 4 years.

    The 1993 Consultant Stock Option Plan (the "1993 Plan") provides for grants of 30 shares of common stock to selected persons who provide consulting and advisory services to the Company at a price at least equal to 100% of the fair market value of such shares on the grant date, as determined by the Board of Directors. The exercise price of any options granted to a person owning more than 10% of the combined voting power of all classes of stock of the Company ("10% shareholder"), shall be at least equal to 110% of the fair market value of such shares on the grant date. The options are granted for no more than a 10-year term (5 years for 10% shareholders) and the vesting periods are determined by the Board of Directors.

    The following table represents a summary of stock option activity under the 1990 Plan and the 1993 Plan:

                                                                                                        1993 CONSULTANT
                                                                                                       STOCK OPTION PLAN
                                                                          1990 STOCK OPTION PLAN
                                                                        ---------------------------  ----------------------
                                                                          SHARES         PRICE         SHARES       PRICE
                                                                        -----------  --------------  -----------  ---------
Options outstanding at April 30, 1995.................................         651   $  1.25-$15.63           4   $    5.00
Granted...............................................................         353   $  2.78-$10.55           5   $    2.50
Exercised.............................................................         (91)  $         1.25           4   $    5.00

                          GLASGAL COMMUNICATIONS, INC.

     (DATA WITH RESPECT TO THE THREE MONTHS ENDED JULY 31, 1996 AND 1997 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(7) SHAREHOLDERS' EQUITY: (CONTINUED)

                                                                                                        1993 CONSULTANT
                                                                                                       STOCK OPTION PLAN
                                                                          1990 STOCK OPTION PLAN
                                                                        ---------------------------  ----------------------
                                                                          SHARES         PRICE         SHARES       PRICE
                                                                        -----------  --------------  -----------  ---------
Canceled..............................................................         (53)  $         1.25          --      --
                                                                                                             --
                                                                               ---   --------------               ---------
Options outstanding at April 30, 1996.................................         860   $  1.25-$15.63           5   $    2.50
Granted...............................................................          64   $  6.00-$10.55      --          --
Exercised.............................................................        (122)  $         1.25          --      --
Canceled..............................................................         (81)  $  1.25-$10.55          --      --
                                                                                                             --
                                                                               ---   --------------               ---------
Options outstanding at April 30, 1997.................................         721   $  1.25-$15.63           5   $    2.50
                                                                                                             --
                                                                                                             --
                                                                               ---   --------------               ---------
                                                                               ---   --------------               ---------
Exercisable at April 30, 1997.........................................         403   $  1.25-$15.63           5   $    2.50
                                                                                                             --
                                                                                                             --
                                                                               ---   --------------               ---------
                                                                               ---   --------------               ---------

    As of April 30, 1997, a total of 553 and 4 shares remain reserved for future grants under the 1990 Plan and the 1993 Plan, respectively.

    The 1995 Directors Stock Option Plan (the "Directors Plan") provides for grants of 500 shares of Common Stock. All members of the Board of Directors who are not employees of the Company ("Eligible Directors") are eligible to receive grants of options. Each Eligible Director is granted an option to purchase 24 shares of Common Stock on the date the Eligible Director is elected to the Board of Directors, and will be granted another option to purchase 24 shares of Common Stock annually thereafter so long as he remains an Eligible Director. Generally, each option vests ratably over a three-year period provided such individual continues to serve as a Director of the Company.

                                                                                               1995 DIRECTORS STOCK
                                                                                                   OPTION PLAN
                                                                                            --------------------------
                                                                                              SHARES         PRICE
                                                                                            -----------  -------------
Options outstanding at April 30, 1995.....................................................          48       $1.25

Granted during 1996.......................................................................          72    $2.55-$2.78
Exercised.................................................................................          --        --
Canceled..................................................................................          --        --
                                                                                                   ---   -------------
Options outstanding at April 30, 1996.....................................................         120    $1.25-$2.78

Granted...................................................................................          96    $6.73-$8.33
Exercised.................................................................................          --        --
Canceled..................................................................................          --        --
                                                                                                   ---   -------------
Options outstanding at April 30, 1997.....................................................         216    $1.25-$8.33
                                                                                                   ---   -------------
                                                                                                   ---   -------------
Shares exercisable at April 30, 1997......................................................          88    $1.25-$2.78
                                                                                                   ---   -------------
                                                                                                   ---   -------------

    As of April 30, 1997, 284 shares were available for future issuance under the Directors Plan.

                          GLASGAL COMMUNICATIONS, INC.

     (DATA WITH RESPECT TO THE THREE MONTHS ENDED JULY 31, 1996 AND 1997 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(7) SHAREHOLDERS' EQUITY: (CONTINUED)
    During January 1992, the Company granted options to purchase 1,387 shares of its common stock, at an exercise price of $0.005 per share. The options may be exercised at any time prior to January 1, 2002. 349 options have been exercised as of April 30, 1997. In April 1993, the Company granted options, which expire in April 2003, to purchase 110 shares of common stock to a consultant/advisor to the Company at an exercise price of $0.005 per share. As of April 30, 1997, 93 options have been exercised.

    On April 25, 1995 the Company granted options to purchase 350 shares of Common Stock at an exercise price of $1.75, to certain officers of the Company. These options are exercisable, at any time and from time to time, prior to April 21, 2005. During fiscal 1996, 95 options were canceled. As of April 30, 1997, no options have been exercised.

    The table below sets forth the activity relating to stock options referred to above which were originally granted by the Company not pursuant to any option plan.

                                                                                             SHARES         PRICE
                                                                                           -----------  --------------
Options outstanding at April 30, 1995....................................................       1,846   $  0.005-$1.75

Granted..................................................................................      --             --
Exercised................................................................................         (94)  $        0.005
Canceled.................................................................................         (95)  $         1.75
                                                                                                -----   --------------
Options outstanding at April 30, 1996....................................................       1,657   $  0.005-$1.75

Granted..................................................................................      --             --
Exercised................................................................................        (348)  $        0.005
Canceled.................................................................................      --             --
                                                                                                -----   --------------
Options outstanding at April 30, 1997....................................................       1,309   $  0.005-$1.75
                                                                                                -----   --------------
                                                                                                -----   --------------

    In fiscal 1996, the Company adopted the 1996 Employee and Consultant Stock Option Plan (the "1996 Plan"), under which 2,000 shares of common stock are reserved for issuance. The 1996 Plan was established to attract, retain, and provide equity incentives to selected employees to promote the financial success of the Company.

                          GLASGAL COMMUNICATIONS, INC.

     (DATA WITH RESPECT TO THE THREE MONTHS ENDED JULY 31, 1996 AND 1997 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(7) SHAREHOLDERS' EQUITY: (CONTINUED)
    The following table represents a summary of the stock option activity under the 1996 Plan:

                                                                                          1996 EMPLOYEE AND
                                                                                              CONSULTANT
                                                                                          STOCK OPTION PLAN
                                                                                      --------------------------
                                                                                        SHARES         PRICE
                                                                                      -----------  -------------
Options outstanding at April 30, 1996...............................................      --       $    --

Granted.............................................................................       1,500   $  5.82-$6.93
Exercised...........................................................................      --            --
Canceled............................................................................         121   $  5.82-$6.93
                                                                                           -----   -------------
Options outstanding at April 30, 1997...............................................       1,379   $  5.82-$6.93
                                                                                           -----   -------------
                                                                                           -----   -------------

    In fiscal 1996, the Company adopted the senior executive stock option plan (the "1996 Executive Plan") under which 560 shares of common stock are reserved for issuance to senior executive officers of the Company at an exercise price as determined by the plan committee at the time of grant.

    The following table represents a summary of stock option activity under the 1996 Executive Plan:

                                                                     SENIOR EXECUTIVE PLAN
                                                                     ---------------------
                                                                      SHARES      PRICE
                                                                     ---------  ----------
Options outstanding at April 30, 1996..............................     --      $   --

Granted............................................................        535  $     5.25
Exercised..........................................................     --          --
Canceled...........................................................     --          --
                                                                     ---------  ----------
Options outstanding at April 30, 1997..............................        535  $     5.25
                                                                     ---------  ----------
                                                                     ---------  ----------

    The 1996 Stock Option Conversion Plan was established to primarily replace stock options previously granted by the Company's subsidiary, Datatec Industries, with the Company's options on the same terms as indicated in the merger agreement. The maximum number of shares that may be issued pursuant to options granted under the plan shall not exceed 470. As of April 30, 1997, 447 options were outstanding, with no options exercised during the year ended April 30, 1997. The options outstanding have exercise prices ranging from $.86 to $3.14.

    On July 17, 1995, Mr. Glasgal granted to five executive officers of the Company, options to purchase an aggregate of 300 shares of his common stock. The options granted by Mr. Glasgal vest 1/3 on July 17, 1996 (at an exercise price of $2.775 per share, the fair market value at the date of grant), 1/3 on July 17, 1997 (at an exercise price of $3.50 per share) and 1/3 on July 17, 1998 (at an exercise price of $4.50 per share). As of April 30, 1997, 7 shares have been exercised.

    Effective May 1, 1996, the Company adopted the provisions of SFAS 123 "Accounting for Stock-Based Compensation". As permitted by the statement, the Company has elected to continue to account for stock-based compensation using the intrinsic value method. Accordingly, no compensation expense has been

                          GLASGAL COMMUNICATIONS, INC.

     (DATA WITH RESPECT TO THE THREE MONTHS ENDED JULY 31, 1996 AND 1997 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(7) SHAREHOLDERS' EQUITY: (CONTINUED)
recognized for its stock-based compensation plans. Had the fair value method of accounting been applied to the Company's stock option plans during 1996 and 1997, which requires recognition of compensation expense ratably over the vesting period of the underlying equity instruments, net loss would have been increased by $106 with no per share effect in 1996 and $589 with a $0.02 per share effect in 1997. This pro forma impact takes into account options granted since May 1, 1995 and is likely to increase in future years as additional options are granted and amortized ratably over the vesting period. The weighted average fair value of options granted during 1996 and 1997 was $2.60 and $3.58, respectively. The fair value was estimated using the Black-Scholes option pricing model based on the weighted average market price at grant date of $4.45 in 1996 and $5.57 in 1997 and the following weighted average assumptions; risk free interest rate of 8.5% in 1996 and 1997 and volatility of 75% in 1996 and 1997.

(8) INCOME TAXES:

    Under the provisions of SFAS 109 "Accounting for Income Taxes", the statement requires that deferred income taxes reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts.

    Deferred income taxes result primarily from temporary differences in the recognition of expenses for tax and financial reporting purposes. Deferred income taxes consisted of the following:

                                                                            APRIL 30,    APRIL 30,
                                                                              1996         1997
                                                                           -----------  -----------
Net operating loss carryforwards.........................................   $   1,406    $   3,462
Accelerated depreciation.................................................        (316)      (1,159)
Allowance for doubtful accounts..........................................         109          280
Inventory obsolescence...................................................         112          257
Other....................................................................          19          480
                                                                           -----------  -----------
                                                                                1,330        3,320
Valuation allowance......................................................      (1,330)      (3,320)
                                                                           -----------  -----------
                                                                            $      --    $  --
                                                                           -----------  -----------
                                                                           -----------  -----------

    The Company has recorded a full valuation allowance against the net deferred tax asset due to uncertainty relating to the realization of this asset.

    The Company does not provide for US income taxes on the undistributed earnings of its foreign subsidiaries as the Company does not have any current intention of repatriating such earnings.

    As of April 30, 1997, the Company has $10,200 available of net operating loss carryforwards, which may be used to offset future taxable income. These net operating loss carryforwards expire through 2012.

(9) RELATED PARTY TRANSACTIONS:

    On April 30, 1995, and in contemplation of the closing of the First Bridge Financing (see Note 7), Mr. Glasgal, the majority shareholder of the Company, contributed to the Company 442 shares of

                          GLASGAL COMMUNICATIONS, INC.

     (DATA WITH RESPECT TO THE THREE MONTHS ENDED JULY 31, 1996 AND 1997 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(9) RELATED PARTY TRANSACTIONS: (CONTINUED)
Common Stock in consideration for the cancellation of $476 owed by him to the Company. The 442 shares of Common Stock contributed to the Company were canceled.

    During the year ended April 30, 1997, the Company loaned $410 to certain executive officers of the Company. These loans bear interest at 8% per annum. Two of these loans, representing $210, are repayable with the proceeds from the future exercise of stock options of these executives. All of these loans mature on December 31, 1999.

    Datatec had previously leased a facility owned by a company controlled by a majority shareholder. Under an agreement with the lender, if the facility were sold, the majority shareholder would be required to apply any proceeds in excess of the mortgage to repayment of Datatec debt with that lender. In January 1997, the facility was sold and approximately $1,686 of excess proceeds were used by the majority shareholder to repay Datatec debt. This amount, net of repayment of $250, is included in due to related parties. The Company continues to lease two facilities from companies with whom a majority shareholder is affiliated. The annual lease payments on the facilities is included in Note 11.

(10) EMPLOYEE BENEFIT PLANS:

    The Company currently has two contributory 401(k) salary reduction plans which permit employees to contribute if they are at least 21 years of age and have been a full time employee of the Company for six months.

    The Glasgal Communications, Inc. Salary Reduction Plan requires a minimum contribution of 2% of the gross earnings and no more than 15% of the gross earnings up to the maximum allowed by the IRS. Glasgal matches a maximum of six hundered dollars annually, per participant. The matching contributions for the three years ended April 30, 1995, 1996 and 1997 were $27, $17 and $15, respectively.

    The Datatec Industries, Inc. 401(k) Savings Plan requires a minimum contribution of 1% of the gross earning and no more than 15% of the gross earnings up to the maximum allowed by the IRS. The Datatec plan does not match any of the employee's contributions.

(11) COMMITMENTS AND CONTINGENCIES:

    The Company leases sales offices and warehouse facilities from related and unrelated parties throughout the United States and Canada. The minimum annual rentals for future years are as follows:

                                                                   RELATED                SUBLEASE
TWELVE MONTH PERIOD ENDING APRIL                                    PARTY       OTHER      INCOME        NET
---------------------------------------------------------------  -----------  ---------  -----------  ---------
1998...........................................................   $     545   $   1,059   $    (404)  $   1,200
1999...........................................................         545         984        (453)      1,076
2000...........................................................         545         801        (372)        974
2001...........................................................         545         449        (270)        724
2002...........................................................         545         333        (210)        668
Thereafter.....................................................       3,818         423         (18)      4,223

    Rent expense was $1,194, $1,785 and $1,713 for the years ended April 30, 1995, 1996 and 1997, respectively and $474 and $511 for the three month periods ended July 31, 1996 and 1997, respectively.

                          GLASGAL COMMUNICATIONS, INC.

     (DATA WITH RESPECT TO THE THREE MONTHS ENDED JULY 31, 1996 AND 1997 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(11) COMMITMENTS AND CONTINGENCIES: (CONTINUED)
    The Company has one-year lease commitments for its fleet of vehicles. Lease expense related to these vehicles was $943, $1,155 and $1,347 for the years ended April 30, 1995, 1996 and 1997, respectively and $348 and $358 for the three month periods ended July 31, 1996 and 1997, respectively. The leases expire throughout the year, most with an option for renewal. Future commitments are not reflected in the amounts above but are expected to approximate the 1997 expense.

    The Company has entered into employment agreements with thirteen key employees. These agreements provide for an aggregate annual salary of $2,400, increased annually by the percentage increase in the consumer price index. These agreements are generally three years in duration and expire in July 1999 through April 2001.

    The Company, from time to time, is involved in routine litigation and various legal matters in the ordinary course of business. The Company does not expect that the ultimate outcome of this litigation will have a material adverse effect on the results of operations or financial position.

(12) CONCENTRATIONS OF CREDIT RISK:

    The Company's financial instruments subject to credit risk are primarily trade accounts receivable. Generally, the Company does not require collateral or other security to support customer receivables. At April 30, 1996, the Company's customers were primarily within the continental United States and Canada. Customers representing approximately 57% of the Company's revenues are in the retail industry.

    In the year ended April 30, 1995, two customers had sales of $9,200, $6,500, for the year ended April 30, 1996, two customers had sales of $5,000, $4,700, for the year ended April 30, 1997, two customers had sales of $7,000, $6,000.

(13) RESTRUCTURING OF OPERATIONS:

    In April 1996, the Company recorded restructuring charges of $6,756 relating to reducing costs and improving the Company's efficiency. These charges are included in selling, general and administrative expense and included $2,049 in noncash write-downs of certain of the Company's long-lived assets based upon the criteria described in Note 1 as well as the establishment of $4,707 of accrued liabilities, which included $1,984 of projected cash outflows for personnel severance and facilities consolidation plans.

(14) RECAPITALIZATION:

    In January 1996, the Company was reincorporated in the State of Delaware and each outstanding share of the old California Corporation, no par value common stock, was converted into one share of the new Delaware Corporation $0.001 par value common stock. This change resulted in the transfer of $20 from the additional paid-in capital account to the common stock account. In conjunction with the reincorporation, the Company increased the authorized common stock from 21,000 shares to 34,000 shares.

(15) SUPPLEMENTAL DISCLOSURE OF CASH FLOWS:

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

                          GLASGAL COMMUNICATIONS, INC.

     (DATA WITH RESPECT TO THE THREE MONTHS ENDED JULY 31, 1996 AND 1997 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(15) SUPPLEMENTAL DISCLOSURE OF CASH FLOWS: (CONTINUED)

  Interest paid........................................  $     624  $   1,020  $   1,313  $     414  $     380
  Income taxes paid....................................        600         14        397         --         --

    SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

    On June 6, 1994, a vendor converted $250 of Glasgal's accounts payable into 100 shares of Glasgal's Common Stock.

    On April 30, 1995, Mr. Glasgal contributed 442 shares of Common Stock in consideration for the cancellation of $476 owed to the Company.

    On April 24, 1996, the Company purchased 80% of the common stock of CASI for $500 in cash plus 44 shares of common stock of the Company valued at $290.

Goodwill....................................................................  $   1,866
Cash Paid for Common Stock (including expenses).............................       (705)
Common Stock Issued.........................................................       (290)
                                                                              ---------
Liabilities Assumed.........................................................  $     871
                                                                              ---------
                                                                              ---------

    During 1997, the Company converted $561 of accounts payable into 171 shares of common stock.

(16) SUBSEQUENT EVENT:

    On September 22, 1997, the Company issued a notice of redemption of warrants (See Note 7) at a redemption price of $.05 per Warrant.

    On September 29, 1997, the Board of Directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission to register 4,000 shares of the Company's Common Stock to sell to the public. Existing and prospective investors should consider, among other things, the risks and difficulties faced by the Company, including working capital deficiencies, management of growth, history of losses, recent change of business focus and dependence on key personnel. See "Risk Factors" included elsewhere in this Prospectus for a discussion of these and other factors.

         [This page contains a chart depicting typical project activities]

------------------------------------------------
                                ------------------------------------------------
------------------------------------------------
                                ------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    5
The Company...............................................................   12
Use of Proceeds...........................................................   12
Price Range of Common Stock and Dividend Policy...........................   13
Capitalization............................................................   14
Dilution..................................................................   15
Selected Consolidated Financial Data......................................   16
Management's Discussion and Analysis
  of Financial Condition and Results of
  Operations..............................................................   17
Business..................................................................   24
Management................................................................   33
Certain Transactions......................................................   41
Principal Stockholders....................................................   43
Description of Securities.................................................   45
Shares Eligible For Future Sale...........................................   48
Underwriting..............................................................   49
Legal Matters.............................................................   51
Experts...................................................................   51
Available Information.....................................................   51
Index to Consolidated Financial Statements................................  F-1

                                4,000,000 SHARES

                                     [LOGO]

                          GLASGAL COMMUNICATIONS, INC.

                                  COMMON STOCK

                                 --------------
                                   PROSPECTUS
                                        , 1997
                                 --------------

                          VOLPE BROWN WHELAN & COMPANY

                                 TUCKER ANTHONY
                                      INCORPORATED

------------------------------------------------
                                ------------------------------------------------
------------------------------------------------
                                ------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses (other than selling commissions and other fees paid to the Underwriters) which will be paid by the Registrant in connection with the issuance and distribution of the securities being registered. With the exception of the SEC registration fee and the NASD filing fee, all amounts shown are estimates.

SEC registration fee...........................................................  $ 8,886.36
NASD filing fee................................................................    3,433.00
Nasdaq NMS listing expenses....................................................   50,000.00
Blue sky fees and expenses (including legal and filing fees)...................   10,000.00
Printing expenses (other than stock certificates)..............................  150,000.00
Printing and engraving of stock certificates...................................    3,000.00
Legal fees and expenses (other than Blue sky)..................................  200,000.00
Accounting fees and expenses...................................................   75,000.00
Transfer Agent and Registrar fees and expenses.................................   10,000.00
Finder's fee...................................................................  195,000.00
Miscellaneous expenses.........................................................  169,680.64
                                                                                 ----------
        Total..................................................................  $875,000.00
                                                                                 ----------
                                                                                 ----------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Certificate of Incorporation and the By-laws of the Registrant provides that the Registrant shall indemnify to the extent permitted by Delaware law any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Registrant. Such indemnification (other than an order by a court) shall be made by the Registrant only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances for such indemnification may be made pending such determination. In addition, the Registrant's Certificate of Incorporation eliminates, to the extent permitted by Delaware law, personal liability of directors to the Registrant and its stockholders for monetary damages for breach of fiduciary duty as directors.

    The Registrant's authority to indemnify its directors and officers is governed by the provisions of Section 145 of the Delaware General Corporation Law, as follows:

    (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

    (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

    (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

    (e) Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition or such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be paid upon such terms and conditions, if any, as the board of directors deems appropriate.

    (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

    (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

    (h) For purposes of this section, references to the "corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

    (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans, references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan, and references to "serving at the request of the corporation" shall include any service as a director, officer, employee, or agent with respect to any employee benefit plan, its participants or beneficiaries, and a person who acted in good faith and in a manner reasonably believed to be in the interest of the participants and beneficiaries of any employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

    (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

    Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, the Registrant has agreed to indemnify the Underwriters and the Underwriters have agreed to indemnify the Registrant and its directors, officers and controlling persons against certain civil liabilities that may be incurred in connection with the offering, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

    The Registrant has entered into Indemnification Agreements with each of its directors and officers whereby it has agreed to indemnify each director and officer from and against any and all expenses, losses, claims, damages and liability incurred by such director or officer for or as a result of action taken or not taken while such director was acting in his capacity as a director, officer, employee or agent of the Registrant.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    During the past three years, the following securities were sold by the Company without registration under the Securities Act. Except as otherwise indicted, the securities were sold by the Company in reliance upon the exemption provided by Section 4(2) of the Securities Act, among others, on the basis that such transactions did not involve any public offering and the purchasers were sophisticated with access to the kind of information registration would provide.

    In October 1994, 875,000 shares of Common Stock of the Company were issued to Berthold Hoeniger in connection with the acquisition by the Company of Signatel Ltd.

    In May 1995, the Company consummated a bridge financing and in connection therewith issued (i) $1,200,000 aggregate principal amount of Notes, (ii) Warrants to purchase 600,000 shares of Common Stock and (iii) 442,480 shares of Common Stock to accredited investors. The Company paid a placement fee to Joseph Stevens & Company, L.P. in an amount equal to 10% of the gross proceeds in connection with the transaction.

    In June 1995, the Company consummated a bridge financing and in connection therewith issued warrants to purchase 350,000 shares of Common Stock for an aggregate of $70,000 to five accredited investors.

    In March 1996, the Company sold an aggregate of 312,500 shares of Common Stock in a private placement to accredited investors, at a purchase price of $4.45 per share. The Company paid a placement fee to Brookehill Equities, Inc. in an amount equal to 10% of the gross proceeds in connection with the transaction.

    In April 1996, the Company acquired 80% of the Common Stock of CASI. As part of the transaction, the Company issued David Tobey 44,260 shares of Common Stock.

    In July 1996, the Company acquired 100% of the Common Stock of HH. As part of the transaction, the Company issued an aggregate of 1,500,000 shares of Common Stock to the former owners of HH.

    In July 1996, the Company issued warrants to Joseph Stevens to purchase an aggregate of 100,000 shares of Common Stock at a per share exercise price of $6.25.

    In September 1996, October 1996, and November 1996, the Company consummated three separate financings with Southbrook International Investments, Ltd. (the "Southbrook Placements") pursuant to which it issued 250,000 shares of Series A Preferred Stock, 25,000 shares of Series B Preferred Stock, and 75,000 shares of Series C Preferred Stock, respectively. The Preferred Stock was subsequently converted into approximately 2,500,000 shares of Common Stock. The net proceeds of the Southbrook Placements aggregating approximately $6,590,000 was used to fund the working capital needs of the Company and Datatec Industries. The Company has also issued to Southbrook International Investments, Ltd. a warrant to purchase an aggregate of 175,000 shares of Common Stock at a per share exercise price of $5.25.

    In September 1996, the Company issued warrants to Wharton Capital and State Capital Market Group to purchase an 10,000 shares of Common Stock each, at a per share exercise price of $7.15.

    In October 1996, the Company issued warrants to Wharton Capital and State Capital Market Group to purchase an 5,000 shares of Common Stock each, at a per share exercise price of $5.78.

    In October 1996, the Company acquired approximately 98.5% of the Common Stock of Datatec Industries. As part of the transaction, the Company issued an aggregate of 4,000,000 shares of Common Stock to the former owners of Datatec Industries.

    In December 1996, the Company issued an aggregate of 132,470 shares of Common Stock to RAD Data Communications, Ltd. in exchange for the cancellation of the accounts payable of the Company and Signatel in the amount of approximately $530,000.

    In February 1997, the Company entered into two convertible loans each for $1,000,000 with Frank Brosens and Tinicum Investors. The loans are convertible into Common Stock at 80% of the average closing bid price per share of the Common Stock for the five trading days immediately preceding the conversion date. The loans bear interest at 10% which is due at the time of conversion. If not previously converted, the loans mature in February 1999. In connection with this financing, the Company also issued warrants to purchase an aggregate of 700,000 shares of Common Stock at a per share exercise price of $5.25.

    In March 1997, the Company issued an aggregate of 12,500 shares of Common Stock to Tonar Industries, Inc. in exchange for the cancellation of the accounts payable of the Company and Datatec Industries in the amount of approximately $50,000.

    In June 1997, Ralph Glasgal purchased 160,000 shares of Common Stock for an aggregate purchase price of $620,000.

    In July 1997, Direct Connect International Inc. purchased 130,000 shares of Common Stock from the Company for an aggregate purchase price of $500,000.

    In July 1997, the Company sold an aggregate of 565,000 shares of Common Stock in a private placement to six accredited investors, at a purchase price of $3.875 per share. The Company paid a placement fee to Brookehill Equities, Inc. in an amount equal to 10% of the gross proceeds in connection with the transaction.

    In September 1997, the Company issued an aggregate of 50,000 shares of Common Stock to Mason Carter in exchange for 100,000 shares of Common Stock of Datatec Industries.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits:

    NUMBER                                            DESCRIPTION OF EXHIBIT
-----------  --------------------------------------------------------------------------------------------------------

       1.1   Form of Underwriting Agreement.

       3.1   Certificate of Incorporation of the Company, as amended (incorporated by reference to the Company's Form
             10-K for the fiscal year ended April 30, 1996).

       3.2   By-laws of the Registrant (incorporated by reference to the Company's Form 10-K for the fiscal year ended April 30, 1996).

      *3.3   Certificate of Amendment to the Certificate of Incorporation.

      *4.1   Specimen Certificate of the Company's Common Stock.

      *5.1   Opinion of Olshan Grundman Frome & Rosenzweig LLP.

      10.1   1990 Stock Option Plan, as amended to date (incorporated by reference to the Company's registration statement on Form S-8 (File No. 333-08381) filed with the Commission on June 18, 1996).

      10.2   1993 Consultant Stock Option Plan (incorporated by reference to the Company's registration statement on
             Form S-1 (File No. 33-93470) filed with the Commission on June 14, 1995).

      10.3   1995 Director's Stock Option Plan (incorporated by reference to the Company's registration statement on
             Form S-1 (File No. 33-93470) filed with the Commission on June 14, 1995).

      10.4   1996 Employee and Consultant Stock Option Plan (incorporated by reference to the Company's Form 10-K for the fiscal year ended April 30, 1996)

      10.5   1996 Stock Option Conversion Plan (incorporated by reference to the Company's Form 10-K for the fiscal year ended April 30, 1997).

      10.6   1996 Senior Executive Stock Option Plan (incorporated by reference to the Company's Form 10-K for the fiscal year ended April 30, 1997).

      10.7   Employment Agreement dated December 31, 1996 between the Company and Ralph Glasgal (incorporated by reference to the Company's Form 10-K for the fiscal year ended April 30, 1997).

      10.8   Employment Agreement dated October 31, 1996 between the Company and Isaac Gaon (incorporated by reference to the Company's Form 10-K for the fiscal year ended April 30, 1997).

      10.9   Employment Agreement dated October 31, 1996 between the Company and James Caci (incorporated by reference to the Company's Form 10-K for the fiscal year ended April 30, 1997).

     10.10   Employment Agreement dated October 31, 1996 between the Company and Robert Gadd (incorporated by reference to the Company's Form 10-K for the fiscal year ended April 30, 1997).

------------------------

*  To be filed by amendment.

    NUMBER                                            DESCRIPTION OF EXHIBIT
-----------  --------------------------------------------------------------------------------------------------------
     10.11   Employment and Non-Competition Agreement dated November 1, 1997 between the Company and Christopher J.
             Carey (incorporated by reference to the Company's Form 10-K for the fiscal year ended April 30, 1997).

     10.12   Employment and Non-Competition Agreement dated November 1, 1997 between the Company and Raymond Koch
             (incorporated by reference to the Company's Form 10-K for the fiscal year ended April 30, 1997).

     10.13   Employment Agreement dated April 24, 1996 between the Company, Computer-Aided Software Integration, Inc.
             and David Tobey (incorporated by reference to the Company's Form 10-K for the fiscal year ended April
             30, 1997).

     10.14   Employment Agreement dated July 31, 1996 between the Company, HH Communications, Inc. and Frank Frazel
             (incorporated by reference to the Company's Form 10-K for the fiscal year ended April 30, 1997).

     10.15   Employment Agreement dated July 31, 1996 between the Company, HH Communications, Inc. and Steven Grubner
             (incorporated by reference to the Company's Form 10-K for the fiscal year ended April 30, 1997).

     10.16   Employment Agreement dated July 31, 1996 between the Company, HH Communications, Inc. and Mark Herzog
             (incorporated by reference to the Company's Form 10-K for the fiscal year ended April 30, 1997).

     10.17   Employment Agreement dated July 31, 1996 between the Company, HH Communications, Inc. and George
             Terlizzi (incorporated by reference to the Company's Form 10-K for the fiscal year ended April 30,
             1997).

     10.18   Warrant Agreement between Continental Stock Transfer & Trust Company and the Company (incorporated by reference to the Company's registration statement on Form S-1 (File No. 33-93470) filed with the
             Commission on June 14, 1995).

     10.19   Loan and Security Agreement dated March 17, 1997 between the Company and Finova Capital Corporation
             (incorporated by reference to the Company's Form 10-K for the fiscal year ended April 30, 1997).

     10.20   Stock Purchase Agreement dated as of February 15, 1996 by and among the Company, David H. Tobey and
             Computer-Aided Software Integration, Inc. (incorporated by reference to the Company's registration statement on Form S-3 (File No. 333-03414) filed with the Commission on April 8, 1996).

     10.21   Stockholders' Agreement dated April 24, 1996 by and among the Company, David H. Tobey and Computer-Aided
             Software Integration, Inc. (incorporated by reference to the Company's Form 10-K for the fiscal year ended April 30, 1996).

     10.22   Stock Purchase Agreement dated as of July 31, 1996 by and among Glasgal Communications, Inc., Francis J.
             Frazel, Steven M. Grubner, Mark Herzog, George Terlizzi and HH Communications, Inc. (incorporated by reference to the Company's Form 8-K dated July 31, 1996).

     10.23   Stock Purchase Agreement dated as of October 31, 1996 by and among Glasgal Communications, Inc., Datatec
             Industries Inc. and Those Stockholders Listed on Schedule 1.1 Thereto (incorporated by reference to the
             Company's Form 8-K dated October 31, 1996).

    NUMBER                                            DESCRIPTION OF EXHIBIT
-----------  --------------------------------------------------------------------------------------------------------
     10.24   Notes and Warrant Purchase Agreement dated as of February 18, 1997, by and between the Company, Tinicum
             Investors and Frank Brosens (Exhibit A- Form of Convertible Note, Exhibit B- Form of Warrant, Exhibit C-
             Form of Conditional Warrant) (incorporated by reference to the Company's Form 10-K for the fiscal year ended April 30, 1997).

     10.25   Convertible Preferred Stock Purchase Agreement, dated as of September 30, 1996, by and between Glasgal
             Communications, Inc. and Southbrook International Investments, Ltd. (incorporated by reference to the
             Company's Form 8-K dated September 30, 1996).

     10.26   Convertible Preferred Stock Purchase Agreement, dated as of October 29, 1996, by and between Glasgal
             Communications, Inc. and Southbrook International Investments, Ltd. (incorporated by reference to the
             Company's Form 8-K dated September 30, 1996).

     10.27   Common Stock Purchase Agreement dated January 7, 1994 by and among Direct Connect International, Inc., the Company and Ralph Glasgal (incorporated by reference to the Company's registration statement on Form
             S-1 (File No. 33-93470) filed with the Commission on June 14, 1995).

     10.28   Stock Purchase Agreement dated July 10, 1997 between Direct Connect International, Inc. and the Company
             (incorporated by reference to the Company's Form 10-K for the fiscal year ended April 30, 1997).

     10.29   Stock Purchase Agreement dated July 25, 1997 by and among the Company and the Purchasers listed on the
             Signature Pages thereto (incorporated by reference to the Company's Form 10-K for the fiscal year ended
             April 30, 1997).

     10.30   Letter Agreement dated July 25, 1997 between Direct Connect International, Inc. and the Company
             (incorporated by reference to the Company's Form 10-K for the fiscal year ended April 30, 1997).

     10.31   Stock Purchase Agreement dated June 30, 1997 between the Company and Ralph Glasgal (incorporated by reference to the Company's Form 10-K for the fiscal year ended April 30, 1997).

     10.32   Amended and Restated License Agreement dated as of July 1, 1997 by and between CASI and Datanet
             International Incorporated (incorporated by reference to the Company's Form 10-Q, as amended, for the three months ended July 31, 1997).

     10.33   Reseller Agreement effective as of September 15, 1997 by and between CASI and Datanet International
             Incorporated (incorporated by reference to the Company's Form 10-Q, as amended, for the three months ended July 31, 1997).

     10.34   Sublease Agreement for 20C Commerce Way, Totowa, New Jersey dated December 1996 by and between Motorola
             Inc. and the Company.

      11.1   Statement of Computation of Per Share Earnings.

      21.1   Subsidiaries of Registrant

      23.1   Consent of Arthur Andersen LLP

     *23.2   Consent of Olshan Grundman Frome & Rosenzweig LLP (contained in Exhibit 5.1).

      24.1   Powers of Attorney (included on the signature page of this Registration Statement).

------------------------

*   To be filed by amendment.

(b) Financial Statement Schedules:
    Independent Auditors' Report
    Schedule II--Valuation and Qualifying Accounts

    All other schedules are omitted as not being required or the information required therein is included in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (i) For purposes of determining any liability under the Securities Act, the information omitted form the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    The undersigned registrant undertakes to provide to the Underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Glasgal Communications, Inc.:

    Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to the financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

Roseland, New Jersey                                   /s/ Arthur Andersen LLP
August 9, 1997 (except with respect to the matters     Arthur Andersen LLP
discussed
in Note 16, as to which the date
is September 29, 1997)

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Totowa, State of New Jersey on the 12th day of November, 1997.

                                GLASGAL COMMUNICATIONS, INC.

                                By:              /s/ ISAAC J. GAON
                                     -----------------------------------------
                                                   Isaac J. Gaon
                                              CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints ISAAC J. GAON and JAMES M. CACI, his true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b) of the Act and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting along, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

      /s/ RALPH GLASGAL
------------------------------  Chairman of the Board and    November 12, 1997
        Ralph Glasgal             President

      /s/ ISAAC J. GAON         Chief Executive Officer
------------------------------    and Director (principal    November 12, 1997
        Isaac J. Gaon             executive officer)

    /s/ JOSEPH M. SALVANI
------------------------------  Director                     November 12, 1997
      Joseph M. Salvani

    /s/ ROBERT H. FRIEDMAN
------------------------------  Director                     November 12, 1997
      Robert H. Friedman

       /s/ THOMAS BERRY
------------------------------  Director                     November 12, 1997
         Thomas Berry

       /s/ DAVID MILCH
------------------------------  Director                     November 12, 1997
         David Milch

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

    /s/ CHRISTOPHER CAREY
------------------------------  Director                     November 12, 1997
      Christopher Carey

      /s/ JAMES M. CACI         Chief Financial Officer
------------------------------    (principal financial and   November 12, 1997
        James M. Caci             accounting officer)

                          GLASGAL COMMUNICATIONS, INC.

                 SCHEDULE II, VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                                BALANCE,     CHARGES TO
                                                                BEGINNING     COST AND                   BALANCE, END OF
                                                                OF PERIOD     EXPENSES     DEDUCTIONS        PERIOD
                                                               -----------  -------------  -----------  -----------------
Year ended April 30, 1997
Allowance for doubtful accounts..............................   $     538     $     163     $    (181)      $     520
Year ended April 30, 1996
Allowance for doubtful accounts..............................         456           542          (460)            538
Year ended April 30, 1995
Allowance for doubtful accounts..............................         208           252            (4)            456

                                      S-2